  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1997

                                                     REGISTRATION NO. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           U.S. LEGAL SUPPORT, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

           TEXAS                      7338                   76-0523238
      (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
       JURISDICTION                INDUSTRIAL            IDENTIFICATION NO.)
    OF INCORPORATION OR        CLASSIFICATION CODE
       ORGANIZATION)                 NUMBER)

                                                RICHARD O. LOONEY
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
 1001 FANNIN ST., SUITE 650                 1001 FANNIN ST., SUITE 650
    HOUSTON, TEXAS 77002                       HOUSTON, TEXAS 77002
       (713) 653-7100                             (713) 653-7100
 (ADDRESS, INCLUDING ZIP CODE,          (NAME, ADDRESS, INCLDING ZIP CODE,
AND TELEPHONE NUMBER, INCLUDING          AND TELEPHONE NUMBER, INCLUDING
  AREA CODE, OF REGISTRANT'S             AREA CODE, OF AGENT FOR SERVICE)
 PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                  Copies to:

         W. CLELAND DADE                            DAN BUSBEE
  BRACEWELL & PATTERSON, L.L.P.             LOCKE PURNELL RAIN HARRELL
711 LOUISIANA STREET, SUITE 2900           (A PROFESSIONAL CORPORATION)
    HOUSTON, TEXAS 77002-2781              2200 ROSS AVENUE, SUITE 2200
         (713) 221-1314                        DALLAS, TEXAS 75201
                                                  (214) 740-8000

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
===============================================================================
      TITLE OF EACH CLASS OF        PROPOSED MAXIMUM AGGREGATE    AMOUNT OF
    SECURITIES TO BE REGISTERED           OFFERING PRICE       REGISTRATION FEE
-------------------------------------------------------------------------------
Common Stock, $.01 par value.......        $52,325,000             $15,950
===============================================================================

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIMES THE REGISTRATION STATEMENT       +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED          , 1997

                                3,500,000 SHARES

                [LOGO OF U.S. LEGAL SUPPORT, INC. APPEARS HERE]

                            U.S. LEGAL SUPPORT, INC.

                                  COMMON STOCK

  All of the shares of Common Stock offered hereby are being offered by U.S. Legal Support, Inc. (the "Company").

  Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial
public offering price of the Common Stock will be between $     and $     per
share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "LEGL," subject to official notice of issuance.

  SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         Price to   Underwriting Proceeds to  Proceeds to
                                          Public    Discount (1) Company (2)  Shareholder
-----------------------------------------------------------------------------------------
Per Share.............................   $            $            $            $
Total (3)............................. $            $            $            $
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company, estimated at $   .
(3) The Company and a shareholder have granted to the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option
    in full, the Price to Public will total $   , the Underwriting Discount
    will total $   , the Proceeds to Company will total $    and the Proceeds
    to Shareholder will total $   . See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about      , 1997.

                                  -----------

MONTGOMERY SECURITIES

                               HAMBRECHT & QUIST

                                                             J.C. BRADFORD & CO.

                                        , 1997

         U.S. LEGAL SUPPORT, INC., A LEADING PROVIDER OF LEGAL SUPPORT
                             AND STAFFING SERVICES


     [COLOR MAP OF UNITED STATES WITH COMPANY OFFICE AND NETWORK AFFILIATE
                            LOCATIONS IDENTIFIED.]


  The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. Simultaneously with the closing of the Offering made by this Prospectus, the Company will acquire four legal support and staffing businesses (collectively, the "Pending Acquisitions") in separate transactions in exchange for shares of Common Stock and cash. Unless the context otherwise requires, the "Company" refers to U.S. Legal Support, Inc., its subsidiaries and the Pending Acquisitions. See "The Company--Pending Acquisitions." Disclosures herein relating to the number of shares of Common Stock to be outstanding after the Offering are estimated, based upon an assumed initial
public offering price of $    per share (the mid-point of the estimated initial
public offering price range). Unless otherwise indicated, the information in this Prospectus: (i) has been adjusted to give effect to the Pending Acquisitions; (ii) assumes no exercise of the Underwriters' over-allotment option; and (iii) gives effect to the 100-for-one stock split effected on December 16, 1996.

                                  THE COMPANY

  The Company is one of the largest providers of legal support and staffing services in the United States, providing court reporting, certified record retrieval, legal placement and staffing, and related services to law firms and corporations, including insurance companies, through 40 offices in nine states. The Company seeks to become the leading national, full service provider of legal support and staffing services through a combination of selective acquisitions and internal growth. Since commencing operations in January 1997, the Company has acquired 14 businesses and will acquire four additional businesses concurrently with the Offering. In 1997, the Company has provided legal support and staffing services to The Boeing Company, Ford Motor Company, ITT Hartford, CNA and RJ Reynolds Tobacco Company, among others. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company had pro forma revenues of $43.4 million and $23.8 million, respectively, and pro forma operating income of $5.1 million and $3.4 million, respectively.

  Based on available industry data, the Company estimates that the market for legal support and staffing services in the United States exceeds $5.0 billion annually. The industry is highly fragmented, with more than 1,000 court reporting and record retrieval firms and over 400 legal placement and staffing firms. The Company believes that the legal support and staffing services market is growing due to several trends, including: (i) an increase in the outsourcing of legal support services by law firms and corporations, including insurance providers, to companies that specialize in providing such services at a lower cost; (ii) an increase in the use of attorneys on a temporary basis by law firms and corporations; (iii) an increase in the volume and complexity of litigation; and (iv) an increase in the national scope of litigation, particularly in class action and product liability lawsuits.

  Legal support and staffing services traditionally have been marketed to law firms. Increasingly, corporations, especially insurance providers, who ultimately pay the costs of legal support and staffing services, are seeking to control and reduce the costs associated with lawsuits, centralize their purchasing decisions and ensure consistent service quality. As a result, the Company believes that these companies are more frequently selecting the providers of legal support services, rather than delegating that selection to the law firms engaged to represent them. The legal support and staffing services industry consists primarily of local and regional firms that typically provide a single or limited number of legal support and staffing services. The Company believes that many legal support businesses lack: (i) a full range of legal support services; (ii) regional or national coverage; and (iii) access to capital and effective marketing programs. As a result, the Company believes that many legal support and staffing companies are unable to effectively service large, geographically dispersed clients.

  The Company is implementing a focused business strategy that includes establishing full service operations in multiple metropolitan areas, adopting best practices, policies and procedures, achieving operating efficiencies, and managing its business on a decentralized basis, with local management retaining primary responsibility for day-to-day operations and local marketing. The Company believes that allowing local management to retain appropriate autonomy will preserve existing client relationships, provide opportunities for internal growth and enhance the Company's competitiveness in attracting acquisition candidates.

  The Company has implemented a strategy designed to continue its growth in existing and new markets based on the following key elements: (i) actively pursue strategic acquisitions; (ii) establish an effective national marketing program; (iii) capitalize on cross-selling opportunities; and (iv) develop new and expand existing client relationships. The Company's acquisition strategy is to identify, acquire and integrate independent companies with strong management, profitable operating results and recognized local or regional market presence. The Company typically pursues acquisitions that will allow it to accomplish one or more of the following: (i) expand the geographic markets served by the Company; (ii) increase the Company's penetration of existing markets; (iii) establish or enhance customer relationships; and (iv) offer services complementary to those offered by the Company. The Company believes that there are numerous attractive acquisition candidates due to the large size and fragmentation of the legal support and staffing services industry, including participants in the Company's referral network of over 130 court reporting affiliates, through which the Company supplies court reporting services to its clients in locations not served directly by the Company.

  The Company is a Texas corporation. Its principal executive offices are located at 1001 Fannin Street, Suite 650, Houston, Texas 77002 and its telephone number at that location is (713) 653-7100.

                                  THE OFFERING

Common Stock offered by the             3,500,000 shares
Company.............................
Common Stock to be outstanding
 after the Offering.................
                                        7,814,136 shares (1) (2)
Use of proceeds.....................    To repay indebtedness, to pay a portion
                                        of the purchase price associated with
                                        the Pending Acquisitions and to redeem
                                        shares of the Company's Series C
                                        Preferred Stock. See "Use of Proceeds."

Proposed Nasdaq National Market         LEGL
symbol..............................
--------
(1) Includes 609,268 shares to be issued in connection with the Pending Acquisitions and gives effect to the conversion of (i) 1,000,000 shares of Series A Convertible Preferred Stock into 1,560,000 shares of Common Stock;
    (ii) 2,046,667 shares of Series B Preferred Stock into 183,393 shares of Common Stock; and (iii) $1.8 million principal amount of Convertible Subordinated Promissory Notes (Note 2) into 226,764 shares of Common Stock, in each case to be effected concurrently with the Offering. See "Certain Transactions" and Note 8 of Notes to Historical Financial Statements.
(2) Excludes 900,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Incentive Plan and the Company's Stock Option Plan for Non-Employee Directors and 131,856 shares of Common Stock issuable upon exercise of options granted in connection with completed acquisitions. See "Management," "Certain Transactions" and "Principal Shareholders."

                           SUMMARY FINANCIAL DATA (1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  SIX MONTHS                       SIX MONTHS
                               YEAR ENDED            ENDED       YEAR ENDED           ENDED
                              DECEMBER 31,         JUNE 30,     DECEMBER 31,        JUNE 30,
                          --------------------- --------------- ------------ -----------------------
                                                                PRO FORMA AS  PRO FORMA   PRO FORMA
                                                                  ADJUSTED   AS ADJUSTED AS ADJUSTED
                           1994    1995   1996   1996  1997 (2) 1996 (3)(4)  1996 (3)(4) 1997 (3)(4)
                          ------  ------ ------ ------ -------- ------------ ----------- -----------
STATEMENT OF INCOME
 DATA:
Revenues................  $8,363  $9,104 $7,667 $4,044  $8,754    $43,404      $20,693     $23,777
Cost of services........   5,589   5,763  4,839  2,572   5,665     25,475       12,275      13,751
                          ------  ------ ------ ------  ------    -------      -------     -------
Gross profit............   2,774   3,341  2,828  1,472   3,089     17,929        8,418      10,026
Selling, general and
 administrative
 expenses (5)...........   3,043   1,970  2,352    875   2,146     11,194        5,421       5,869
Depreciation and
 amortization (4).......     224     231    212    134     156      1,634          833         790
                          ------  ------ ------ ------  ------    -------      -------     -------
Operating income
 (loss).................    (493)  1,140    264    463     787      5,101        2,164       3,367
Interest expense........     185     230    238    118     708        653          433         666
                          ------  ------ ------ ------  ------    -------      -------     -------
Income (loss) before
 taxes..................    (678)    910     26    345      79      4,448        1,731       2,701
Provisions (benefit) for
 income taxes...........    (183)    327     10    117      53      1,874          724       1,107
                          ------  ------ ------ ------  ------    -------      -------     -------
Net income (loss).......  $ (495) $  583 $   16 $  228  $   26     $2,574      $ 1,007     $ 1,594
                          ======  ====== ====== ======  ======    =======      =======     =======
Net income per common
 share..................                                          $  0.32      $  0.13     $  0.20
                                                                  =======      =======     =======
Weighted average shares
 outstanding (6)........                                            8,002        8,002       8,002
                                                                  =======      =======     =======

                                                           JUNE 30, 1997
                                                    ----------------------------
                                                                  PRO FORMA
                                                    ACTUAL   AS ADJUSTED (3) (5)
                                                    -------  -------------------
BALANCE SHEET DATA:
Cash............................................... $    --        $   511
Total assets.......................................  14,113         62,006
Long-term debt (net of current portion)............  12,572          9,139
Redeemable preferred stock.........................   3,278             --
Total shareholders' equity (deficit)............... $(5,778)       $46,749

--------
(1) Prior to January 17, 1997, the Company had no business operations. Therefore, the business of Looney & Company, for financial statement purposes, represents the predecessor business.
(2) The Company's acquisitions have been, and the Pending Acquisitions will be, accounted for as purchases, and therefore, the operations of the acquired businesses are included in the statement of income data from the respective dates of acquisition. See the Company's Historical Financial Statements included herein.
(3) Pro forma as adjusted information gives effect to: (i) the completed acquisitions and completion of the Pending Acquisitions; (ii) an adjustment to compensation expense for the difference between actual compensation paid to certain officers of businesses acquired or to be acquired and the employment contract compensation negotiated in conjunction with the completed acquisitions and the Pending Acquisitions; (iii) amortization expense relating to intangible assets recorded in conjunction with the completed acquisitions and to be recorded in the Pending Acquisitions; and
    (iv) the sale of the shares offered hereby and the application of the net proceeds thereof, as if they had occurred on January 1, 1996 (for statement of income data) and as of June 30, 1997 (for balance sheet data). The pro forma as adjusted results of operations are not necessarily indicative of the results that would have occurred had these transactions been completed as of such date or the results that may be attained in the future.
(4) Pro forma depreciation and amortization amounts consist primarily of amortization of goodwill totaling $1,194,000 and $597,000 for December 31, 1996 and June 30, 1997, respectively recorded or to be recorded as a result of the completed acquisitions and the Pending Acquisitions. Goodwill is amortized over periods ranging from ten to 40 years and computed on the basis described in Note 2 of Notes to Unaudited Consolidated Financial Statements.
(5) Includes a non-recurring charge of $360,000 in the fourth quarter 1996 for the Founding Company representing the estimated fair value of ownership interests granted to certain employees by the Founding Company's shareholder.
(6) Gives effect to shares: (i) outstanding prior to the Offering; (ii) issued in the Offering; (iii) to be issued in the Pending Acquisitions; (iv) issued upon conversion of preferred stock and convertible promissory notes; and (v) issuable upon exercise of all outstanding stock options. See "Capitalization."

                   SUMMARY OF INDIVIDUAL COMPANY REVENUES (1)

                                 (IN THOUSANDS)

  Since commencing operations in January 1997, the Company has acquired 14 businesses and will acquire four others in the Pending Acquisitions. The following table sets forth a summary of the revenues attributable to the principal businesses acquired and to be acquired in the Pending Acquisitions for the fiscal years ended December 31, 1995 and 1996 and for the six month periods ended June 30, 1996 and 1997.

                                                 YEAR ENDED    SIX MONTHS ENDED
                                                DECEMBER 31,       JUNE 30,
                                               --------------- -----------------
                                                1995    1996     1996     1997
                                               ------- ------- -------- --------
Klein Bury (2)................................ $ 7,302 $ 8,526  $ 4,081  $ 4,258
Looney (3)....................................   9,104   7,667    4,044    4,241
Elaine Dine (4)...............................   3,503   4,658    1,663    2,365
Legal Enterprise..............................   2,756   3,707    1,719    2,231
Reporting Service (5).........................   1,906   3,012    1,352    2,169
Jilio (5).....................................   3,366   4,022    1,626    1,991
Johnson Group (6).............................   1,714   2,155    1,068    1,228
Ziskind Greene................................   1,442   1,841    1,027    1,179
Amicus One....................................   1,642   1,882      997      969
Kirby Kennedy (5).............................   1,629   1,866    1,031      947
G&G...........................................   1,544   1,517      745      773
San Francisco Reporting.......................   1,105   1,140      587      612
Block.........................................   1,025   1,317      690      518
Commander Wilson (5)..........................     578      94       63      296
                                               ------- ------- -------- --------
  Total....................................... $38,616 $43,404  $20,693  $23,777
                                               ======= ======= ======== ========

--------
(1) See "The Company" for the full names and additional information concerning the completed acquisitions and the Pending Acquisitions. The table does not include the operations of Rocca, Preferred Records, Inc. or Encore Reporting.
(2) Revenues for 1995 are for the twelve months ended September 30, 1995.
(3) The revenues of Looney include the revenues of Cindi Rogers & Associates from April 19, 1997, but do not include the revenues of Encore Reporting or Preferred Records, Inc.
(4) The revenues for the six months ended June 30, 1997 include the revenues of Elaine Dine Temporary Attorneys, L.L.C., a wholly owned subsidiary. Revenues for 1995 and 1996 represent results for the twelve months ended March 31, 1996 and 1997, respectively.
(5) To be acquired in a Pending Acquisition concurrently with the completion of the Offering.
(6) The revenues of Johnson Group include the combined revenues of Johnson Court Reporting, Medtext, Inc. and Rapidtext, Inc.

                                 RISK FACTORS

  The factors set forth below should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. Further, this Prospectus contains certain forward-looking statements. These forward-looking statements are subject to certain assumptions, risks and uncertainties which may cause actual results to be materially different from those expressed in or implied by such statements.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATING ACQUIRED COMPANIES

  The Company commenced operations in January 1997 and since that time has acquired 14 businesses. The Company also has entered into agreements to acquire four additional businesses in the Pending Acquisitions. While the Company intends to continue to emphasize decentralized management of operations and marketing in the acquired businesses, its success will depend, to a large extent, upon its ability to integrate effectively the operations of the acquired businesses. There can be no assurance that the recently assembled management group will be able to implement successfully the Company's business and growth strategies or manage successfully the combined operations of the Company and the businesses acquired. Most of the businesses acquired or to be acquired in the Pending Acquisitions historically have operated with limited financial and other reporting systems, which will be inadequate for the combined businesses. The Company is currently developing centralized financial reporting, accounting and other systems to assist management in the integration of acquired businesses, but there can be no assurance that integration of the acquired businesses can be accomplished successfully. If the Company does not implement such systems in a timely manner or is required to rely on the existing financial reporting and accounting control systems of the businesses acquired, the Company's ability to manage effectively the combined enterprise could be adversely affected. The pro forma combined historical financial results included herein cover periods during which the businesses acquired were not under common control and may not be indicative of the Company's future financial or operating results. See "Business-- Acquisition and Integration Strategy" and "Management."

RISKS ASSOCIATED WITH ACQUISITIONS

  The Company's growth strategy is dependent upon a program of continuing acquisitions. However, there can be no assurance the Company will be able to identify attractive acquisition candidates or to negotiate acquisition terms acceptable to the Company, and the failure to do so could have a material adverse effect on the Company's results of operations or its ability to sustain growth. The Company's acquisition strategy involves a number of risks, each of which could affect adversely the Company's reported operating results, including the diversion of management attention from operation of the business, loss of key personnel from acquired companies and the failure of an acquired business to achieve targeted financial results. In addition, the Company could encounter unanticipated business risks or unanticipated liabilities with respect to the acquired businesses, and significant amortization of acquired intangible assets is likely to be required in most acquisitions. Further, there can be no assurance that the Company's strategy to become a national, full service provider of legal support services will be successful, or that the Company's clients will accept the Company as a provider of such services. The legal support and staffing industry is undergoing consolidation, and the resulting increase in the competition for acquisition candidates could limit the Company's acquisition opportunities or increase the cost of acquisitions. See "Business--Growth Strategy."

  The Company will require additional financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. The Company currently intends to finance future acquisitions using shares of its Common Stock for a significant portion of the purchase price. In the event the Company's Common Stock does not maintain sufficient value or potential acquisition candidates are unwilling to accept Common Stock as consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. The net proceeds of the Offering will be used primarily to repay existing indebtedness and to partially fund the cash portion of the purchase price of the Pending Acquisitions, and none of such proceeds will be available for future acquisitions. If the Company does not have sufficient cash resources, is unable to borrow the funds required to make acquisitions or is not able to use its Common Stock as consideration for acquisitions, its growth through acquisitions could be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH RAPID GROWTH

  The Company has experienced rapid growth through acquisitions since it commenced operations in January 1997, which has placed demands on its management, operational capacity and financial resources. The Company's growth strategy provides for a continuing acquisition program, which will place further demands on its management, operational capacity and financial resources and systems. The increased management requirements will necessitate the recruitment and retention of additional qualified management personnel, and there can be no assurance that the Company will be able to recruit and retain qualified personnel or expand and manage its operations effectively and profitably. The failure to manage growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

REGULATORY INITIATIVES

  The Company derives most of its revenues from operations in California, Florida, New York, Pennsylvania and Texas. Legislation or regulations enacted in any of these states or at the federal level relating to lawsuits or other dispute resolution proceedings, or to the provision of court reporting or other legal support and staffing services provided by the Company, could have a material effect on the Company's business and results of operations. A key component of the Company's business strategy is the pursuit of arrangements with insurance providers and major corporations under which the Company is designated as the exclusive or preferred provider of court reporting and certified record retrieval services. Legislation recently was proposed in the State of Texas that could have prohibited such arrangements by making illegal the provision of services by a court reporter under any agreement other than on a case-by-case basis. The proposed legislation also would have prohibited a court reporter from being employed by or serving as an independent contractor for a court reporting firm unless a majority of the firm is owned by certified shorthand reporters. While the foregoing provisions were not included in the Texas legislation as enacted, the Company expects that efforts will continue to sponsor the adoption of similar prohibitions in legislative or regulatory action or through the ethics codes governing the conduct of court reporters or attorneys. If enacted, these prohibitions would represent a significant impediment to the implementation of the Company's current business strategy and could have a material adverse effect on the Company's business and results of operations. Other states have enacted or considered such legislation and may do so in the future. West Virginia recently has enacted legislation that prohibits a court reporter from entering into a contract for the provision of court reporting services directly with a party to a lawsuit. In addition, recent federal and certain state legislative proposals have included limitations on the number and length of depositions or proposed the substitution of videotaped reporting for stenographic transcription of certain legal proceedings.

  State and national bar associations and committees on legal ethics and professional responsibility have from time to time issued opinions regarding the ethical implications of arrangements involving temporary attorneys. These opinions have suggested that the payment of fees to agencies that place temporary attorneys may constitute in certain circumstances the improper splitting of legal fees with a non-lawyer. The applicability of these opinions to the Company's business is uncertain and there can be no assurance that a state will not determine that the business as conducted by the Company violates ethical or professional responsibility regulations for attorneys. In addition, the practice of placing temporary lawyers with a number of firms may raise conflict of interest issues under applicable ethics codes, particularly when attorneys from a placement firm are placed with opposing parties, or law firms representing such parties, in a lawsuit or business transaction.

  The Company cannot determine whether legislative or regulatory proposals affecting the Company's operations will be initiated, reproposed or enacted; however, if adopted, certain of such proposals could require the Company to alter the way in which it conducts its business and could materially and adversely affect its business and results of operations. See "Business-- Regulation."

COMPETITION

  The legal support and staffing services business is highly competitive and fragmented, and limited barriers to entry exist with respect to each component of the Company's business. The Company's court reporting and certified record retrieval businesses compete locally and regionally with numerous firms. In its legal staffing business, the Company competes with national, regional and local firms, some of which have substantially greater resources, offer more diversified services and operate in broader geographic areas than the Company. As the Company seeks to expand into new geographic markets, its growth in those markets will depend upon its ability to gain market share from competitors, and there can be no assurance that additional market share will be obtained. Prices for legal support services generally have remained stable or have declined in many markets over the past several years as law firms, insurance providers and corporations have increased their efforts to reduce expenses by centralizing their purchasing decisions and negotiating lower rates with vendors. As this trend and the related consolidation among legal support service companies continue, the Company anticipates that it will encounter more intense price-based competition which could adversely affect the Company's profitability. See "Business--Competition."

STATUS OF INDEPENDENT CONTRACTORS

  The Company typically provides court reporting services through independent contractors and therefore does not pay federal or state employment taxes or withhold income taxes for such persons. Further, the Company does not include these independent contractors in its employee benefit plans. From time to time persons engaged as independent contractors are determined to be employees as a result of challenges by the federal Internal Revenue Service ("IRS") and state authorities asserted in administrative proceedings or court action. In certain instances, persons engaged to be independent contractors also could initiate court proceedings asserting that they are employees under state law and should be included in employee benefit plans. Such determinations of employee status under these challenges are made on a case-by-case basis and are based upon the particular facts of each case. In the event persons engaged by the Company as independent contractors are determined to be employees by the IRS or any state taxation department, the Company would be required to pay federal and/or state employment taxes and withhold income taxes with respect to such persons and could become liable for amounts required to be paid or withheld in prior periods. In addition, the Company could be required to include such persons in its employee benefit plans on a retroactive as well as a current basis. At September 15, 1997, approximately 500 court reporters were engaged by the Company as independent contractors, and any challenge by the IRS, state authorities or private litigants resulting in a determination that such persons are employees would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Legal Support and Staffing Services" and "--Independent Contractors."

DEPENDENCE UPON KEY PERSONNEL

  The Company is dependent on the continuing services of Richard O. Looney, other executive officers and the senior management of the acquired businesses, and the Company likely will depend on the senior management of any significant business it acquires in the future. The business or prospects of the Company could be affected adversely if any of these persons does not continue in his or her management role and the Company is unable to attract and retain qualified replacements. The Company does not currently maintain key-man life insurance on any executive officer. See "Management."

ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

  The Company is dependent on the availability of a sufficient number of licensed court reporters. From time to time, there are shortages of qualified court reporters, and there can be no assurance that the Company will be able to maintain an adequate force of licensed court reporters or that the Company's expenses will not increase as a result of such a shortage. The Company competes with other legal staffing companies, as well as its clients, for qualified attorneys. The Company expects that a substantial number of the Company's temporary legal staffing personnel will terminate their temporary assignments to accept full-time employment with Company clients. The Company also may encounter difficulty in recruiting a sufficient number of qualified attorneys. In addition, during periods of high demand for the Company's services, the Company may incur increased expense associated with recruiting qualified temporary attorneys. The Company's inability to attract and retain a sufficient number of qualified temporary attorneys, or the loss of a significant number of qualified temporary attorneys to clients, could adversely affect the Company's operating results and business strategy. See "Business--Business Strategy."

POTENTIAL LIABILITY TO CLIENTS

  The provision of personnel in the legal support and staffing business entails an inherent risk of professional malpractice and similar claims. The Company currently does not maintain malpractice insurance for attorneys placed with clients in the Company's legal staffing business, and the Company could be named as a defendant in legal malpractice litigation in connection with services rendered by attorneys placed with clients. There can be no assurance that, if named, the Company would be able to defend such claims successfully. The Company's business also involves the handling of clients' documents containing confidential and other sensitive information. There can be no assurance that unauthorized disclosures will not occur, or that clients' documents will not be mishandled or lost, which could have a material adverse effect on the Company's business reputation or results of operations. The Company may also be subject to discrimination and harassment claims for the acts of legal staffing personnel who are placed with the Company's clients. See "Business--Regulation."

TECHNOLOGICAL ADVANCES

  The Company's business is subject to changes in technology, which may result in the introduction of new products or services that are competitive with, superior to or render obsolete the services currently provided by the Company. Voice recognition technology is designed to eliminate the need for manual transcription of oral testimony and has been under development for several years. There can be no assurance that substantial advances will not be made in the area of voice recognition technology or that other technology will not be developed that renders the Company's services obsolete or impractical. These changes in technology could also include conducting certified document retrieval electronically, with deposition notices and subpoenas being transmitted electronically to document custodians and witnesses who similarly would return responses electronically. The Company's ability to compete effectively will depend upon its ability to adapt to such changes and to develop services to satisfy evolving client requirements. There can be no assurance that current technologies, or technologies developed in the future, will not compete with or replace services provided by the Company, or that any technological advances made by the Company will be responsive to client requirements or will be the best available technology to meet its clients' needs.

CONTROL BY OFFICERS, DIRECTORS AND SHAREHOLDERS

  Upon completion of the Offering, the Company's officers, directors and current principal shareholders will beneficially own approximately 38.8% of the outstanding Common Stock. These persons, if acting together, will have substantial control over matters requiring approval of the shareholders of the Company, including the election of directors. See "--Anti-Takeover Effect of Certain Charter Provisions," "Management" and "Principal Shareholders."

RISKS ASSOCIATED WITH FIRE AND NATURAL DISASTERS

  In the event of the partial or total destruction of the Company's certified record retrieval facilities by fire, explosion or other accidental disaster, or by earthquake or other natural disaster, the Company's business could be materially and adversely affected.

DILUTION

  Purchasers of Common Stock in the Offering will experience immediate
dilution in net tangible book value per share of Common Stock of $    from the
initial public offering price per share and may experience further dilution in that value from issuances of Common Stock in connection with future acquisitions. See "Dilution."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering or that purchasers of the Common Stock will be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public offering price has been determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the prices that may prevail in the public market after the Offering. Numerous factors, including fluctuations in the operating results of the Company or its competitors, fluctuations in the demand for the Company's services or business services in general, and the timing and announcement of acquisitions by the Company or its competitors, could have a significant impact on the price of the Common Stock. In addition, the stock markets have experienced significant price and volume fluctuations in recent years that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 7,814,136 shares of Common Stock outstanding. Of these shares, all of the shares sold in this Offering will be freely transferable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 under the Securities Act. The remaining 4,314,136 shares constitute "restricted securities" within the meaning of Rule 144 and the resale of such shares is restricted for one year from the date they were acquired. The holders of such shares have certain rights to have shares registered in the future under the Securities Act pursuant to the terms of agreements between such holders and the Company. The Company, its executive officers, directors and principal shareholders have agreed not to offer or sell any shares of Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of Montgomery Securities, except that the Company may issue shares of Common Stock in connection with acquisitions and pursuant to the exercise of stock options described in this Prospectus. At September 25, 1997, there were outstanding options to purchase 596,100 shares of Common Stock which become exercisable on various dates commencing upon completion of the Offering. The Company intends to register shares of Common Stock reserved for issuance pursuant to the exercise of options under the Securities Act for public resale. Sales of substantial amounts of shares of Common Stock in the public market after this Offering or the perception that such sales could occur may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

  The Board of Directors of the Company is empowered to issue preferred stock in one or more series without shareholder action, which could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, business combination, proxy contest or otherwise. In addition, certain provisions of the Texas Business Corporation Act may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

                                  THE COMPANY

  The Company was founded in October 1996 to create a leading provider of legal support and staffing services to law firms, insurance providers and major corporations. The Company completed the acquisition of 14 businesses prior to the Offering and will acquire four additional businesses concurrently with the Offering. Prior to the acquisition of Looney & Company, the Company did not conduct any operations. The following is a brief description of each of the completed acquisitions and Pending Acquisitions.

COMPLETED ACQUISITIONS

  Looney & Company. Looney & Company (the "Founding Company" or "Looney") provides court reporting and certified record retrieval services through operations in Houston, Dallas, San Antonio, Austin, Corpus Christi and Harlingen, Texas. In addition, through U.S. Court Reporters, Inc., formed by Looney in 1995, the Company provides court reporting services through a network of over 130 affiliated court reporting firms located throughout the United States to customers in locations not directly served by the Company. In April 1997, Looney acquired Cindi Rogers & Associates, a Houston-based court reporting company. In August 1997, Looney acquired Encore Reporting, a Harlingen-based court reporting and record retrieval company, and Preferred Records, Inc., a Dallas court reporting and certified record retrieval company. Mr. Richard O. Looney, the President of Looney, serves as Chairman, President and Chief Executive Officer of the Company. Headquartered in Houston, Texas, Looney had 1996 revenues of $7.7 million.

  Klein, Bury & Associates. Klein, Bury & Associates ("Klein Bury") provides court reporting services through operations in Miami, Fort Lauderdale, West Palm Beach, Orlando, Jacksonville and Tampa, Florida and was previously a U.S. Court Reporters network affiliate. Michael Klein, President of Klein Bury, serves on the Board of Directors of the Company. Headquartered in Miami, Florida, Klein Bury had 1996 revenues of $8.5 million.

  G&G Court Reporters. G&G Court Reporters ("G&G") provides court reporting services in southern California. Headquartered in Los Angeles, G&G had 1996 revenues of $1.5 million.

  San Francisco Reporting Service. San Francisco Reporting Service ("San Francisco Reporting") provides court reporting services in the San Francisco and northern California markets and was previously a U.S. Court Reporters network affiliate. Headquartered in San Francisco, California, San Francisco Reporting had 1996 revenues of $1.1 million.

  Johnson Court Reporting Group. The Johnson Court Reporting Group ("Johnson Group"), through Johnson Court Reporting, Rapidtext, Inc. and Medtext, Inc., provides court reporting services, closed-captioning services for the hearing impaired, remote classroom captioning services, medical transcription services, and scanning and imaging services primarily in southern California. Headquartered in Los Angeles, California, Johnson Group had 1996 revenues of $2.2 million.

  Legal Enterprise, Inc. Legal Enterprise, Inc. ("Legal Enterprise") provides certified record retrieval services as well as digital scanning capabilities, reproduction services and automated subpoena preparation services through seven offices in California. Tony Maddocks, President of Legal Enterprise, serves as Vice President of Sales and Marketing for the Company. Headquartered in Los Angeles, California, Legal Enterprise had 1996 revenues of $3.7 million.

  Amicus One Legal Support Services, Inc. Amicus One Legal Support Services, Inc. ("Amicus One") provides court reporting, computer and still board animation exhibit preparation and image scanning services with operations in Manhattan, White Plains and Brooklyn, New York. Headquartered in New York, New York, Amicus One had 1996 revenues of $1.9 million.

  Block Court Reporting, Inc. Block Court Reporting, Inc. and its subsidiary ("Block") provide court reporting services to the Washington, D.C. and northern Virginia markets. Block was previously a U.S. Court Reporters network affiliate. Headquartered in Washington, D.C., Block had 1996 revenues of $1.3 million.

  Ziskind Greene Watanabe & Nason. Ziskind Greene Watanabe & Nason ("Ziskind Greene") provides permanent legal search services to national and California law firms and legal departments of major corporations through offices in Orange County, San Diego and San Francisco, California. Headquartered in Los Angeles, California, Ziskind Greene had 1996 revenues of $1.8 million.

  Rocca Reporting Service. Rocca Reporting Service ("Rocca") provides court reporting services and is headquartered in the Chicago, Illinois metropolitan area.

  Elaine P. Dine, Inc. Elaine P. Dine, Inc. ("Elaine Dine") provides permanent legal search services to national and New York law firms and legal departments of major corporations nationwide. In addition, Elaine Dine, through Elaine Dine Temporary Attorneys, L.L.C., provides temporary lawyer services to its clients. Headquartered in New York, New York, Elaine Dine had revenues of $4.7 million for the twelve months ended March 31, 1997.

  The consideration paid by the Company in the acquisitions completed prior to the Offering consisted of: (i) $21.9 million in cash; (ii) 2,046,667 shares of Series B Preferred Stock; (iii) 231,250 shares of Series C Preferred Stock;
(iv) $5.1 million aggregate principal amount of Subordinated Convertible Promissory Notes ("Subordinated Promissory Notes"); and (v) $1.9 million principal amount of Subordinated Convertible Promissory Notes (Note 2). In addition, with respect to certain of the businesses acquired, the Company may be obligated to pay contingent consideration based on improvements in the financial performance of the businesses during specified periods after their acquisition. The Company also granted options to purchase a total of 144,336 shares of Common Stock to the owners or employees of the businesses acquired. These options expire five years after their respective dates of grant and may be exercised for nominal consideration. See "Use of Proceeds" and Note 10 of Notes to the Historical Financial Statements of the Company.

PENDING ACQUISITIONS

  Jilio & Associates. Jilio & Associates ("Jilio") provides court reporting services in the Southern California market. Headquartered in Los Angeles, California, Jilio had 1996 revenues of $4.0 million.

  Kirby A. Kennedy & Associates. Kirby A. Kennedy & Associates ("Kirby Kennedy") provides court reporting services in the Minneapolis and St. Paul, Minnesota markets and is a U.S. Court Reporters network affiliate. Headquartered in Minneapolis, Minnesota, Kirby Kennedy had 1996 revenues of $1.9 million.

  Reporting Service Associates. Reporting Service Associates ("Reporting Service") provides court reporting services in the mid-Atlantic markets. Headquartered in Philadelphia, Pennsylvania, Reporting Service had 1996 revenues of $3.0 million.

  Commander Wilson, Inc. Commander Wilson, Inc. ("Commander Wilson") provides permanent legal search services to national and Texas law firms and legal departments of major corporations. James Wilson, the owner of Commander Wilson, became Vice President, Legal Staffing of the Company on September 25, 1997. Headquartered in Houston, Texas, Commander Wilson had 1996 revenues of $94,000.

  The aggregate purchase price to be paid by the Company in connection with the Pending Acquisitions is approximately $16.9 million in cash and 609,268 shares of Common Stock.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock
offered hereby are estimated to be approximately $    million ($     million
if the Underwriters' over-allotment option is exercised in full), assuming an
initial public offering price of $     per share and after deducting the
estimated underwriting discount and estimated expenses payable by the Company.

  The net proceeds of the Offering will be utilized by the Company as follows:
(i) approximately $16.0 million will be used to repay short-term bank indebtedness; (ii) approximately $9.1 million will be used to repay the outstanding principal of and accrued interest on the Company's 12% Senior Subordinated Notes due 2004 (the "Senior Subordinated Notes"); (iii) approximately $5.1 million will be used to repay Subordinated Promissory Notes issued by subsidiaries of the Company; and (iv) $231,250 will be used to redeem 231,250 shares of Series C Preferred Stock issued in connection with the acquisition of San Francisco Reporting. The remaining net proceeds will be
used to pay approximately $    million of the $16.9 million required to pay
the cash portion of the purchase price for the Pending Acquisitions. The
additional $    million required for the Pending Acquisitions is expected to be financed through borrowings under a new credit facility currently being negotiated. The Senior Subordinated Notes were issued in January 1997 to finance a portion of the purchase price of the Company's first four acquisitions and have a stated maturity of January 17, 2004; however, the Senior Subordinated Notes will become due and payable upon completion of the Offering. Indebtedness under the existing bank credit facility is required to be prepaid upon completion of the Offering and currently bears interest at the rate of 8.25% per annum. The Convertible Subordinated Promissory Notes were issued to the sellers of certain businesses acquired prior to the Offering, become due and payable upon completion of the Offering and bear interest at rates ranging from 6.375% to 10.0% per annum. Approximately $1.7 million principal amount of the Subordinated Promissory Notes are held by two executive officers of the Company. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Certain Transactions."

                                DIVIDEND POLICY

  The Company has not paid a cash dividend on the Common Stock since its incorporation and does not anticipate paying any dividends on Common Stock in the foreseeable future. The Company intends to retain future earnings, if any, to finance its operations and to fund the growth of its business, to repay indebtedness and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. The Fourth Amended and Restated Credit Agreement among the Company, its subsidiaries and Texas Commerce Bank, National Association (the "Bank Credit Agreement"), which terminates on May 14, 2000, prohibits the payment of dividends. The Company is currently negotiating a new facility with a bank and such agreement may contain provisions restricting the payment of dividends. See "Description of Capital Stock."

                                CAPITALIZATION

  The following table sets forth, as of June 30, 1997: (i) the historical consolidated capitalization of the Company; (ii) the consolidated capitalization of the Company on a pro forma basis giving effect to the acquisition of the businesses completed subsequent to June 30, 1997; and (iii) the pro forma consolidated capitalization of the Company as further adjusted to reflect the sale of the Common Stock in the Offering, the application of the estimated net proceeds therefrom and the Pending Acquisitions. See "Use of Proceeds." This presentation should be read in conjunction with the historical and pro forma consolidated financial statements and related notes thereto included elsewhere herein.

                                                    AS OF JUNE 30, 1997
                                               ---------------------------------
                                                                      PRO FORMA
                                               ACTUAL   PRO FORMA    AS ADJUSTED
                                               -------  ---------    -----------
                                                      (IN THOUSANDS)
Short-term debt (including current portion of
 long-term debt).............................  $   601   $   886       $
                                               =======   =======       ======
Long-term debt, excluding current portion:
  Bank indebtedness..........................    1,850    13,850
  12% Senior Subordinated Notes..............    9,000     9,000           --
  Convertible Subordinated Promissory Notes..    1,722     7,966 (1)
                                               -------   -------       ------
    Total long-term debt.....................   12,572    30,816
                                               -------   -------       ------
Redeemable Preferred Stock:
  Series A Convertible Preferred Stock,
   1,000,000 shares
   outstanding (2)...........................    1,000     1,000           --
  Series B Convertible Preferred Stock,
   2,046,667 shares
   outstanding (3)...........................    2,047     2,047           --
  Series C Convertible Preferred Stock,
   231,250 shares outstanding................      231       231           --
Shareholders' equity:
  Preferred Stock, $1.00 par value,
   10,000,000 shares authorized..............       --        --           --
  Common Stock, $.01 par value, 100,000,000
   shares authorized: 1,225,048 shares
   outstanding, actual; 1,722,231 shares, pro
   forma; and 7,801,657 shares, pro forma as
   adjusted (4)..............................       12        17
  Additional paid-in capital.................       90     4,286
  Accumulated deficit........................   (5,880)   (5,880)
                                               -------   -------       ------
    Total shareholders' equity...............   (5,778)   (1,577)
                                               -------   -------       ------
Total capitalization.........................  $ 6,794   $29,239       $
                                               =======   =======       ======

--------
(1) Includes $5.1 million Subordinated Promissory Notes. Also includes approximately $1.8 million Convertible Subordinated Promissory Notes (Note
    2) issued by subsidiaries of the Company, which will be converted into an aggregate of 226,764 shares of Common Stock.
(2) The Series A Convertible Preferred Stock will be converted into an aggregate of 1,560,000 shares of Common Stock upon completion of the Offering. See Note 8 of Notes to Historical Financial Statements of the Company.
(3) The Series B Preferred Stock will be converted into an aggregate of 183,393 shares of Common Stock upon completion of the Offering.
(4) Excludes 900,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Incentive Plan and the Company's Stock Option Plan for Non-Employee Directors and 131,856 shares of Common Stock issuable upon exercise of options granted in connection with completed acquisitions. See "Management," "Certain Transactions" and "Principal Shareholders."

                                   DILUTION

  The net tangible book value of the Company at June 30, 1997 was
approximately $      million. The net tangible book value of the Company at
June 30, 1997, giving effect to the acquisitions completed prior to the
Offering was approximately $      million or $      per share of Common Stock.
Net tangible book value per share represents the Company's total tangible assets less its total liabilities, divided by 1,722,231 shares of Common Stock outstanding as of June 30, 1997, after giving effect to the completed acquisitions. After giving effect to the sale of the 3,500,000 shares of Common Stock offered hereby (after deducting the underwriting discount and estimated offering expenses) and the application of the estimated net proceeds
therefrom (including $      of the net proceeds to be used to pay cash portion
of the purchase price of the Pending Acquisitions), the pro forma net tangible book value of the Company at June 30, 1997 would have been approximately
$      million, or $      per share. This represents an immediate increase in
such net tangible book value of $      per share to existing shareholders and
immediate dilution of $      per share to investors purchasing the shares in
the Offering. The following table illustrates pro forma dilution to new investors:

   Assumed initial public offering price per share.........            $
     Deficit in pro forma net tangible book value before
      the Offering......................................... $(       )
     Increase in pro forma net tangible book value attrib-
      utable to the
      Offering.............................................
                                                            ---------
   Pro forma net tangible book value per share after the
    Offering...............................................
                                                                       --------
   Dilution per share to new investors.....................            $
                                                                       ========

  The following table presents, after giving effect to the Offering, the difference between existing shareholders and new investors with respect to the number of shares purchased from the Company and the total consideration and average price per share paid to the Company, before deducting the underwriting discounts and estimated Offering expenses.

                                            SHARES          TOTAL       PURCHASE
                                          PURCHASED     CONSIDERATION    PRICE
                                        -------------- ----------------   PER
                                        NUMBER PERCENT  AMOUNT  PERCENT  SHARE
                                        ------ ------- -------- ------- --------
Existing shareholders..................             %  $             %  $
New investors..........................
                                         ----    ---   --------   ---
  Total................................          100%  $          100%
                                         ====    ===   ========   ===

  The foregoing tables assume no exercise of outstanding options. As of the
date of this Prospectus, there are      shares of Common Stock issuable upon
the exercise of stock options at an average exercise price of $     per share.
See "Management."

                            SELECTED FINANCIAL DATA

  The financial data set forth below as of and for each of the years in the three year period ended December 31, 1996 were derived from audited financial statements of Looney. The financial data for the year ended December 31, 1992 and 1993 and as of and for the six months ended June 30, 1996 and 1997 were derived from the unaudited financial statements of Looney and the Company, respectively, which include all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the information set forth therein.

  The pro forma financial data as of and for the six months ended June 30, 1997, and the year ended December 31, 1996, were derived from the pro forma financial statements of the Company appearing elsewhere in this Prospectus. Such pro forma combined financial statements give effect to the completed acquisitions and the Pending Acquisitions, the Offering and the application of the proceeds therefrom, and the related conversion of outstanding securities as if each of these events had occurred on January 1, 1996. The pro forma financial information of the Company does not purport to represent what the Company's results of operations or financial position actually would have been had the completed acquisitions and the Pending Acquisitions occurred on the dates specified, nor is it a projection of the Company's results of operations or financial position for any future period or date. The data presented below should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company, the financial statements and pro forma combined financial statements and the notes thereto included elsewhere herein.

                          SELECTED FINANCIAL DATA (1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  SIX MONTHS
                                YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                          ------------------------------------- ---------------
                           1992   1993    1994    1995   1996    1996    1997
                          ------ ------  ------  ------ ------- ------- -------
HISTORICAL
STATEMENT OF INCOME
 DATA:
Revenues................  $6,706 $7,722  $8,363  $9,104 $ 7,667 $ 4,044 $ 8,754
Cost of services........   3,802  4,595   5,589   5,763   4,839   2,572   5,665
                          ------ ------  ------  ------ ------- ------- -------
Gross profit............   2,904  3,127   2,774   3,341   2,828   1,472   3,089
Selling, general and
 administrative
 expenses (2)...........   2,612  2,824   3,043   1,970   2,352     875   2,146
Depreciation and
 amortization (3).......      95    110     224     231     212     134     156
                          ------ ------  ------  ------ ------- ------- -------
Operating income
 (loss).................     197    193    (493)  1,140     264     463     787
Interest expense........     101    181     185     230     238     118     708
                          ------ ------  ------  ------ ------- ------- -------
Income (loss) before
 taxes..................      96     12    (678)    910      26     345      79
Provisions (benefit) for
 income taxes...........       0     35    (183)    327      10     117      53
                          ------ ------  ------  ------ ------- ------- -------
Net income (loss).......  $   96 $  (23) $ (495) $  583 $    16 $   228 $    26
                          ====== ======  ======  ====== ======= ======= =======
PRO FORMA AS ADJUSTED
STATEMENT OF INCOME DATA
 (4) (5):
Revenues............................................    $43,404 $20,693 $23,777
Cost of services....................................     25,475  12,275  13,751
                                                        ------- ------- -------
Gross profit........................................     17,929   8,418  10,026
Selling, general and administrative expenses (2)....     11,194   5,421   5,869
Depreciation and amortization (3)...................      1,634     833     790
                                                        ------- ------- -------
Operating income....................................      5,101   2,164   3,367
Interest expense....................................        653     433     666
                                                        ------- ------- -------
Income before taxes.................................      4,448   1,731   2,701
Provisions for income taxes.........................      1,874     724   1,107
                                                        ------- ------- -------
Net income..........................................    $ 2,574 $ 1,007 $ 1,594
                                                        ======= ======= =======
Net income per common share.........................    $  0.32 $  0.13 $  0.20
                                                        ======= ======= =======
Weighted average shares outstanding(6)..............      8,002   8,002   8,002
                                                        ======= ======= =======

                                                            JUNE 30, 1997
                                                      --------------------------
                                                               PRO FORMA (2) (5)
                                                      ACTUAL      AS ADJUSTED
                                                      -------  -----------------
BALANCE SHEET DATA:
Cash................................................. $    --       $  511
Total assets.........................................  14,113       62,006
Long-term debt (net of current portion)..............  12,572        9,139
Redeemable preferred stock...........................   3,278           --
Total shareholders' equity (deficit).................  (5,778)      46,749

--------
(1) Prior to January 17, 1997, the Company had no business operations. Therefore, the business of the Founding Company, for financial statement purposes, represents the predecessor business.
(2) Includes a non-recurring charge of $360,000 in the fourth quarter of 1996 representing the estimated fair value of ownership interests granted to certain employees by the Company's shareholder.
(3) Pro forma depreciation and amortization amounts consist primarily of amortization of goodwill totaling $1,194,000 and $597,000 for December 31, 1996 and June 30, 1997, respectively recorded or to be recorded as a result of the completed acquisitions and the Pending Acquisitions. Goodwill is amortized over periods ranging from ten to 40 years and computed on the Note 2 of Notes to Historical Financial Statements.
(4) The Company's acquisitions have been, and the Pending Acquisitions will be, accounted for as purchases and therefore, the operations of the acquired businesses therefore are included in the statement of income data from the respective dates of acquisition. See the Company's Pro Forma Combined Financial Statements included herein.
(5) Pro forma information gives effect to: (i) the completed acquisitions and completion of Pending Acquisitions; (ii) an adjustment to compensation expense for the difference between actual compensation paid to certain officers of businesses acquired or to be acquired and the employment contract compensation negotiated in conjunction with the completed acquisitions and the Pending Acquisitions; (iii) amortization expense relating to intangible assets recorded in conjunction with the completed acquisitions and to be recorded in the Pending Acquisitions; and (iv) the sale of the shares offered hereby and the application of the net proceeds thereof, as if they had occurred on January 1, 1996 (for statement of income data) and as of June 30, 1997 (for balance sheet data). The pro forma results of operations are not necessarily indicative of the results that would have occurred had these transactions been completed as of such date or the results that may be attained in the future.
(6) Gives effect to the shares: (i) outstanding prior to the Offering; (ii) issued in the Offering; (iii) to be issued in the Pending Acquisitions;
    (iv) issued upon conversion of preferred stock and convertible promissory notes; and (v) issuable upon exercise of all outstanding stock options. See "Capitalization."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the historical financial statements and related notes and the pro forma financial statements and related notes included elsewhere in this Prospectus.

OVERVIEW

  The Company is one of the largest providers of legal support and staffing services in the United States, providing court reporting, certified record retrieval, legal placement and staffing, and other related services to law firms, and major corporations, including insurance companies, through 40 offices in nine states. The Company seeks to become the leading national, full service provider of legal support and staffing services in the United States through a combination of selective acquisitions and internal growth. Since commencing operations in January 1997, the Company has acquired 14 businesses and will acquire four additional businesses concurrently with the Offering. For 1996, the Company had pro forma revenues and operating income of $43.4 million and $5.1 million, respectively. For the six months ended June 30, 1997 the Company had pro forma revenues and operating income of $23.8 million and $3.4 million, respectively.

  The Company derived approximately 64.0% of its pro forma 1996 revenues from court reporting services, 18.0% from certified record retrieval services, 15.0% from permanent placement and temporary legal staffing and 3.0% from other services. For the six months ended June 30, 1997, the Company derived 64.0% of its pro forma revenues from court reporting, 17.0% from certified record retrieval, 16.0%, from permanent placement and temporary legal staffing and 3.0% from other services. Although prices for legal support services may vary among local markets, the Company believes that prices for court reporting and certified record retrieval services have remained stable or have declined in many markets over the past several years. At the same time, the Company believes that rates for permanent placement and temporary legal staffing have remained relatively constant over the past several years. The Company also believes that law firms and corporations have increased their efforts to reduce legal expenses by centralizing their purchasing decisions and negotiating lower rates with vendors. As these trends and the related consolidation among legal support companies continue, the Company believes that the industry will experience more intense price-based competition. The Company's strategy, however, is to capitalize on the centralization of purchasing decisions by increasing its share of the market represented by these larger accounts and expanding the geographic markets in which it operates.

  Charges for court reporting services typically are based upon the number of pages transcribed, with a significant portion of revenues being derived from the production of additional copies. Substantially all of the Company's court reporting services are performed by independent contractors. Under its standard arrangements with independent court reporters, the Company retains a portion, typically averaging 40.0% of the total court reporting fee, and the individual court reporter receives the balance. The Company also derives court reporting revenues from its network of over 130 affiliated court reporting firms in locations not directly served by the Company as of the date of this Prospectus. Under these arrangements, the Company refers court reporting assignments to network participants and, upon completion of the assignment, bills the client directly and retains a referral fee ranging from 5.0% to 10.0% of the total court reporting fees. The Company anticipates that its reliance on its network of court reporting affiliates will diminish as the Company acquires additional court reporting businesses, including certain network affiliates in market areas not currently served by the Company.

  Charges for certified record retrieval services are based upon the number of subpoenas or other notices initiated and the volume of documents generated in response to these subpoenas. Certified record retrieval services generally are used in personal injury and medical malpractice litigation. Fees for successful placement of an attorney typically are based upon a percentage, approximately 25.0%-30.0% of the attorney's compensation earned during the year following the placement, of which 40.0%-50.0% is customarily paid to the individual recruiter. This fee is subject to a partial refund if the new employment arrangement is terminated prior to the expiration of a negotiated period, usually three to six months. The Company charges its clients an hourly fee for the number of hours worked by temporary staffing attorneys.

  Cost of services consists primarily of amounts due to the Company's independent contractors, payroll for field agents, commissions for recruiters, production equipment rental and costs associated with delivery of documents. Selling, general and administrative expenses include payroll for management and administrative employees, office occupancy costs, sales and marketing expenses and other general and administrative costs. Depreciation and amortization relates primarily to depreciation of office furniture and equipment and amortization of intangible assets. The Company pays fees to its independent contractors based on a percentage of the fees billed to clients. Similarly, the Company compensates its temporary staffing attorneys only for the hours actually worked. Consequently, the compensation for such personnel is a variable cost that increases or decreases in proportion to revenues.

  The completed acquisitions have been, and the Pending Acquisitions will be, accounted for under the purchase method of accounting, with the results of operations of businesses acquired being included in the Company's results of operations beginning on the date of acquisition. Upon completion of the Offering, the Company will have recorded approximately $51.5 million as goodwill, representing the excess of the fair value of the consideration paid over the fair value of the assets to be acquired. Goodwill, most of which is deductible for federal income tax purposes, is amortized over periods ranging from ten to 40 years. The pro forma effect of this amortization expense is expected to be approximately $1.2 million annually. Certain owners and employees of the businesses acquired and to be acquired in the Pending Acquisitions, have agreed to reductions totaling $1.3 million from the levels of their 1996 compensation. These reductions have been reflected in the pro forma financial statements included herein.

COMBINED AND PRO FORMA OPERATING DATA

  The combined operating data of the Company for the periods presented do not represent combined results of operations prepared in accordance with generally accepted accounting principles, but are only a summation of the revenues, cost of services and gross profit of the individual businesses on a historical basis. The combined results of operations assume that each of the businesses was combined from the beginning of each period presented. The combined results also exclude the effect of pro forma adjustments and may be neither comparable to, nor indicative of, the Company's results of operations in future periods.

  The pro forma operating data for the year ended December 31, 1996 and the six months ended June 30, 1997 assumes that the acquisitions of businesses prior to the Offering, including the Pending Acquisitions, were consummated as of January 1, 1996. Pro forma adjustments include a reduction in compensation expense to reflect amounts to be paid under the terms of employment agreements entered into in connection with certain of the acquisitions. Pro forma adjustments also have been made to reflect the amortization of the goodwill recorded in connection with each acquisition.

  The following table sets forth certain combined and pro forma operating data for the indicated periods:

                           YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                         ----------------------------  ----------------------------
                             1995           1996           1996           1997
                         -------------  -------------  -------------  -------------
                                         (DOLLARS IN THOUSANDS)
Combined:
 Revenue................ $38,617 100.0% $43,404 100.0% $20,693 100.0% $23,777 100.0%
 Cost of services.......  23,200  60.1   25,475  58.7   12,275  59.3   13,751  57.8
                         ------- -----  ------- -----  ------- -----  ------- -----
 Gross profit...........  15,417  39.9   17,929  41.3    8,418  40.7   10,026  42.2
Pro Forma:
 Selling, general and
  administrative
  expenses..............                 11,194  25.8    5,421  26.2    5,869  24.7
 Depreciation and
  amortization..........                  1,634   3.8      833   4.0      790   3.3
                                        ------- -----  ------- -----  ------- -----
 Operating income.......                $ 5,101  11.8    2,164  10.5  $ 3,367  14.2

RESULTS OF OPERATIONS--COMBINED

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Revenue. Revenue increased $3.1 million, or 14.9%, to $23.8 million for the six months ended June 30, 1997, from $20.7 million for the six months ended June 30, 1996. The increase in revenue was a result of an increase in the following: (i) court reporting services, primarily in Pennsylvania and California; (ii) permanent legal search services resulting from several significant retained searches; and (iii) certified record retrieval services resulting from several new insurance clients.

  Gross Profit. Gross profit increased $1.6 million, or 19.1%, to $10.0 million for the six months ended June 30, 1997 from $8.4 million for the six months ended June 30, 1996. The gross margin percentage improved to 42.2% during the six months ended June 30, 1997 from 40.7% during the six months ended June 30, 1996. The improvement in the gross margin percentage was primarily the result of a reduction in the percentage of court reporting fees paid to court reporters at one of the Company's locations.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue increased $4.8 million, or 12.4%, to $43.4 million in 1996 from $38.6 million in 1995. The increase in revenue was a result of an increase in the following: (i) the Company's court reporting services, primarily in Florida, Pennsylvania and California; (ii) the Company's permanent legal search services resulting from several significant retained searches; and (iii) certified record retrieval services resulting from several new insurance clients. The increase in revenue was partially offset by lower court reporting revenues in Texas resulting from the settlement of a number of large litigation cases.

  Gross Profit. Gross profit increased $2.5 million, or 16.3%, to $17.9 million in 1996 from $15.4 million in 1995. The gross margin percentage improved to 41.3% in 1996 from 39.9% in 1995. The improvement in the gross margin percentage was primarily the result of a reduction in the percentage of court reporting fees paid to court reporters at one of the Company's locations and improved pricing due to increased volume resulting from new insurance clients in its certified record retrieval services in California.

RESULTS OF OPERATIONS--THE COMPANY AND LOONEY

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  The Company acquired Klein Bury and two other businesses during the six months ended June 30, 1997. Consequently, certain aspects of the Company's results of operations in that period are not comparable to the results of Looney for the six months ended June 30, 1996.

  Revenue. Revenue increased $4.7 million, or 116.5%, to $8.8 million for the six months ended June 30,1997 from $4.0 million for the six months ended June 30, 1996. The increase in revenue was primarily the result of acquisitions made by the Company during the six months ended June 30, 1997, which contributed $4.6 million of additional revenues.

  Gross Profit. Gross profit increased $1.6 million, or 109.9%, to $3.1 million for the six months ended June 30, 1997 from $1.5 million for the six months ended June 30, 1996. The gross margin percentage decreased by 1.1% to 35.3% for the six months ended June 30, 1997 from 36.4% for the six months ended June 30, 1996. The decrease in the gross margin percentage was primarily the result of a slight increase in fees paid to court reporters in the six months ended June 30, 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.3 million, or 145.2%, to $2.1 million for the six months ended June 30, 1997 from $875,000 for the six months ended June 30, 1996. Approximately $838,000 of the increase was attributable to acquisitions and $330,000 was the result of higher expenses related to additional corporate personnel to facilitate anticipated future growth. Selling, general and administrative expenses as a percentage of revenue was 24.5% for the six months ended June 30, 1997 as compared with 21.6% for the six months ended June 30, 1996 as the result of additional corporate office personnel.

  Depreciation and Amortization. Depreciation and amortization increased by $22,000, or 16.1%, to $156,000 for the six months ended June 30, 1997 from $134,000 for the six months ended June 30, 1996. The increase was due to amortization of goodwill incurred in connection with the formation of the Company and four acquisitions made during the six months ended June 30, 1997.

  Operating Income. As a result of the foregoing, operating income increased by $325,000, or 70.3%, to $788,000 for the six months ended June 30, 1997 from $462,000 for the comparable period in 1996. The operating margin percentage decreased 2.4% to 9.0% for the six months ended June 30, 1997 from 11.4% for the six months ended June 30, 1996.

Year Ended December 31, 1996 Compared To Year Ended December 31, 1995

  Revenue. Revenue decreased $1.4 million, or 15.8%, to $7.7 million in 1996 from $9.1 million in 1995. The decrease in revenue was primarily a result of the bankruptcy of a major client and the settlement of a number of significant lawsuits in late 1995 and early 1996.

  Gross Profit. Gross profit decreased $512,000, or 15.3%, to $2.8 million in 1996, from $3.3 million in 1995. The gross margin percentage remained relatively constant at 36.9% in 1996 compared with 36.7% in 1995.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $381,000, or 19.4%, to $2.4 million in 1996 from $2.0 million in 1995. The increase was due to a non-recurring charge of $360,000 related to an equity interest in the Company that was granted to certain employees. Excluding this non-recurring charge, selling, general and administrative costs remained relatively constant from 1995 to 1996. Selling, general and administrative expenses as a percentage of sales increased 9.1% to 30.7% at December 31, 1996 from 21.6% for December 31, 1995.

  Depreciation and Amortization. Depreciation and amortization decreased $18,000, or 7.8%, to $212,000 in 1996 from $230,000 in 1995 due to certain assets becoming fully depreciated.

  Operating Income. As a result of the foregoing, operating income decreased by $875,000, or 76.8%, to $265,000 in 1996 from $1.1 million in 1995. The operating margin percentage decreased 9.0% to 3.5% in 1996 as compared to 12.5% in 1995.

Year Ended December 31, 1995 Compared To Year Ended December 31, 1994

  Revenue. Revenue increased by $741,000, or 8.9%, to $9.1 million in 1995 from $8.4 million in 1994 as the result of higher business activity attributable to two major lawsuits for which the Company was providing both court reporting and certified record retrieval services.

  Gross Profit. Gross profit increased $567,000, or 20.5%, to $3.3 million in 1995 from $2.8 million in 1994. The gross margin percentage increased 3.5% to 36.7% in 1995 from 33.2% in 1994 as a result of improved margins related to major multi-party litigation cases.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $1.1 million, or 35.3%, to $2.0 million in 1995 from $3.0 million in 1994. The decrease was the result of reduced expenses resulting from cost containment actions in 1995. In addition, in 1994 the Company recorded non-recurring charges totaling $611,000 related to the settlement of certain employee-related litigation and elimination of certain document copying services. Selling, general and administrative expenses as a percentage of revenue decreased 14.8% to 21.6% in 1995 from 36.4% in 1994 due to the factors discussed above.

  Depreciation and Amortization. Depreciation and amortization increased $7,000, or 3.0%, to $230,000 in 1995 from $224,000 in 1994.

  Operating Income. As a result of the foregoing, operating income increased $1.6 million to $1.1 million in 1995 from an operating loss of $493,000 in 1994.

RESULTS OF OPERATIONS--KLEIN BURY

  Klein Bury provides court reporting services and derives its revenues from court reporting fees.

Twelve Month Period ended December 31, 1996 Compared To the Twelve Month Period Ended September 30, 1995

  Revenue. Revenue increased $1.2 million, or 16.7%, to $8.5 million in 1996 from $7.3 million, for the fiscal year ended September 30, 1995. The increase in revenue was a result of higher demand for Klein Bury's court reporting services attributable to Klein Bury obtaining additional clients in the insurance and health care industry, the expansion of services statewide for certain existing clients and the addition of court reporting services for municipal courts in Dade County, Florida which were previously performed by municipal employees. In addition, Klein Bury derived additional revenue from a new office which opened in 1995.

  Gross Profit. Gross profit increased $475,000, or 19.3%, to $2.9 million in 1996 from $2.5 million in 1995. The gross margin percentage increased slightly to 34.5% in 1996 from 33.7% at September 30, 1995. The improvement in gross margin percentage was the result of slightly lower independent contractor costs in 1996.

  Operating Expenses. Operating expenses increased $515,000, or 22.6%, to $2.8 million in 1996 from $2.3 million for the fiscal year ended September 30, 1995. The increase in operating expenses was the result of increased revenue and increased compensation to executive officers. Operating expenses as a percentage of sales increased to 32.7% in 1996 from 31.2% in fiscal year ended September 30, 1995.

  Operating Income. As a result of the foregoing, operating income decreased $41,000, or 22.1%, to $144,000 in 1996 from $185,000 for the fiscal year ended
September 30, 1995. Operating margin percentage decreased to 1.7% in 1996 from 2.5% in 1995.

RESULTS OF OPERATIONS--REPORTING SERVICE

  Reporting Service provides court reporting services and derives its revenues from court reporting fees.

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Revenue. Revenue for the six months ended June 30, 1997 increased $817,000, or 60.4%, to $2.2 million from $1.4 million for the six months ended June 30, 1996. The increase in revenue was the result of increased demand from existing clients,more multi-party lawsuits and improved pricing.

  Gross Profit. Gross profit for the six months ended June 30, 1997 increased $726,000, or 130.2%, to $1.3 million, from $558,000 for the six months ended June 30, 1996. The gross margin percentage improved 17.9% to 59.2% at June 30, 1997 compared with 41.3% at June 30, 1996. The improvement in gross margin was due to cost containment actions and improved pricing.

  Operating Expenses. Operating expenses for the six months ended June 30, 1997 increased $71,000, or 26.1%, to $342,000 from $267,679 for the six months ended June 30, 1996 as the result of additional administrative personnel and other costs attributable to increased demand for Reporting Service's court reporting services. Operating expenses as a percentage of sales decreased 4.3% to 15.8% at June 30, 1997 from 20.1% at June 30, 1996 as Reporting Service achieved operating leverage.

  Operating Income. As a result of the foregoing, operating income for the six months ended June 30, 1997 increased $655,000, or 228.5%, to $942,000 from $287,000 for the six months ended June 30, 1996. The operating margin percentage improved 22.3% to 43.5% for the six months ended June 30, 1997 from 21.2% for the six months ended June 30, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue increased $1.1 million, or 58.0%, to $3.0 million in 1996 from $1.9 million in 1995. The increase was due to increased demand from existing clients, more multi-party lawsuits and improved pricing.

  Gross Profit. Gross profit increased $581,000, or 77.5%, to $1.3 million in 1996 from $749,000 million in 1995. The gross margin percentage increased 4.9% to 44.2% in 1996 from 39.3% in 1995. The improvement in the gross margin percentage was due to cost containment actions and improved pricing.

  Operating Expenses. Operating expenses increased $162,000, or 38.2%, to $586,000 in 1996 from $424,000 in 1995 as a result of additional administrative personnel and increased demand for Reporting Service's court reporting services. Operating expenses as a percentage of revenue decreased 2.7% to 19.5% at December 31, 1996 from 22.2% at December 31, 1995.

  Operating Income. As a result of the foregoing, operating income increased $419,000, or 128.8%, in 1996, to $744,000 from $325,000 in 1995. Operating margin percentage improved 7.6% to 24.7% in 1996 from 17.1% in 1995.

RESULTS OF OPERATIONS--JILIO

  Jilio provides court reporting services and derives its revenues from court reporting fees.

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Revenue. Revenue for the six months ended June 30, 1997 increased $366,000, or 22.5%, to $2.0 million from $1.6 million for the six months ended June 30, 1996. The increase in revenue was the result of an increase in the number of clients, additional services from existing clients and the number of multi-party lawsuits.

  Gross Profit. Gross profit for the six months ended June 30, 1997 increased $131,000, or 16.0%, to $951,000 from $820,000 for the six months ended June 30, 1996. Gross margin percentage declined 2.7% to 47.7% for the six months ended June 30, 1997 from 50.4% for the six months ended June 30, 1996 primarily as a result of volume pricing discounts related to certain large multi-party lawsuits.

  Operating Expenses. Operating expenses increased $165,000, or 35.7%, to $626,000 for the six months ended June 30, 1997 from $461,000 for the six months ended June 30, 1996. Operating expenses as a percentage of sales increased 3.0% to 31.4% at June 30, 1997 from 28.4% at June 30, 1996. The increases in operating expenses and operating expenses as a percentage of revenue were the result of additional personnel and increased costs related to initiation of new document depository services.

  Operating Income. As a result of the foregoing, operating income for the six months ended June 30, 1997 decreased $34,000, or 9.5%, to $325,000 from $359,000 for the six months ended June 30, 1996. Operating margin percentage declined 5.8% to 16.3% for the six months ended June 30, 1997 from 22.1% at June 30, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue increased $657,000, or 19.5%, to $4.0 million in 1996 from $3.4 million in 1995. The increase in revenue was the result of an increase in the number of clients, additional services from existing clients and the number of multi-party lawsuits.

  Gross Profit. Gross profit increased $384,000, or 23.0%, to $2.1 million in 1996 from $1.7 million in 1996. Gross margin percentage increased slightly to 51.0% in 1996 from 49.6% in 1995. The improvement in the gross margin percentage was the result of cost containment actions.

  Operating Expenses. Operating expenses increased $188,000, or 21.1%, to $1.1 million in 1996 from $891,000 in 1995 as the result of the higher level of business activity. Operating expenses as a percentage of sales increased slightly from 26.8% in 1996 from 26.5% in 1995.

  Operating Income. As a result of the foregoing, operating income increased $196,000, or 25.2%, to $973,000 in 1996 from $777,000 in 1995. Operating margin percentage increased to 24.2% in 1996 from 23.1% in 1995.

RESULTS OF OPERATIONS--ELAINE DINE

  Elaine Dine provides permanent placement and temporary legal staffing and derives its revenues from legal placement and staffing fees which are based upon a percentage of the attorney's compensation earned during the year following the placement.

  Historically, the operations of Elaine Dine have been focused on the permanent placement of attorneys. In April 1997, Elaine Dine created Elaine Dine Temporaries LLC which provides temporary legal staffing services. Revenues from temporary staffing services are derived from hourly fees charged to clients for the number of hours worked by temporary staffing attorneys.

Three Months Ended June 30, 1997 Compared to Three Months Ended June 30, 1996

  Revenue. Revenue for the three months ended June 30, 1997 increased $488,000, or 70.2%, to $1.2 million from $695,000 for the three months ended June 30, 1996. The increase was the result of the addition of several new corporate clients and a higher number of searches for corporate in-house attorneys.

  Gross Profit. Gross profit for the three months ended June 30, 1997 increased $210,000, or 62.3%, to $546,000 from $337,000 for the three months ended June 30, 1996. During the three months ended June 30, 1997, the gross margin percentage declined 2.3% to 46.2% at June 30, 1997 from 48.5% at June 30, 1996. The decrease in gross margin percentage was the result of an increase in the commission percentages paid to staff recruiters.

  Operating Expenses. Operating expenses increased $58,000, or 35.2%, to $222,000 for the three months ended June 30, 1997 from $164,000 for the three months ended June 30, 1996. Operating expenses as a percentage of revenue decreased 4.8% to 18.8% for the three months ended June 30, 1997 from 23.6% for the three months ended June 30, 1996.

  Operating Income. As a result of the foregoing, operating income increased $152,000, or 88.0%, to $325,000 for the three months ended June 30, 1997 from $173,000 for the three months ended June 30, 1996. During the three months ended June 30, 1997, the operating margin percentage improved 2.6% to 27.5% for the three months ended June 30, 1997 from 24.9% for the three months ended June 30, 1996.

Year Ended March 31, 1997 Compared to Year Ended March 31, 1996

  Revenue. Revenue increased $1.2 million, or 32.9%, to $4.7 million for the year ended March 31, 1997 from $3.5 million for the year ended March 31, 1996. The increase in revenue was due to favorable economic conditions in the financial services industry which created a need for additional attorneys for both law firms and large corporations. In 1996, Elaine Dine added new clients and was awarded several large retained searches, including searches for in-house attorneys.

  Gross Profit. Gross profit increased $544,000, or 36.9%, to $2.0 million in 1997 from $1.5 million in 1996. Gross margin percentage increased slightly to 43.3% in 1997 from 42.1% in 1996.

  Operating Expenses. Operating expenses decreased $116,000, or 9.2%, to $1.1 million in 1997 from $1.3 million in 1996. The reduction in operating expenses in 1997 was due to lower professional fees, health insurance costs and officer compensation as compared with 1996. Operating expenses as a percentage of revenue decreased 11.4% to 24.6% in 1997 from 36.0% in 1996.

  Operating Income. As a result of the foregoing, operating income increased $660,000, or 313.1%, to $870,000 in 1997 from $211,000 in 1996. Operating margin percentage improved 12.7% to 18.7% in 1997 from 6.0% in 1996.

RESULTS OF OPERATIONS--LEGAL ENTERPRISE, INC.

  Legal Enterprise provides certified record retrieval services and derives its revenues from fees generated from such services, which typically are based upon the number of subpoenas or other notices initiated and the volume of documents generated in response to these subpoenas.

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Revenue. Revenue increased $512,000, or 29.8%, to $2.2 million for the six months ended June 30, 1997 from $1.7 million for the six months ended June 30, 1996. The increase in revenue was attributable to several new clients during 1996 and early 1997, including several large insurance companies. In addition, Legal Enterprise opened a new office in northern California.

  Gross Profit. Gross profit increased $80,000, or 12.5%, to $722,000 for the six months ended June 30, 1997 from $642,000 for the six months ended June 30, 1996. Gross margin percentage declined 5.0% to 32.4% from 37.4% for the six months ended June 30, 1996. The decline in gross margin percentage was the result of increased costs attributable to hiring additional personnel and training costs associated therewith which were incurred in connection with the initiation of record retrieval services to be provided to new clients. In addition, Legal Enterprise was negatively impacted by servicing clients outside its core geographic area in the six months ended June 30, 1997.

  Operating Expenses. Operating expenses increased $13,000, or 2.4%, to $584,000 for the six months ended June 30, 1997 from $571,000 for the six months ended June 30, 1996. Operating expenses as a percentage of revenue decreased 7.0% to 26.2% for the six months ended June 30, 1997 from 33.2% for the six months ended June 30, 1996 as a result of achieving operating leverage.

  Operating Income. As a result of the foregoing, operating income increased $67,000, or 93.5%, to $138,000 for the six months ended June 30, 1997 from $71,000 for the six months ended June 30, 1996. Operating margin percentage improved 2.1% to 6.2% for the six months ended June 30, 1997 from 4.1% for the six months ended June 30, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue increased $950,000, or 34.5%, to $3.7 million in 1996 from $2.8 million in 1995. During 1996, Legal Enterprise obtained several new insurance company clients and expanded its business into northern California.

  Gross Profit. Gross profit increased $444,000, or 45.8%, to $1.4 million in 1996 from $971,000 in 1995. Gross margin percentage increased 3.0% to 38.2% in 1996 from 35.2% in 1995. The increase in the gross margin percentage was the result of the impact of greater revenue on the fixed component of cost of services.

  Operating Expenses. Operating expenses increased $377,000, or 43.3%, to $1.2 million in 1996 from $870,000 in 1995. Operating expenses as a percentage of revenues increased 2.0% to 33.6% in 1996 from 31.6% in 1995, primarily as the result of costs associated with relocating the headquarters and the opening of additional locations in 1996.

  Operating Income. As a result of the foregoing, operating income increased $67,000, or 66.7%, to $167,000 in 1996 from $100,000 in 1995. Operating margin percentage improved 0.9% to 4.5% in 1996 from 3.6% in 1995.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

  Revenues from the Company's services historically have shown no significant seasonal variations. Revenues can vary from period to period due to the effects of the timing of acquisitions and the timing and magnitude of costs related to such acquisitions, as well as the timing of the commencement, settlement or completion of major lawsuits. The increase in corporate overhead associated with the acquisitions completed prior to the Offering and the Pending Acquisitions will be reflected in the Company's results of operations in the periods immediately following the Offering, while the realization of benefits, if any, from such acquisitions may not be reflected until future periods.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's cash requirements have been primarily to fund the cash portion of the purchase prices of the acquisitions. The Company has obtained these funds principally through borrowings under the Bank Credit Agreement, the proceeds from the placement of $10.0 million of Senior Subordinated Notes and Preferred Stock, and cash provided by operations. Prior to June 30, 1997, the aggregate cash consideration paid to sellers in acquisitions was approximately $10.0 million. The aggregate cash consideration paid to sellers for acquisitions completed from June 30, 1997 to the date of this Prospectus was approximately $11.9 million, prior to giving effect to any associated working capital adjustments. The cash portion of the purchase price for the Pending Acquisitions will be approximately $16.9 million, which will be provided from
approximately $      million of the net proceeds of the Offering and
borrowings of approximately $   million under a new credit facility to be
entered into prior to the completion of the Offering.

  The Company's existing Bank Credit Agreement provides for a $2.0 million revolving line of credit of which approximately $1.7 million had been utilized at September 25, 1997, and a $14.0 million acquisition line of credit which has been fully utilized. Borrowings under the Bank Credit Agreement bear interest at a base rate plus 0.75%, or LIBOR plus 2.5%, at the Company's option. As of August 31, 1997, the average annual interest rate on borrowings under the credit facilities was 8.25% and such borrowings are secured by substantially all of the assets of the Company, including the stock of subsidiaries. The Bank Credit Agreement contains various covenants that, among other matters, restrict or limit the Company's ability to pay dividends, incur indebtedness, make capital expenditures and repurchase capital stock. The Company must also maintain minimum fixed charge coverage and other ratios. All borrowings under the Bank Credit Agreement are required to be repaid concurrently with the completion of the Offering. The Company will apply approximately $16.0 million of the net proceeds from the Offering to repay indebtedness under the Bank Credit Agreement.

  The Company anticipates that it will require significant amounts of cash to support its acquisition strategy after the Offering. The Company expects to fulfill these requirements for cash primarily through bank borrowings, cash from operations, and from the sale of debt or equity securities of the Company. The Company has initiated discussions with a commercial bank to establish the terms of a new credit facility. Based on those discussions, the Company expects to enter into a new credit facility prior to the consummation of the Offering, with initial borrowing availability of up to $40.0 million. There is no assurance, however, that such facility will be available in these amounts or on terms acceptable to the Company, if at all. The Company anticipates that bank borrowings, cash from operations and sales of securities will be sufficient to meet the Company's capital requirements through the end of 1998.

  The Company's business has not typically required substantial capital expenditures, and during the six months ended June 30, 1997, capital expenditures were approximately $50,000. However, the Company anticipates that capital expenditures will increase to approximately $150,000 for the remainder of 1997 and approximately $500,000 in 1998. These amounts include approximately $250,000 expected to be incurred to acquire and implement a centralized management information system designed to standardize financial reporting and accounting controls.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 changes the computation of earnings per share and requires dual presentation of basic and diluted earnings per share. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company will adopt SFAS 128 in the fourth quarter of 1997 as required.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131").

  SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires: (i) classification of the components other comprehensive income by their nature in a financial statement and (ii) the display of the accumulated balance of the components other comprehensive income separate from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. SFAS 130 is effective for years beginning after December 15, 1997 and is not expected to have a material impact on financial position or results of operations.

  SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has not determined the impact of SFAS 131 on its financial reporting practices.

                                   BUSINESS

GENERAL

  The Company is one of the largest providers of legal support and staffing services in the United States, providing court reporting, certified record retrieval, legal placement and staffing, and other related services to law firms, insurance providers and major corporations through 40 offices in nine states. The Company seeks to become the leading national, full service provider of legal support and staffing services through a combination of selective acquisitions and internal growth. Since commencing operations in January 1997, the Company has acquired 14 businesses, and will acquire four additional businesses concurrently with the Offering. In 1997, the Company has provided court reporting and certified record retrieval services to clients such as The Boeing Company, Ford Motor Company, ITT Hartford, CNA and RJ Reynolds Tobacco Company. For the year ended December 31, 1996, and the six months ended June 30, 1997, the Company had pro forma revenues of $43.4 million and $23.8 million, respectively, and pro forma operating income of $5.1 million and $3.4 million, respectively.

  Legal support and staffing services are frequently used by the participants in civil litigation and other dispute resolution proceedings such as arbitration or mediation, particularly in cases involving personal injury, products liability, workers' compensation and property casualty claims. While most civil proceedings are resolved by settlement or are otherwise terminated prior to trial, most legal support services are required in the pre-trial period. The following presents the general progression of a civil lawsuit or other proceeding:

   [Flowchart of basic steps in the progression of a lawsuit or other legal proceeding
           identifying Company's services at each step as follows:]

[Claimant Retains Counsel--Legal Staffing and Placement]--[File Lawsuit]-- [Defendant Retains Counsel--Legal Staffing and Placement]--[Gather & Prepare Documents--Certified Record Retrieval]--[Examine Witnesses by Deposition-- Court Reporting]--[Trial or Other Proceeding Occurs].

  Legal Placement and Staffing. During the course of litigation, particularly in the pre-trial phase of complex, multi-party cases, law firms and corporate legal departments may hire additional attorneys on a permanent or temporary basis to assist in the preparation of the case for trial. In addition, law firms and corporations increasingly are utilizing temporary lawyers in other areas of practice to more effectively manage fluctuating work loads.

  Certified Record Retrieval. After the initiation of a lawsuit or other legal proceeding, the parties typically seek medical, employment, financial or other records to assist in the evaluation, furtherance or defense of the claims asserted. These records must be obtained through the issuance of subpoenas or other notices directed to hospitals, physicians, employers, banks or others in accordance with applicable federal and state rules of procedure to ensure the admissibility of the records in the lawsuit. The Company prepares and delivers subpoenas and other document request notices, monitors the recipient's response and coordinates the retrieval and dissemination of documents for litigation.

  Court Reporting. Prior to commencement of a trial or other proceeding, attorneys for the parties to the dispute and their insurance providers often seek sworn oral testimony of witnesses. Oral testimony is generally obtained through a deposition transcribed by a court reporter. The persons deposed may include the parties to the proceeding as well as expert witnesses and others, and the depositions may include testimony concerning the content of documents previously obtained through certified record retrieval. Licensed court reporters typically transcribe the testimony given in deposition and written copies are made available to the parties. Testimony given during a deposition often leads to further depositions and to additional certified document retrieval assignments.

INDUSTRY OVERVIEW

  The Company believes that legal support and staffing services in the United States represent a multi-billion dollar annual market. The industry is highly fragmented, with more than 1,000 court reporting and record retrieval firms and over 400 legal placement and staffing firms. The Company believes that the legal support and staffing services market is growing due to several trends, including: (i) an increase in efforts by law firms and corporations, especially insurance providers, to reduce legal expenses; (ii) an increase in the outsourcing of legal support services to companies that specialize in providing such services at a lower cost; (iii) an increase in the use of lawyers on a temporary basis by law firms and corporations; (iv) an increase in the volume and complexity of litigation; and (v) an increase in the national scope of litigation, particularly in class action and product liability lawsuits.

  Legal support services, such as court reporting and certified record retrieval, traditionally have been marketed to law firms. Increasingly, insurance providers and major corporations, who ultimately pay the costs of legal support and staffing services, are seeking to: (i) control and reduce the costs associated with lawsuits; (ii) centralize their purchasing decisions; and (iii) ensure consistent service quality. As a result, these companies are more frequently selecting the providers of legal support services themselves, rather than delegating that decision to the law firms engaged to represent them.

  The legal support and staffing services industry is highly fragmented and consists primarily of local and regional firms that typically provide a single or limited number of legal support and staffing services. The Company believes that many legal support and staffing businesses lack: (i) a full range of legal support services; (ii) regional or national coverage; (iii) access to capital; or (iv) effective marketing programs, and are therefore unable to meet the needs of large, geographically dispersed clients. In addition, there are limited opportunities for owners of local legal support and staffing firms to obtain liquidity or to sell their businesses. The Company consequently believes that many owners of such businesses will be receptive to consolidation.

BUSINESS STRATEGY

  The Company seeks to become the leading national, full-service provider of legal support and staffing services in the United States. To achieve this goal, the Company is implementing a focused business strategy that includes the following key elements:

  Establish Full Service Operations in Multiple Metropolitan Areas. The Company seeks to capitalize on the trend toward vendor consolidation in the legal support and staffing services industry. The Company believes that national and regional accounts are increasingly contracting with vendors such as the Company that are capable of delivering a full range of high-quality legal support and staffing services on a broad geographic basis. The Company offers an array of complementary services that includes court reporting, certified record retrieval, legal placement and staffing, and related services through 40 offices, located in or near major metropolitan markets in the United States. The Company expects to continue to increase the variety and geographic scope of its services in targeted metropolitan areas throughout the United States through selected acquisitions and expansion of its existing businesses.

  Adopt Best Practices, Policies and Procedures. The Company evaluates its operating policies and procedures and intends to implement practices that best serve the objectives of the Company and its clients. The Company intends to integrate these best practices, including marketing, sales, field operations, human resources policies and recruiting and training programs into the operations of acquired businesses. The Company also intends to evaluate the practices of each acquired company and to implement selected practices of the acquired companies on a Company-wide basis.

  Achieve Operating Efficiencies. The Company seeks to be a low-cost provider of legal support services through operating efficiencies and cost savings, which the Company believes can be achieved by combining a number of general and administrative functions at the corporate level and by reducing or replacing redundant functions and facilities of acquired companies. In addition, the Company believes that it will be able to reduce costs in the purchase of insurance, management information systems, advertising and other services.

  Maintain Decentralized Management. Many of the businesses the Company will seek to acquire operate on a local or regional basis. To take advantage of existing relationships between the acquired companies and their clients, the Company intends to manage its business on a decentralized basis, with acquired-company management retaining primary responsibility for day-to-day operations and local marketing. The Company believes that allowing local management to retain appropriate autonomy will provide opportunities for internal growth, enhance competitiveness in attracting acquisition candidates and assist in preserving the entrepreneurial spirit of the acquired-company management.

GROWTH STRATEGY

  The Company has implemented a strategy designed to continue its growth in existing and new markets based on the following key elements:

  Actively Pursue Strategic Acquisitions. The Company intends to pursue an aggressive strategy of acquiring companies in the fragmented legal support and staffing services industry. Through strategic acquisitions, the Company will seek to serve new geographic markets, expand its presence in existing markets and add complementary services. One source of acquisition candidates has been the court reporting firms that have been affiliated with the Company's national court reporting network, through which the Company provides court reporting services to customers in locations not directly served by the Company. Since inception, the Company has acquired four network affiliates.

  Establish Effective National Marketing Program. Insurance providers and major corporations, which ultimately pay the cost of legal support and staffing services, are increasingly seeking to centralize their purchasing decisions on a national and regional level and to control or reduce the costs associated with lawsuits. The Company seeks to capitalize on these initiatives by marketing its services directly to these companies and has established a national sales force to pursue these opportunities. The Company seeks to be designated as the exclusive or preferred provider of legal support services on a regional or national basis, which may result in assignments substantially larger than those obtained through local accounts.

  Capitalize on Cross-Selling Opportunities. The Company believes that significant cross-selling opportunities exist which could enhance the Company's revenue growth. Many of the acquired companies are local or regional and specialize in one segment of the legal support services market. The Company believes that its acquisition of such companies will enable it to become a full-service provider of legal support services nationwide and to leverage its existing client relationships by selling such clients a full range of legal support and staffing services. For example, as a result of the Company's acquisition of a certified record retrieval business in California, the Company recently obtained the California certified record retrieval business from a national insurance provider, who previously had utilized only the Company's court reporting services. In addition, the Company works closely with its clients to identify cost-savings opportunities and to develop solutions to their legal support needs.

  Develop New and Expand Existing Client Relationships. The Company intends to develop new client relationships and expand existing relationships with law firms, insurance providers and major corporations through aggressive sales and marketing of its services. Sales and marketing efforts are conducted on both a local and national level and are designed to focus potential clients on the
Company's: (i) ability to provide a broad range of complementary legal support and staffing services; (ii) national geographic coverage through 40 offices and its network of more than 130 affiliated court reporting firms; and (iii) high-quality services and programs.

ACQUISITION AND INTEGRATION STRATEGY

  The Company's acquisition strategy is to identify, acquire and integrate companies with strong management, profitable operating results and recognized local or regional market presence. The Company typically pursues acquisitions that will allow it to accomplish one or more of the following:
(i) expand the geographic markets served by the Company; (ii) increase the Company's penetration of existing markets; (iii) establish or enhance customer relationships; and (iv) offer services complementary to those offered by the Company.

  The Company believes that there are numerous attractive acquisition candidates due to the large size and fragmentation of the legal support and staffing services industry, including participants in the Company's referral network of over 130 affiliated court reporting firms, through whom the Company supplies court reporting services to its clients in locations not served directly by the Company. The Company has acquired four businesses that were previously part of its affiliated network and the Company believes that others in the affiliated network may be likely acquisition candidates. The Company also pursues smaller "tuck-in" businesses that can be easily assimilated into the Company's existing operations. Such tuck-in acquisitions are intended to enable the Company to benefit from the operating leverage of its existing business by adding market share while eliminating or reducing certain general administrative and operating costs. The Company has made three such acquisitions of court reporting businesses in Texas.

  The Company's corporate officers are responsible for identifying acquisition prospects, conducting due diligence, negotiating the terms of acquisitions and integrating acquired companies. The Company expects that the management of acquired companies will actively assist the Company in identifying additional acquisition candidates. The Company also utilizes the services of The GulfStar Group, Inc. ("GulfStar"), an investment banking firm, in evaluating acquisition candidates and negotiating acquisition terms. The Company's policy is to include Common Stock as part of the consideration for acquisitions to more closely align the interests of the shareholders and managers of acquired companies with those of the Company. See "Certain Transactions."

  The Company has relied on the existing accounting, financial and computer systems of certain of the acquired companies for a transition period following completion of their acquisition. However, the systems currently in place will not be adequate for the operation of the Company on a combined basis. The Company currently is evaluating management information systems designed to address the needs of the combined businesses and intends to standardize and centralize accounting and financial procedures of acquired companies and to establish a uniform system of accounts and standardized budgeting and reporting processes. The marketing, sales, field operations and personnel programs of the acquired companies also will be evaluated and integrated with those of the Company under its best practices program. Further, the Company seeks to identify any practices of an acquired company that could be beneficial if implemented on a Company-wide basis. Management of each of the acquired companies meet regularly to discuss the assimilation of acquired companies, as well as cross-selling and other opportunities to improve operating efficiency and increase revenue and profitability. The Company has entered into employment agreements with certain of the principal executives of each acquired business and intends to continue to seek to enter into such arrangements with key executives of companies acquired in the future.

  Since March 1997, the Company has acquired 14 businesses and will acquire four additional businesses concurrently with the Offering. Certain information relating to the Company's acquisitions is summarized in the following table:

                                                              NUMBER OF
     SERVICES           ACQUIRED COMPANY       HEADQUARTERS   LOCATIONS
-------------------  ----------------------- ---------------- ---------
  Court Reporting          Amicus One            New York          3
                              Block          Washington, D.C.      3
                               G&G             Los Angeles         1
                            Jilio (1)          Los Angeles         1
                          Johnson Group        Los Angeles         1
                        Kirby Kennedy (1)      Minneapolis         1
                           Klein Bury             Miami            6
                           Looney (2)            Houston           8
                      Reporting Service(1)     Philadelphia        1
                              Rocca              Chicago           1
                     San Francisco Reporting  San Francisco        1
                                                                 ---
                                                                  27
 Certified Record
     Retrieval          Legal Enterprise       Los Angeles         7
Legal Placement and
     Staffing              Elaine Dine           New York          1
                         Ziskind Greene        Los Angeles         4
                      Commander Wilson (1)       Houston           1
                                                                 ---
                                                                   6
                                                  Total:          40
                                                                 ===

--------
(1) Pending Acquisition to be completed concurrently with the Offering.
(2) Looney also provides certified record retrieval services. Excludes the operations of Cindi Rogers & Associates, Encore Reporting and Preferred Records, Inc., which were acquired in 1997.

LEGAL SUPPORT AND STAFFING SERVICES

  The Company provides court reporting, certified record retrieval, legal placement and staffing and other services, as described below.

  Court Reporting. Court reporting is the verbatim transcription of sworn oral testimony, generally for use in legal proceedings. While the transcription of legal proceedings held in a courtroom generally is performed by personnel employed by the federal court system or by state agencies, counties or municipalities, court reporting performed outside a courtroom is generally conducted by private court reporters who transcribe depositions, mediations, arbitrations and certain other proceedings. Most states require court reporters to be licensed under regulations that require each candidate to attend a certified court reporting school, pass a written examination and demonstrate transcription proficiency using machine shorthand equipment. Court reporters are officers of the court and subject to ethical codes governing their professional conduct.

  The Company believes that its court reporters utilize state-of-the-art technology, including computer-aided transcription ("CAT") systems. CAT systems allow the testimony transcribed by a court reporter to be simultaneously recorded on computer disk. In addition to CAT systems, the Company utilizes the following technologies to provide high-quality court reporting services:

  . Transcription on a Real-Time Basis. The Company's court reporters provide instant transcripts of testimony on computer monitors, which may be located where the testimony is taking place, as well as at remote locations. This system also allows attorneys to receive a transcript of the testimony on diskette at the conclusion of the proceeding.

  . Search and Retrieval Programs. Through the use of computers, court reporters can search, store, index and manage transcripts and other documents. In particular, a search through a transcript for a particular reference in the text can be accomplished quickly.

  . Compressed Transcripts. Compressed transcripts contain an index listing all words in the transcript as well as the frequency and location of the words, thereby simplifying the summarizing of transcripts. This technique also reduces transcript bulk by organizing the text in block and columns.

  . Video Services. Video services include the taping of depositions and other testimony on videotape while the court reporter simultaneously transcribes the testimony on a CAT system. Videotaped testimony is sometimes used in legal proceedings when a witness is unable to appear in person at trial or when capturing the demeanor of a witness is important.

  The Company believes that voice recognition technologies currently do not represent a practicable alternative to the Company's court reporting services because of the extremely high accuracy required in the transcription of legal proceedings, the difficulties associated with the electronic recognition of multiple voices, variances in dialect and regional accents and the higher cost of the application of voice recognition technology.

  Certified Record Retrieval. The parties to civil lawsuits, arbitrations, mediations and other dispute resolution proceedings frequently use certified record retrieval services. Certified record retrieval services are labor-intensive and involve the preparation, handling, tracking and delivery of large numbers of written documents. A significant portion of the record retrieval business involves medical records acquired on behalf of insurance companies and their counsel. The Company's record retrieval services include the preparation and delivery of written deposition notices and subpoenas, the monitoring of the recipient's response and the coordination of document retrieval and production for litigation or other legal proceedings.

  The Company has developed customized computer software to link record retrieval directly to law firms. This software permits instant communication and promotes efficient litigation management. The Company anticipates that certified document retrieval will increasingly be conducted electronically, with deposition notices and subpoenas being transmitted electronically to document custodians and witnesses, and responses similarly returned electronically.

  Legal Placement and Staffing. The Company provides clients with qualified permanent and temporary attorneys through a team of 14 recruiters located in six major metropolitan markets. The Company believes it is able to attract clients based on the reputation and relationships of its recruiting personnel, its emphasis on client service and its extensive legal staffing databases, which allow it to match qualified personnel with its clients' needs. The Company's databases include more than 50,000 attorneys and include individuals with practices encompassing a broad range of legal specialties. The Company's permanent search activities consist primarily of the recruitment and placement of attorneys on a permanent basis with law firms and corporate legal departments. The Company also has been engaged from time to time on assignments to establish entire departments or offices. The Company is engaged and paid by the hiring firm or corporation on either an exclusive or non-exclusive basis pursuant to arrangements that may include a non-refundable retainer paid to the Company or entitle the Company to a fee only upon the successful placement of a candidate with the client.

  Law firms and corporate legal departments are increasingly using temporary legal personnel to enable them to respond more effectively to fluctuations in work load. In response to this trend, the Company recently has begun to expand its services beyond permanent placement services and supplies attorneys to clients on a temporary basis. Temporary attorney assignments may range from one day to more than a year and may involve one attorney or a team composed of numerous lawyers. The lawyers engaged by clients on a temporary basis are employees of the Company who work under the supervision of client personnel. The Company does not maintain malpractice insurance to cover the performance of services by its temporary attorneys. Instead, the Company's clients agree to include temporary attorneys under their policies and to indemnify the Company from losses associated with the provision of legal services by temporary attorneys.

  Other Ancillary Services. The Company also offers its clients transcription, closed captioning, translation and document management services, either directly or through relationships or alliances with other companies. Document management services include the electronic recording, storage, coding, indexing and automated retrieval of documents, as well as database management services. The Company markets these services to legal support applications.

CLIENT RELATIONSHIPS

  The Company's client base is composed primarily of over 9,000 law firms, insurance providers and corporations. The Company has a broad customer base, and no customer of the Company accounted for more than 5% of the Company's pro forma revenues for 1996 or for the six months ended June 30, 1997. Clients typically engage the Company on a case-by-case basis, although the Company intends to market its services increasingly to general counsels, regional or national litigation managers, or other corporate officers in an effort to persuade such persons to retain the Company to provide services on an exclusive or "preferred provider" basis. The Company also works closely with its clients to identify cost-savings opportunities and to develop solutions to their legal support needs.

SALES AND MARKETING

  The Company markets its services through management and sales personnel located in 40 offices. Because the Company derives a majority of its revenues from local or regional accounts, the managers of the Company's individual offices are primarily responsible for sales and marketing in their respective markets. These managers seek to identify leads, qualify prospects and close sales. The Company obtains new clients in local markets primarily through direct sales, client referrals and a variety of local media, including direct mail, Yellow Pages and trade publications. In response to the trend among insurance providers and major corporations to centralize their purchasing decisions and to engage legal support and staffing services on a regional or national basis, the Company also has established a national sales force consisting of six salespersons. These national sales personnel focus on national accounts and seek to have the Company designated as the exclusive or preferred provider of legal support and staffing services. Company operating personnel also participate in marketing efforts by providing advice regarding the Company's operational capabilities. Because the Company offers a variety of services and is seeking to establish national market coverage, sales and operating personnel also seek to capitalize on cross-selling opportunities.

  The Company is developing a marketing and advertising program to establish a national brand identification, while preserving the value of the established trade names and customer relationships of the acquired companies. The Company's logo and identifying marks will be featured in promotional materials of the Company, in a manner designed not to detract from the local recognition of an acquired business.

COMPETITION

  The market for legal support and staffing services is highly competitive. The Company competes with a large number of local and regional court reporting and certified record retrieval companies, as well as with permanent and temporary legal staffing companies, including national temporary staffing firms. A significant source of competition is also the in-house provision of legal support and staffing services by law firms, insurance providers and major corporations. There can be no assurance that these businesses will continue to increase their outsourcing of legal support and staffing services needs or that such businesses will not bring in-house services that they currently outsource. Certain of the Company's competitors have substantially greater resources and operate in broader geographic areas than the Company. Many larger clients retain multiple legal support and placement and staffing service providers, which exposes the Company to continuous competition. The Company competes primarily on the basis of the quality, breadth and timeliness of service, geographic coverage and price.

  The Company believes that further consolidation among legal support and staffing services providers will continue during the next few years and that there will be significant competition for attractive acquisition candidates. This competition could lead to higher prices being paid for businesses. The Company believes that it will have certain advantages in completing acquisitions, including: (i) management's personal relationships with existing legal support and staffing companies; (ii) its decentralized, entrepreneurial management strategy; (iii) its greater size and scope of services and (iv) its visibility and resources as a public company. However, there can be no assurance that the Company's acquisition program will be successful or that the Company will be able to compete effectively for acquisitions.

INDEPENDENT CONTRACTORS

  The Company provides court reporting services through the use of independent contractors who are not employees of the Company. The Company does not pay federal or state employment taxes or withhold income taxes with respect to these independent contractors or include such persons in the Company's employee benefit plans. Independent court reporters are responsible for owning and operating their court reporting equipment. The use of independent contractors as court reporters is widespread industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be paid or withheld and could incur additional costs associated with employee benefits and other employee costs on both a current and a retroactive basis.

EMPLOYEES

  The Company currently employs approximately 300 persons and believes that its relationships with employees are good.

FACILITIES

  The Company maintains 40 leased office locations in nine states. The initial terms of most of the Company's leases range from one to five years and do not contain renewal terms. The Company's leases generally specify a fixed annual rent with fixed increases, or increases based on changes in the Consumer Price Index, at various intervals during the lease term. Generally, the leases are net leases which require the Company to pay all or a portion of the cost of insurance, maintenance and utilities. The Company believes that these facilities are adequate to serve its current level of operations. If additional facilities are required, the Company believes that suitable additional or alternative space will be available as needed on commercially reasonable terms. Substantially all of the leasehold interests and personal property of the Company are subject to a lien under its Bank Credit Agreement. See "Certain Transactions."

REGULATION

  Court reporters are subject to significant regulation under state licensing programs. The conduct of court reporters is also subject to ethical and other restrictions imposed by state laws and regulations. While these regulations are not directly applicable to the Company, they affect the Company's court reporting business. In addition, attorneys are subject to significant regulation by committees on legal ethics and professional responsibility of the various state and national bar associations, who from time to time, examine and issue opinions regarding attorney services, including the use of temporary attorneys through a placement agency. Changes in these laws and regulations, particularly in California, New York, Florida, Pennsylvania or Texas, the states from which the Company derives most of its revenues, could have a material effect on the Company, its business, operations and profitability.

LEGAL PROCEEDINGS

  The Company is involved in legal proceedings from time to time in the ordinary course of its business. Management believes that no pending legal proceeding will have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning the executive officers and directors of the Company and certain persons who will become directors or executive officers upon completion of the Offering:

              NAME               AGE                     POSITION
-------------------------------- --- ------------------------------------------------
Richard O. Looney...............  40 Chairman of the Board, President and Chief
                                      Executive Officer
David W. Pfleghar...............  50 Vice President, Chief Financial Officer and
                                      Treasurer
Tony L. Maddocks................  40 Vice President, Sales and Marketing
James M. Wilson.................  48 Vice President, Legal Staffing
Michael A. Klein................  52 Director; President--Klein Bury
Fentress Bracewell..............  75 Director
Robert J. Cresci................  53 Director
G. Kent Kahle...................  46 Director

  Richard O. Looney has served as Chairman of the Board, President and Chief Executive Officer of the Company since January 1997. Mr. Looney founded Looney & Company in 1988 and has served as its President since that time. Mr. Looney is an active member of the National Court Reporters Association and the Texas Court Reporters Association.

  David W. Pfleghar joined the Company in February 1997 as Vice President, Chief Financial Officer and Treasurer. From October 1995 until February 1997, Mr. Pfleghar served as Vice President and Controller of U.S. Delivery Systems, Inc., a nationwide consolidator of same day local delivery services. From 1984 until September 1995, he served as Vice President and Controller of Moorco International Inc., a manufacturer of flow measurement and control products.

  Tony L. Maddocks joined the Company in August 1997 as Vice President, Sales and Marketing. From June 1993 until August 1997, Mr. Maddocks served as President and Chief Executive Officer of Legal Enterprise, a certified record retrieval company. The Company purchased substantially all of the assets of Legal Enterprise in August 1997. From 1981 until June 1993, Mr. Maddocks served as Vice President of Sales and Marketing of Compex, Inc., a document management and record retrieval firm.

  James M. Wilson joined the Company as Vice President, Legal Staffing on September 25, 1997. Since 1986, Mr. Wilson has operated the attorney search and consulting firm of Commander Wilson, Inc. Mr. Wilson has served on the Board of Directors of the National Association of Legal Search Consultants, as well as serving as the organization's Ethics Committee Chairman. In May 1996, Mr. Wilson filed a voluntary petition for Chapter XIII bankruptcy relief following the initiation of a lawsuit filed by a former independent contractor engaged by Commander Wilson. Mr. Wilson has submitted a Chapter XIII plan which has not yet been confirmed by the presiding bankruptcy court.

  Michael A. Klein has been a director of the Company since January 1997. Mr. Klein is the founder and President of Klein Bury, the Company's Florida-based subsidiary, and has been directly involved in the court reporting industry for over twenty-nine years. The Company purchased all of the capital stock of Klein Bury in January 1997. See "Certain Transactions."

  Fentress Bracewell has agreed to serve as a director of the Company effective upon the closing of the Offering. Mr. Bracewell is a founder of and Senior Counsel to the law firm of Bracewell & Patterson, L.L.P. He also serves as the Chairman of the Board of Directors of First Investors Financial Services, Inc., an automobile finance company and is a member of the Board of Trustees of the Institute of International Education. Mr. Bracewell served as the Chairman of the Port of Houston Authority from 1970 to 1985.

  Robert J. Cresci has served as a director of the Company since January 1997. Since September 1990, Mr. Cresci has been a Managing Partner of Pecks Management Partners Ltd., an investment firm. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Garnet Resources Corporation, HarCor Energy, Inc., Meris Laboratories, Inc., Westbrae Natural, Inc. Arcadia Financial, Ltd., Hitox, Inc. Film Roman, Inc., Educational Medical, Inc., Source Media, Inc. and NetPower, Inc. See "Certain Transactions."

  G. Kent Kahle has served as a director of the Company since its formation. Mr. Kahle has been a Managing Director of GulfStar since 1990. Prior to joining GulfStar he was a Senior Vice President and Director of Rotan Mosle, Inc., a subsidiary of PaineWebber Inc. Mr. Kahle currently serves on the board of Castle Dental Centers, Inc. See "Certain Transactions."

BOARD OF DIRECTORS

  Directors serve for one-year terms and are elected annually by the Company's shareholders. Mr. Klein serves as a director of the Company pursuant to an agreement with the Company entered into in connection with the Company's acquisition of all of the capital stock of Klein Bury. Mr. Cresci serves as a director of the Company pursuant to the terms of the Securities Purchase Agreement between the Company and the purchasers of the Senior Subordinated Notes and the Series A Preferred Stock.

  The Board of Directors has established two committees, the Audit Committee and the Compensation Committee. Pursuant to resolutions of the Board, these committees have the following responsibilities and authority.

  Audit Committee. The Audit Committee has the responsibility, among other things, to: (i) recommend the selection of the Company's independent public accountants; (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services; (iii) review with management and the Company's independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities; (iv) review with management and the independent public accountants the Company's financial statements and exercise general oversight of the Company's financial reporting process; and
(v) review litigation and other legal matters that may affect the Company's financial condition. The Board of Directors will select the members of the Audit Committee upon completion of the Offering.

  Compensation Committee. The Compensation Committee has the responsibility, among other things, to: (i) recommend to the Board the salary rates of officers of the Company and its subsidiaries; (ii) examine periodically the compensation structure of the Company; and (iii) supervise the welfare and pension plans and compensation plans of the Company. The Compensation Committee is composed of all of the non-employee directors, currently Messrs. Kahle (Chair) and Cresci.

  The Company's Board also may establish other committees.

DIRECTOR COMPENSATION

  Prior to the date of this Prospectus, directors of the Company did not receive compensation for their services as directors or for attending board meetings. Upon completion of the Offering, non-employee directors of the Company will receive options to purchase 25,000 shares of Common Stock at the initial public offering price. In addition, each non-employee director will receive an annual fee of $6,000, a fee of $1,000 for each meeting of the Board attended and $500 for each meeting of a Board committee attended. Each director also will be reimbursed for travel expenses incurred for each non-telephonic meeting of the Board or any committee thereof attended.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS

  Prior to January, 1997, the Company did not conduct any operations, other than activities related to the acquisition of Looney and Klein Bury, and did not pay any compensation. The Company anticipates that during 1997 its most highly compensated executive officers (the "Named Executive Officers") and their annualized base salaries will be: Richard O. Looney, $250,000; David W. Pfleghar, $150,000; Tony Maddocks, $162,500; James M. Wilson, $150,000; and Michael A. Klein, $175,000. None of the executive officers has received perquisites the value of which exceeded the lesser of $50,000 or 10% of the salary and bonus of such executive.

  The Company and Mr. Looney have entered into an employment agreement that provides for an annual base salary of $250,000 and a semi-annual cash bonus based on a percentage of the annual pre-tax profits of the Company, subject to an annual maximum of $100,000. Mr. Looney's employment agreement expires on January 17, 2000. In the event his employment is terminated without cause, Mr. Looney's annual salary and bonus opportunity will continue until the earlier to occur of one year from the date of such termination or January 17, 2000. Mr. Looney has also agreed not to compete with the Company in a court reporting or litigation support service business within 50 miles of an office served by the Company until the later to occur of January 17, 2002, or three years after his employment terminates.

  The Company and Mr. Maddocks have entered into an employment agreement which provides for an annual base salary of $162,500 and an annual cash bonus not exceeding $60,000, based on annual new national account sales of the Company. Mr. Maddocks' employment agreement expires on August 29, 2000. In the event his employment is terminated without cause, Mr. Maddocks' annual salary and bonus opportunity will continue until the earlier to occur of one year from the date of termination or August 29, 2000 or upon Mr. Maddocks' death. Mr. Maddocks has agreed not to compete with the Company until the last to occur of August 29, 2002, or three years after his employment under the agreement terminates.

  Mr. Wilson will enter into an employment agreement with the Company which provides for an annual base salary of $150,000 and, commencing in 1998, an annual cash bonus equal to 10% of the amount by which the annual adjusted net profit (as defined in the agreement) derived from legal placement and staffing services exceeds the adjusted net profit in the preceding year. The agreement will expire three years after its date of execution. In the event his employment is terminated without cause, Mr. Wilson's annual salary and bonus opportunity will continue until the earlier to occur of one year from the date of termination or the expiration of the term of the agreement. In addition, Mr. Wilson will agree not to compete with the Company until the later of four and one-half years after the date of the agreement, three years after termination of his employment or three years after expiration of the agreement.

  Mr. Michael Klein has entered into an employment agreement with the Company which provides for an annual base salary of $175,000 and entitles Mr. Klein to a percentage of certain revenues derived from specified clients, a percentage of court reporting fees billed by Mr. Klein and a cash bonus based on the increase in the annual net profits of Klein Bury. Under such bonus, Mr. Klein will receive 10% of the amount, if any, by which the annual net profits of Klein Bury exceed the prior year's net profits. The agreement expires on January 17, 2000. In the event his employment is terminated without cause, Mr. Klein's annual salary, commissions and bonus opportunity will continue until the earlier to occur of the year from the date of termination or January 17, 2000. In addition, Mr. Klein has agreed not to compete with the Company within 50 miles of any office location operated by the Company until the last to occur of January 17, 2002, or three years after his employment under the agreement terminates.

STOCK OPTION PLANS

 1997 Stock Incentive Plan

  The Company's 1997 Stock Incentive Plan provides for the granting to eligible employees or directors of the Company and its subsidiaries of options to purchase shares of Common Stock, which may be incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code or non-qualified options. The 1997

Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors, which designates option recipients, the type of options granted, the number of shares of Common Stock subject to these options and their terms and conditions, including their exercise price and vesting schedule. A total of 750,000 shares of Common Stock have been reserved for issuance pursuant to options granted under the 1997 Stock Incentive Plan. Options to purchase a total of 464,244 shares of Common Stock have been granted under the 1997 Stock Incentive Plan with exercise prices ranging from $6.41 to the initial public offering price set forth on the cover of this Prospectus. All options granted under the 1997 Stock Incentive Plan vest 20% annually, are fully vested on the fifth anniversary of the date of grant and expire 10 years after the date of grant.

  No options were granted pursuant to the Company's 1997 Stock Incentive Plan in 1996. In September 1997, the Board of Directors and the shareholders of the Company approved the 1997 Stock Incentive Plan. The Company granted Mr. Looney options to purchase 200,000 shares of Common Stock at an exercise price per share equal to the initial public offering price set forth on the cover of this Prospectus. The Company has granted to Mr. Pfleghar options to purchase 25,000 shares of Common Stock with an exercise price of $6.41 per share. The Company also has granted options to purchase 25,000 shares of Common Stock at an exercise price per share equal to the initial public offering price set forth on the cover of this Prospectus to Messrs. Pfleghar and Wilson. Messrs. Looney, Pfleghar and Wilson hold no other options to purchase Common Stock. The Company has not granted options to any other Named Executive Officer.

 Stock Option Plan for Non-Employee Directors

  The Company also has adopted the U.S. Legal Support, Inc. Stock Option Plan for Non-Employee Directors (the "Directors' Stock Option Plan"). A total of 150,000 shares of Common Stock have been reserved for issuance under the Directors' Stock Option Plan, which provides for the grant of options to purchase 25,000 shares of Common Stock with an exercise price equal to the fair market value on the date of grant, to each incumbent director and to each person who becomes a director concurrently with his or her first election to the Board. Options granted under the Directors' Stock Option Plan vest 20% annually and are fully vested on the fifth anniversary of the date of grant. Upon completion of the Offering, each director of the Company will be awarded options to purchase 25,000 shares of Common Stock.

LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

  Pursuant to the Company's Restated Articles of Incorporation, as amended, and under Texas law, the directors of the Company are not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, for unlawful dividend payments or stock repurchases or any transaction in which a director has derived an improper personal benefit. The Company intends to maintain liability insurance for the benefit of its directors and its officers.

                             CERTAIN TRANSACTIONS

  In connection with the initial capitalization of the Company on October 2, 1996, the Company issued 843,840 shares of Common Stock to Mr. Looney, the Chairman of the Board, President and Chief Executive Officer of the Company, in exchange for services rendered to the Company by Mr. Looney, which were valued by the Company at $8,483.40 the aggregate par value of the shares issued. The Company acquired all of the capital stock of Looney & Company and U.S. Court Reporters from Mr. Looney in January 1997 for consideration consisting of $3,640,000 in cash and 2,046,667 shares of Series B Preferred Stock. In connection with the Company's acquisition of Looney, the Company also reimbursed Mr. Looney $354,361 for professional fees incurred by Looney & Company. See "Note 8 of Notes to Consolidated Financial Statements of Looney."

  On January 17, 1997, the Company acquired all of the outstanding capital stock of Klein Bury from Michael Klein who became a director of the Company upon consummation of the sale. The purchase price consisted of: (i) $3,580,004 in cash; (ii) 170,600 shares of Common Stock issued to Mr. Klein; and (iii) a Convertible Subordinated Promissory Note issued by a subsidiary of the Company in the adjusted principal amount of $1,424,113, which bears interest at the rate of 10% annually and is due on February 1, 2002. At the option of Mr. Klein, the payment of the principal and all accrued interest on the note may be accelerated at any time after the Offering. The Company expects to repay the principal and accrued interest on the note with a portion of the proceeds of the Offering. In addition, Mr. Klein may receive contingent consideration equal to 50% of the accounts receivable of Klein Bury that were past due as of January 16, 1997 but which are collected by the Company. Such contingent consideration is estimated by the Company to be $500,000, which is the contractual maximum of the contingent consideration the Company is obligated to pay Mr. Klein. In addition, since 1993, the Klein Bury has leased its offices in Fort Lauderdale, Florida from Mr. Klein, his wife and Richard Bury. The lease expires on March 31, 1998 provides for an annual rental of approximately $50,400. The Company believes that the terms of the lease are no less favorable to the Company than would be available under a similar lease entered into with an unaffiliated third party.

  On January 17, 1997, the Company sold $9,000,000 principal amount of Senior Subordinated Notes and 1,000,000 shares of Series A Preferred Stock to three investors for an aggregate purchase price of $10,000,000. The Company used the proceeds from the sale to finance a portion of the purchase price for the acquisition of Looney and Klein Bury. Mr. Robert Cresci, a director of the Company, is a Managing Partner of Pecks Management Partners Ltd., which provides investment advisory services to each of the investors. Pecks received a $35,000 structuring fee paid by the Company in connection with the transaction. The Senior Subordinated Notes bear interest at an annual interest rate of 12% and will be due and payable on January 27, 2004, subject to mandatory prepayment two days following the completion of the Offering. The Company intends to repay the Senior Subordinated Notes with a portion of the proceeds of the Offering. The Series A Convertible Preferred Stock will be converted into a total of 1,560,000 shares of Common Stock upon completion of the Offering. The Company and the investors also entered in to a Registration Rights Agreement pursuant to which the Company has agreed in certain circumstances to register to shares of Common Stock issued on conversion of the Series A Preferred Stock. See "Note 8 of Notes to Consolidated Financial Statements of the Company." and "Shares Eligible For Future Sale--Registration Rights."

  On August 29, 1997, the Company acquired substantially all of the assets of Legal Enterprise. Mr. Maddocks, who serves as Vice President, Sales and Marketing of the Company, was the President and a 50% shareholder of Legal Enterprise. The purchase price consisted of: (i) $1,200,000 in cash; (ii) a Convertible Subordinated Promissory Note in the principal amount of $319,340; and (iii) a Convertible Subordinated Promissory Note (Note 2) in the principal amount of $821,160. The promissory notes bear interest at a rate of 6.375% per annum, are payable on August 31, 2005 and were issued by a subsidiary of the Company. At the option of Legal Enterprise, the payment of the principal and all interest accrued on the $319,340 Note may be accelerated at any time after the Offering. The Company expects to repay the principal and accrued interest on the $319,340 Note with a portion of the proceeds of the Offering. Concurrently with the Offering, the $821,160 Note will be converted into 96,607 shares of Common Stock at a conversion rate of $8.50 per share of Common Stock. Any accrued but unpaid interest on such note will be paid to Legal Enterprise, in cash, upon the completion of the Offering. In addition, Legal Enterprise may receive contingent consideration beginning on February 28, 1998, based on the operating results of Legal Enterprise for the twelve-month period ending February 28, 2000. Sixty-five percent of any contingent consideration is payable in equal parts of cash and shares of Common Stock. The Common Stock will be valued at the average trading price per share of Common Stock over the five business days immediately preceding the payment date.

  On September 4, 1997, the Company acquired substantially all of the non-cash assets of Amicus One, a holder of more than 5% of the Common Stock. The purchase price consisted of (i) $1.9 million in cash; (ii) 116,471 shares of Common Stock; and (iii) a Convertible Subordinated Promissory Note issued by a subsidiary of the Company in the principal amount of $560,000, which bears interest at the rate of 6% annually, and is due on September 5, 2002. The Company expects to repay the principal and accrued interest on the note with a portion of the proceeds of the Offering. At the option of Amicus One, the payment of the principal and all accrued interest on the note may be accelerated concurrently with the Offering.

  The Company has entered into Registration Rights Agreements with Messrs. Looney, Maddocks and Klein and with Amicus One, pursuant to which the Company has agreed to include shares of Common Stock held by them in any registration of securities effected by the Company, subject to certain customary provisions restricting the number of shares to be included.

  The Company and James M. Wilson have entered into an Asset Purchase Agreement dated September 25, 1997, pursuant to which the Company will acquire from Mr. Wilson the assets of Commander Wilson. In connection with the acquisition, Mr. Wilson will become Vice President, Legal Placement and Staffing of the Company and the Company will pay Mr. Wilson approximately $1.4 million in cash and 56,250 shares of Common Stock, valued at the initial public offering price, as the purchase price for the assets. The Company and Mr. Wilson entered into a letter agreement dated May 7, 1997, pursuant to which Mr. Wilson assisted the Company in identifying acquisition candidates in the legal placement and staffing industry. Pursuant to this agreement, the Company paid Mr. Wilson a non-refundable retainer of $50,000 under the Letter Agreement and reimbursed him for certain expenses. The letter agreement will be terminated upon completion of the Company's acquisition of Commander Wilson.

  In October 1996, the Company issued 150,000 shares of its Common Stock to GulfStar Investments, Ltd., an affiliated partnership of Gulfstar, in exchange for investment banking services rendered to the Company by GulfStar. GulfStar has provided merger and acquisition advisory services to the Company since its inception. Mr. Kahle, a director of the Company, is a Managing Director of GulfStar. In addition, the Company paid investment banking fees aggregating $450,000 to GulfStar for services in connection with the placement of the Senior Subordinated Notes and Series A Convertible Preferred Stock, negotiation of the Company's current Bank Credit Agreement, and the acquisitions of Looney and Klein Bury in January 1997. Pursuant to the terms of a letter agreement dated April 24, 1997 (the "Letter Agreement") between GulfStar and the Company, GulfStar has agreed to provide valuation, negotiation and other financial advisory services to the Company in connection with the Company's evaluation of acquisitions and will be paid advisory fees equal to 1.0% of the total purchase price for each acquisition, as well as reimbursement of out-of-pocket expenses. GulfStar has received a total of $52,000 under the Letter Agreement and will be entitled to an additional $450,000 and reimbursement of expenses upon completion of the Pending Acquisitions.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of September 25, 1997, certain information with respect to the ownership of shares of Common Stock, before and after the Offering and the Pending Acquisitions by: (i) each person who is expected to be the beneficial owner of 5% or more of the outstanding shares of Common Stock upon consummation of the Offering; (ii) each director; (iii) each Named Executive Officer; (iv) the Selling Shareholder; and (v) all officers and directors of the Company as a group. All persons listed have an address in care of the Company's principal executive offices at 1001 Fannin Street, Suite 650, Houston, Texas 77002, and have sole voting and investment power with respect to shares beneficially owned by them, unless otherwise noted. Information set forth in the table with respect to beneficial ownership of the Company's equity securities has been provided to the Company by such holders.

                                                              PERCENTAGE OWNED
                                                              -----------------
                                                               BEFORE   AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER          SHARES   OFFERING OFFERING
--------------------------------------------------  --------- -------- --------
Richard O. Looney (1).............................  1,027,233   53.6%    13.1%
David W. Pfleghar (2).............................     25,000    1.4        *
Tony Maddocks (3).................................    102,847    6.0      1.3
James M. Wilson (4)...............................         --     --        *
Michael A. Klein..................................    170,600    9.8      2.2
Robert J. Cresci (5)..............................  1,560,000   47.3     20.0
G. Kent Kahle (6).................................    150,000    8.6      1.9
Delaware State Employees' Retirement Fund (7).....  1,045,200   37.6     13.4
Declaration of Trust for Defined Benefit Plan of
 ICI American Holdings Inc.  (8)..................    304,200   14.9      3.9
Declaration of Trust for Defined Benefit Plan of
 Zeneca Holdings Inc.  (9)........................    210,600   10.8      2.7
GulfStar Investments, Ltd.  (10)..................    150,000    8.6      1.9
Greg M. and Susan L. Ziskind (11).................    158,824    9.2      2.0
Legal Enterprise, Inc.  (12)......................     96,607    5.3      1.2
Amicus One (13)...................................    116,471    6.7      1.5
All executive officers and directors as a group (7
 persons) (1)(2)(3)(4)(5)(6)......................  3,035,680   85.0     38.8

--------
  * Beneficially owns less than 1% of the outstanding shares of Common Stock.
 (1) Excludes 200,000 shares of Common Stock subject to unvested options granted pursuant to the Company's 1997 Stock Incentive Plan. Mr. Looney has granted the Underwriters a 30-day option to purchase up to 100,000 shares of Common Stock solely to cover any over-allotments. If this option is exercised in full, Mr. Looney would hold 927,233 shares of Common Stock, representing 11.9% of the outstanding Common Stock after the Offering.
 (2) Excludes 50,000 shares of Common Stock subject to unvested options granted pursuant to the Company's 1997 Stock Incentive Plan.
 (3) Includes 96,607 shares of Common Stock issuable upon conversion of a Subordinated Convertible Promissory Note (Note 2) held by Legal Enterprise, a corporation of which Mr. Maddocks is President and a 50% shareholder.
 (4) Mr. Wilson owns no shares directly. Includes 56,250 shares of Common Stock issuable as a portion of the purchase price in a Pending Acquisition. Excludes 25,000 shares of Common Stock subject to unvested options granted pursuant to the Company 1997 Stock Incentive Plan to be awarded upon completion of the Offering.

 (5) Mr. Cresci owns no shares directly. Includes 1,560,000 shares issuable upon conversion of an aggregate of 1,000,000 shares of Series A Preferred Stock, which is held by three pension or defined benefit plans for whom Pecks Management Partners, Ltd. provides investment management services. Mr. Cresci is a Managing Director of Pecks Management Partners, Ltd. and therefore may be deemed to be a beneficial owner of such shares. Mr. Cresci disclaims beneficial ownership of all such shares. Excludes 25,000 shares of Common Stock subject to unvested options granted pursuant to the Directors' Stock Option Plan to be awarded upon completion of the Offering. The shareholders' addresses of record is c/o Pecks Management Partners Ltd., One Rockefeller Plaza, New York, New York 10020.
 (6) Mr. Kahle owns no shares directly. Includes 150,000 shares held by GulfStar Investments, Ltd., an affiliate of GulfStar. Mr. Kahle serves as a Managing Director of GulfStar. Excludes 25,000 shares of Common Stock subject to unvested options to be awarded upon completion of the Offering pursuant to the Company's Directors' Stock Option Plan.
 (7) Represents shares of Common Stock issuable upon conversion of 670,000 shares of Series A Preferred Stock. The shareholder's address of record is c/o Pecks Management Partners Ltd., One Rockefeller Plaza, New York, New York 10020.
 (8) Represents shares of Common Stock issuable upon conversion of 195,000 shares of Series A Preferred Stock. The shareholder's address of record is c/o Pecks Management Partners Ltd., One Rockefeller Plaza, New York, New York 10020.
 (9) Represents shares of Common Stock issuable upon conversion of 135,000 shares of Series A Preferred Stock. The shareholder's address of record is c/o Pecks Management Partners Ltd., One Rockefeller Plaza, New York, New York 10020.
(10) The shareholder's address of record is 700 Louisiana Street, Suite 3800, Houston, Texas 77002.
(11) The shareholder's address of record is 2666 Overland Avenue, Suite 600, Los Angeles, California 90064.
(12) Represents shares of Common Stock issuable upon conversion of a Subordinated Convertible Promissory Note (Note 2). The shareholder's address of record is 4232-1 Las Virgenes Road, Suite 100, Calabasas, California 91302.
(13) The shareholder's address of record is 20 Vesey Street, 9th Floor, New York, New York 10007.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Under the Company's Articles of Incorporation, as amended (the "Articles"), the Company has authority to issue 110,000,000 shares of capital stock, consisting of 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock") and 100,000,000 shares of Common Stock, par value $.01 per share. As of September 23, 1997, the Company had outstanding 1,722,231 shares of Common Stock and 3,277,917 shares of Preferred Stock (1,000,000 shares of Series A Preferred Stock, 2,046,667 shares of Series B Preferred Stock and 231,250 shares of Series C Preferred Stock). All of the outstanding Preferred Stock will be converted into Common Stock upon completion of the Offering or will be redeemed with the net proceeds of the Offering. See Note 8 of Notes to Consolidated Financial Statements of the Company for a description of the terms of each of the outstanding series of Preferred Stock. Shares of Preferred Stock that are redeemed will return to authorized shares of Preferred Stock undesignated as to series.

  The following summary description of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the Articles, a copy of which has been filed as an exhibit to this Registration Statement.

PREFERRED STOCK

  The Articles authorize the issuance of the Preferred Stock, in one or more series having designations, rights and preferences determined from time to time by the Board of Directors. One of the effects of undesignated Preferred Stock may be to enable the Board of Directors, without approval of holders of Common Stock, to issue Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its Preferred Stock, there can be no assurance that it will not do so in the future.

COMMON STOCK

  Voting Rights. Holders of Common Stock are entitled to one vote for each share on all matters on which shareholders generally are entitled to vote, including elections of directors. The Articles do not provide for cumulative voting for the election of directors; therefore, the holders of a majority of the voting power of the total number of outstanding shares of Common Stock are able to elect the entire Board of Directors of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

  Dividends. Subject to the preferential rights of any outstanding Preferred Stock created by the Board of Directors under the Articles, dividends may be paid to holders of Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. Dividends may be paid by the Company out of "surplus" (as defined under Article 1.02 of the Texas Business Corporation Act) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. Further, dividends may be paid out of any net profits for the current and/or prior fiscal year, if any. The declaration and payment of dividends on Common Stock could be restricted by the terms of any Preferred Stock issued.

  Liquidation. In the event of the dissolution or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company and any other series or class of the Company's securities that rank senior to the Common Stock, the holders of Common Stock will be entitled to share ratably in all remaining assets of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this Offering will be, duly and validly issued, fully paid and nonassessable.

  The transfer agent and registrar for the Common Stock is     .

STATUTORY BUSINESS COMBINATION PROVISION

  The Company is subject to Article 13 of the TBCA ("Article 13") which, with certain exceptions, prohibits a Texas corporation from engaging in a "business combination" (as defined in Article 13) with any shareholder who is a beneficial owner of 20% or more of the corporation's voting power for a period of three years after such shareholder's acquisition of a 20% ownership, unless: (i) the board of directors of the corporation approves the transaction or the shareholder's acquisition of shares prior to the acquisition or (ii) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting held no earlier than six months after the shareholder acquires that ownership. Shares that are issuable pursuant to options, conversion or exchange rights or other agreements are not considered outstanding for purposes of Article 13.

           SHARES ELIGIBLE FOR FUTURE SALE ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding approximately 7,814,136 shares of Common Stock (8,239,136 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 3,500,000 shares (3,925,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradable in the public market without restriction or limitation under the Securities Act, except for any shares purchased by an "affiliate" (as defined in the Securities Act) of the Company. The remaining 4,314,136 shares of Common Stock held by existing shareholders of the Company are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended.

  The Company's directors, executive officers and certain shareholders, who hold an aggregate of 3,407,582 shares of Common Stock, have entered into lock-up agreements with the Representatives of the Underwriters. These persons have agreed not to offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of, any shares of Common Stock owned by them until the date occurring 180 days after the date of this Prospectus without the prior written consent of the Representatives. All such shares will become available for sale 180 days after the date of this Prospectus upon expiration of these lock-up agreements, subject to compliance with Rule 144 promulgated under the Securities Act. In addition, the Company's certain shareholders have the right to have the shares of Common Stock owned by them registered by the Company under the Securities Act as described below.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for a least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company is entitled to sell within any three-month period the number of shares of Common Stock which does not exceed the greater of one percent of the number of the then outstanding shares or the average weekly reported trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume and notice provisions of such Rule. Commencing October 2, 1997, approximately 984,480 "restricted" shares of Common Stock will be eligible for resale pursuant to Rule 144, subject to the volume, manner of sale and other limitations thereof. The remaining "restricted" shares will become eligible for resale pursuant to Rule 144 from time to time thereafter.

  On the date of this Prospectus, the Company had outstanding options to purchase 596,100 shares of Common Stock and options to purchase at least an additional 435,756 shares of Common Stock are available for grant under the 1997 Stock Incentive Plan and the Non Employee Directors Stock Option Plan. The Company expects to file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock issuable upon exercise of options granted under the 1997 Stock Incentive Plan and the Non Employee Directors Stock Option Plan. Accordingly, such shares will be freely tradeable by holders who are not affiliates of the Company and, subject to the volume and manner of sale limitations of Rule 144, by holders who are affiliates of the Company.

  Prior to this Offering, there has been no market for the Common Stock. No predictions can be made of the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

REGISTRATION RIGHTS

  Pursuant to several Registration Rights Agreements (the "Registration Rights Agreements"), the Company has agreed to register under the Securities Act substantially all of the shares of Common Stock outstanding on the date of this Prospectus (approximately 1,722,231 shares) and will enter similar agreements with respect to 609,268 shares of Common Stock to be issued in the Pending Acquisitions. Pursuant to the Registration Rights Agreements, shareholders and their permitted transferees will be entitled, subject to certain limitations, to include their shares of Common Stock ("Registrable Securities") in a registration of shares of Common Stock under the Securities Act.

  In addition, a Registration Rights Agreement with certain shareholders provides that following the Offering, any one or more shareholders shall twice have the right to require the Company to effect registration of all or any part of the shareholders' shares of Common Stock under the Securities Act. In order to demand registration of the Common Stock, the holder or holders of Common Stock requesting such registration must own more than 50% (by number of shares of the Registrable Securities) and the aggregate market value to be so registered must be at least $3,000,000. The number of shares included in any registration are subject to customary provisions providing for a reduction in the number of shares to be registered if in the opinion of the managing underwriter such shares would affect the marketing or the selling price of the securities to be sold.

  The Registration Rights Agreements require the Company to pay the expenses associated with any registration other than sales discounts, commissions, transfer taxes and amounts to be borne by underwriters or as otherwise required by law and include customary provisions for indemnification against liabilities arising under federal securities laws in connection with such registration.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                                                        NUMBER
                                UNDERWRITERS                           OF SHARES
                                ------------                           ---------
      Montgomery Securities...........................................
      Hambrecht & Quist LLC...........................................
      J.C. Bradford & Co..............................................
                                                                         ----
        Total.........................................................
                                                                         ====

  The Underwriters have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow
selected dealers a concession of not more that $     per share; and the
Underwriters may allow to selected dealers, and such dealers may reallow, a
concession of not more than $      per share to certain other dealers. After
the Offering, the public offering price and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company and a shareholder have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to a
maximum of             additional shares of Common Stock to cover over-
allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriters may be required to make in respect thereof.

  Certain shareholders of the Company and the Company's executive officers and directors have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of Montgomery Securities, offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities, except for: (i) securities which may be issued in connection with acquisitions and (ii) shares of Common Stock granted under the Stock Option Plan and exercises of stock options, subject in each case to any remaining portion of the 180-day period applying to shares issued or transferred.

  Certain persons participating in this Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise.

  The Underwriters have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Prior to the Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriters. Among the factors considered in such negotiations were the results of operations of the businesses acquired in recent periods, the prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, its financial condition, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of the Offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas, and for the Underwriters by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.

                                    EXPERTS

  The financial statements and schedules of Looney, Klein Bury, G&G, San Francisco Reporting, Legal Enterprise, Elaine Dine, Ziskind Greene, Jilio, Reporting Service, Kirby Kennedy, Johnson Group, Amicus One, Block and Commander Wilson included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement (which term encompasses any and all amendments thereto) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which were omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to are summaries of the terms of such contract, agreement or other document and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference facilities of the Commission, upon payment of the prescribed fees. The Registration Statement is also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

  As a result of the Offering, the Company will be subject to the reporting requirements under the Exchange Act and, in accordance therewith, will file reports, proxy statements, information statements and other information with the Commission. The Company intends to furnish annual reports to its shareholders containing audited financial statements reported on by an independent certified public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                            U.S. LEGAL SUPPORT, INC.

                                                                            PAGE
                                                                            ----
U.S. LEGAL SUPPORT, INC.
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION:
Basis of Presentation.....................................................   F-5
Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997............   F-7
Notes to Unaudited Pro Forma Combined Balance Sheet.......................   F-8
Unaudited Pro Forma Combined Statement of Operations for the Six Months
 Ended June 30, 1997......................................................  F-10
Unaudited Pro Forma Combined Statement of Operations for the Six Months
 Ended June 30, 1996......................................................  F-10
Unaudited Pro Forma Combined Statement of Operations for the Year Ended
 December 31, 1996........................................................  F-11
Notes to Unaudited Pro Forma Combined Statement of Operations.............  F-12
UNAUDITED HISTORICAL FINANCIAL STATEMENTS:
Consolidated Balance Sheet as of June 30, 1997 (Unaudited)................  F-13
Consolidated Statement of Income for the Six Months Ended June 30, 1997
 (Unaudited)..............................................................  F-14
Consolidated Statement of Stockholders' Equity for the Six Months Ended
 June 30, 1997 (Unaudited)................................................  F-15
Consolidated Statement of Cash Flows for the Six Months Ended June 30,
 1997 (Unaudited).........................................................  F-16
Notes to Consolidated Financial Statements (Unaudited)....................  F-17
LOONEY & COMPANY
Report of Independent Accountants.........................................  F-28
Balance Sheet as of December 31, 1995 and 1996............................  F-29
Statement of Operations for the Years Ended December 31, 1994, 1995 and
 1996 and for the Six Months Ended June 30, 1996 (Unaudited)..............  F-30
Statement of Stockholder's Equity for the Years Ended December 31, 1994,
 1995 and 1996............................................................  F-31
Statement of Cash Flows for the Years Ended December 31, 1994, 1995 and
 1996 and for the Six Months Ended June 30, 1996 (Unaudited)..............  F-32
Notes to Financial Statements.............................................  F-33
KLEIN, BURY & ASSOCIATES
Report of Independent Accountants.........................................  F-38
Balance Sheet as of September 30, 1995 and December 31, 1996..............  F-39
Statement of Income for the Years Ended September 30, 1995 and December
 31, 1996.................................................................  F-40
Statement of Stockholders' Equity for the Years Ended September 30, 1995
 and December 31, 1996....................................................  F-41
Statement of Cash Flows for the Years Ended September 30, 1995 and
 December 31, 1996........................................................  F-42
Notes to Financial Statements.............................................  F-43
G&G COURT REPORTERS
Report of Independent Accountants.........................................  F-46
Balance Sheet as of December 31, 1995 and 1996............................  F-47
Statement of Income for the Years Ended December 31, 1995 and 1996 and for
 the Six Months Ended June 30, 1996 and the Period from January 1, 1997 through Date of Acquisition, May 19, 1997 (Unaudited)....................  F-48
Statement of Owner's Equity for the Years Ended December 31, 1995 and 1996
 and the Period from January 1, 1997 through Date of Acquisition, May 19,
 1997 (Unaudited).........................................................  F-49
Statements of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Period from January 1, 1997 through Date of Acquisition, May 19,
 1997 (Unaudited).........................................................  F-50
Notes to Financial Statements.............................................  F-51

                                                                            PAGE
                                                                            ----
SAN FRANCISCO REPORTING SERVICE
Report of Independent Accountants.........................................  F-53
Balance Sheet as of December 31, 1996.....................................  F-54
Statement of Income for the Year Ended December 31, 1996 and for the Six
 Months Ended June 30, 1996 and for the Period from January 1, 1997 through Date of Acquisition, May 14, 1997 (Unaudited)....................  F-55
Statement of Partners' Capital for the Year Ended December 31, 1996 and
 for the Period from January 1, 1997 through Date of Acquisition, May 14,
 1997 (Unaudited).........................................................  F-56
Statement of Cash Flows for the Year Ended December 31, 1996 and for the
 Period from January 1, 1997 through Date of Acquisition, May 14, 1997
 (Unaudited)..............................................................  F-57
Notes to Financial Statements.............................................  F-58
LEGAL ENTERPRISE, INC.
Report of Independent Accountants.........................................  F-61
Balance Sheet as of December 31, 1996 and June 30, 1997 (Unaudited).......  F-62
Statement of Income for the Years Ended December 31, 1995 and 1996 and the
 Six Months Ended June 30, 1996 and 1997 (Unaudited)......................  F-63
Statement of Stockholders' Equity for the Years Ended December 31, 1995
 and 1996 and the Six Months Ended June 30, 1996 and 1997 (Unaudited).....  F-64
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996 and
 the Six Months Ended June 30, 1996 and 1997 (Unaudited)..................  F-65
Notes to Financial Statements.............................................  F-66
ELAINE P. DINE, INC.
Report of Independent Accountants.........................................  F-68
Balance Sheet as of March 31, 1996 and 1997 and June 30, 1997
 (Unaudited)..............................................................  F-69
Statement of Income for the Years Ended March 31, 1996 and 1997 and for
 the Three Months Ended June 30, 1996 and 1997 (Unaudited)................  F-70
Statement of Stockholder's Equity for the Years Ended March 31, 1996 and
 1997 and the Three Months Ended June 30, 1997 (Unaudited)................  F-71
Statement of Cash Flows for the Years Ended March 31, 1996 and 1997 and
 the Three Months Ended June 30, 1996 and 1997 (Unaudited)................  F-72
Notes to Financial Statements.............................................  F-73
BURTON HOUSE, INC.
D.B.A. ZISKIND, GREENE, WATANABE & NASON
Report of Independent Accountants.........................................  F-75
Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
 (Unaudited)..............................................................  F-76
Statement of Operations for the Years Ended December 31, 1995 and 1996 and
 the Six Months Ended June 30, 1996 and 1997 (Unaudited)..................  F-77
Statement of Stockholder's Deficit for the Years Ended December 31, 1995
 and 1996 and the Six Months Ended June 30, 1997 (Unaudited)..............  F-78
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996 and
 the Six Months Ended June 30, 1996 and 1997 (Unaudited)..................  F-79
Notes to Financial Statements.............................................  F-80

                                                                           PAGE
                                                                           -----
JILIO & ASSOCIATES
Report of Independent Accountants........................................   F-83
Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
 (Unaudited).............................................................   F-84
Statement of Operations for the Years Ended December 31, 1995 and 1996
 and the Six Months Ended June 30, 1996 and 1997 (Unaudited).............   F-85
Statement of Owner's Equity for the Years Ended December 31, 1995 and
 1996 and the Six Months Ended June 30, 1997 (Unaudited).................   F-86
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Six Months Ended June 30, 1996 and 1997 (Unaudited).............   F-87
Notes to Financial Statements............................................   F-88
REPORTING SERVICE ASSOCIATES, INC.
Report of Independent Accountants........................................   F-91
Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
 (Unaudited).............................................................   F-92
Statement of Income for the Years Ended December 31, 1995 and 1996 and
 the Six Months Ended June 30, 1996 and 1997 (Unaudited).................   F-93
Statement of Stockholder's Equity for the Years Ended December 31, 1995
 and 1996 and the Six Months ended June 30, 1996 and 1997 (Unaudited)....   F-94
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Six Months Ended June 30, 1996 and 1997 (Unaudited).............   F-95
Notes to Financial Statements............................................   F-96
KIRBY A. KENNEDY & ASSOCIATES
Report of Independent Accountants........................................   F-98
Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
 (Unaudited).............................................................   F-99
Statement of Income for the Years Ended December 31, 1995 and 1996 and
 the Six Months Ended June 30, 1996 and 1997 (Unaudited).................  F-100
Statement of Partners' Capital for the Years Ended December 31, 1995 and
 1996 and the Six Months Ended June 30, 1997 (Unaudited).................  F-101
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Six Months Ended June 30, 1996 and 1997 (Unaudited).............  F-102
Notes to Financial Statements............................................  F-103
JOHNSON COURT REPORTING GROUP
Report of Independent Accountants........................................  F-105
Combined Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
 (Unaudited).............................................................  F-106
Combined Statement of Income for the Years Ended December 31, 1995 and
 1996 and for the Six Months Ended June 30, 1996 and 1997 (Unaudited)....  F-107
Combined Statement of Shareholder's Equity for the Years Ended December
 31, 1995 and 1996 and for the Six Months Ended June 30, 1997
 (Unaudited).............................................................  F-108
Combined Statement of Cash Flows for the Years Ended December 31, 1995
 and 1996 and for the Six Months Ended June 30, 1996 and 1997
 (Unaudited).............................................................  F-109
Notes to Combined Financial Statements...................................  F-110

                                                                          PAGE
                                                                          -----
AMICUS ONE LEGAL SUPPORT SERVICES, INC.
Report of Independent Accountants........................................ F-113
Balance Sheet as of December 31, 1996 and June 30, 1997 (Unaudited)...... F-114
Statement of Income for the Year Ended December 31, 1996 and the Six
 Months Ended June 30, 1997 (Unaudited).................................. F-115
Statement of Stockholders' Equity for the Year Ended December 31, 1996
 and the Six Months Ended June 30, 1997 (Unaudited)...................... F-116
Statement of Cash Flows for the Year Ended December 31, 1996 and the Six
 Months Ended June 30, 1997 (Unaudited).................................. F-117
Notes to Financial Statements............................................ F-118
BLOCK COURT REPORTING, INC.
Report of Independent Accountants........................................ F-121
Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
 (Unaudited)............................................................. F-122
Statement of Operations for the Years Ended December 31, 1995 and 1996
 and the Six Months Ended June 30, 1997 (Unaudited)...................... F-123
Statement of Stockholder's Equity (Deficit) for the Years Ended December
 31, 1995 and 1996 and the Six Months Ended June 30, 1997 (Unaudited).... F-124
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Six Months Ended June 30, 1997 (Unaudited)...................... F-125
Notes to Financial Statements............................................ F-126
COMMANDER WILSON, INC.
Report of Independent Accountants........................................ F-129
Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
 (Unaudited)............................................................. F-130
Statement of Income for the Years Ended December 31, 1995 and 1996 and
 the Six Months Ended June 30, 1996 and 1997 (Unaudited)................. F-131
Statement of Owner's Deficit for the Years Ended December 31, 1995 and
 1996 and the Six Months Ended June 30, 1997 (Unaudited)................. F-132
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Six Months Ended June 30, 1996 and 1997 (Unaudited)............. F-133
Notes to Financial Statements............................................ F-134

   UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION BASIS OF PRESENTATION

  The following Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997 and the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 and 1996 have been prepared to reflect adjustments to the Company's historical financial position and results of operations to give effect to the transactions described below. The Unaudited Pro Forma Combined Balance Sheet reflects such transactions as if they had occurred as of June 30, 1997, and the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 and 1996 reflect such transactions as if they had occurred as of January 1, 1996.

  In January 1997, the Company acquired all the outstanding stock of Looney & Company, a Texas Corporation. In connection with the Looney acquisition, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with three investors represented by Pecks Management Partners Ltd. ("Pecks Investors") pursuant to which the Company issued 1,000,000 shares of Series A Convertible Preferred Stock ("Series A") and $9,000,000 of 12% Senior Subordinated Notes (the "Senior Subordinated Notes"). Concurrently, the Company entered into the Bank Credit Facility with a commercial bank, which provided for a revolving credit facility of $4.0 million. The Company amended the Bank Credit Facility to, among other things, reduce the revolving credit facility to $2.0 million and to provide for term loans up to $14.0 million, for acquisitions. See Note 7 to the Company's financial statements.

  In January 1997, the Company acquired the assets and assumed certain liabilities of Klein, Bury & Associates, Inc. headquartered in Miami, Florida with offices in various locations within the state of Florida. In May 1997, the Company increased its operations by acquiring the assets and assuming certain liabilities of G & G Court Reporters and San Francisco Reporting Service headquartered in Los Angeles and San Francisco, California, respectively.

  In August 1997, the Company acquired the common stock of Johnson Court Reporting Group and acquired the assets and assumed certain liabilities of Legal Enterprise, Inc. Both companies are headquartered in California. Additionally, the Company acquired the common stock of Block Court Reporting, Inc. and acquired the assets and assumed certain liabilities of Amicus One Legal Support Services, Inc. headquartered in Washington, D.C. and New York, respectively.

  In September 1997, the Company acquired the assets and assumed certain liabilities of Elaine P. Dine, Inc. and acquired the common stock of Burton House, Inc. d.b.a. Ziskind, Greene, Co. headquartered in New York, and California, respectively.

  The Company intends to sell approximately 3,500,000 shares of common stock
(at an assumed initial price of $     per share) ("the Offering") to the
public. The businesses acquired prior to the Offering ("Completed Acquisitions") were acquired using a combination of cash, preferred stock, common stock and subordinated promissory notes. The preferred stock will be either converted into common stock or redeemed by the Company for cash at the closing of the Offering. The aggregate consideration paid by the Company for the Completed Acquisitions consisted of: (i) $21,800,000 in cash, (ii) 2,046,667 shares of Series B Convertible Preferred Stock ("Series B"); (iii) 231,250 shares of Series C Preferred Stock ("Series C"), and (iv) $6,895,000 of Subordinated Convertible Promissory Notes.

  Additionally, the Company has entered into definitive agreements with respect to acquisitions of Jilio & Associates, Kirby A. Kennedy & Associates, Reporting Service Associates, Inc. and Commander Wilson, Inc. ("Pending Acquisitions" collectively with the Completed Acquisitions, the "Acquisitions"). All of Pending Acquisitions are expected to close contemporaneously with, and are conditional upon, the closing of this Offering.

  The Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997 gives effect to: (i) the sale of 3,500,000 shares of Common Stock offered by the
Company hereby (at an assumed initial public offering price of $     per
share) and the application of the net proceeds therefrom, as described in "Use of Proceeds," (ii)
the repayment of $9,000,000 of Senior Subordinated Notes, $16,000,000 of bank indebtedness and $5,050,000 of Subordinated Convertible Notes; (iii) the conversion of 1,000,000 shares of the Series A preferred stock and $1,845,000 of Subordinated Convertible Notes into common stock; (iv) the conversion of 2,046,667 shares of Series B preferred stock into common stock; (v) the redemption of 231,250 shares of Series C preferred stock for cash; and (vi) the August and September 1997 completed acquisitions and the Pending Acquisitions, as if each of such transactions had occurred as of June 30, 1997. The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996, and the six months ended June 30, 1996 and 1997, give effect to: (i) the sale of 3,500,000 shares of Common Stock offered by the
Company hereby (at an assumed initial public offering price of $      per
share) and the application of net proceeds therefrom as described in "Use of Proceeds," (ii) the conversion of $1,845,000 of Subordinate Convertible Notes and (iii) the Acquisitions as if each of such transactions had occurred as of January 1, 1996.

  The pro forma combined financial statements have been prepared by the Company based on the historical financial statements of the Company and the companies acquired or to be acquired, the financial statements of which are included elsewhere in this Prospectus. These pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the results that would have been obtained if the transactions had occurred on the dates indicated or that may be realized in the future. The pro forma information should be read in conjunction with the Company's Audited Financial Statements and the Unaudited Condensed Consolidated Interim Financial Statements and the Notes thereto and the historical financial statements of the companies acquired or to be acquired and the notes thereto included elsewhere in this Prospectus.

                            U.S. LEGAL SUPPORT, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1997

                                 (IN THOUSANDS)

                              HISTORICAL                  PRO FORMA               HISTORICAL        PRO FORMA
                         --------------------- --------------------------------- ------------ ---------------------
                                   COMPLETED                          OFFERING     PENDING      PENDING
                         COMPANY  ACQUISITIONS ADJUSTMENTS           ADJUSTMENTS ACQUISITIONS ACQUISITIONS    AS
         ASSETS            (A)        (B)          (B)     COMBINED      (C)         (D)      ADJUSTMENTS  ADJUSTED
         ------          -------  ------------ ----------- --------  ----------- ------------ ------------ --------
Current assets:
 Cash................... $    --     $  323      $  (188)  $   135     $ 7,279      $  228      $  (228)   $   511
                                                                                                 (6,903)
 Accounts receivable
 Trade..................   4,153      2,774           --     6,927          --       1,943       (1,362)     7,508
 Affiliates.............      28         16           --        44          --          --           --         44
 Prepaid expenses and
  other current assets..     202        180           --       382          --          10           (5)       387
 Deferred income taxes..      --          3           --         3          --          --           --          3
                         -------     ------      -------   -------     -------      ------      -------    -------
   Total current
    assets..............   4,383      3,296         (188)    7,491       7,279       2,181       (8,498)     8,453
Property and equipment,
 net....................     538        717          (87)    1,168          --         134           --      1,302
Intangibles.............   8,583        675       19,236    28,494          --          --       22,962     51,456
Other assets............     609        774         (100)    1,283        (488)         --           --        795
                         -------     ------      -------   -------     -------      ------      -------    -------
   Total assets......... $14,113     $5,462      $18,861   $38,436     $ 6,791      $2,315      $14,464    $62,006
                         =======     ======      =======   =======     =======      ======      =======    =======
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Current liabilities:
 Accounts payable
 Trade.................. $ 2,090     $  718      $    --   $ 2,808     $    --      $  315      $  (146)   $ 2,977
 Accrued liabilities....   1,183        578           --     1,761          --          30           --      1,791
 Income taxes payable...      40        164           --       204          --          --           --        204
 Deferred income taxes..     127        119           --       246          --          --           --        246
 Current maturities of
  long-term
  obligations...........     601        625         (340)      886          --         200         (200)       886
                         -------     ------      -------   -------     -------      ------      -------    -------
   Total current
    liabilities.........   4,041      2,204         (340)    5,905          --         545         (346)     6,104
Long-term obligations,
 net of current
 maturities.............  12,572      1,698       16,546    30,816     (31,895)         --       10,000      9,139
                                                                           218
Deferred income taxes...      --         14           --        14          --          --           --         14
                         -------     ------      -------   -------     -------      ------      -------    -------
   Total liabilities....  16,613      3,916       16,206    36,735     (31,677)        545        9,654     15,257
Commitments and
 contingencies
Redeemable preferred
 stock
 Series A Convertible
  Preferred Stock.......   1,000         --           --     1,000      (1,000)         --           --         --
 Series B Convertible
  Preferred Stock.......   2,047         --           --     2,047      (2,047)         --           --         --
 Series C Convertible
  Preferred Stock.......     231         --           --       231        (231)         --           --         --
                         -------     ------      -------   -------     -------      ------      -------    -------
   Total redeemable
    preferred stock.....   3,278         --           --     3,278      (3,278)         --           --         --
Stockholders' equity
 (deficit):
 Common stock...........      12        227         (227)       17          55          --            6         78
                                                       5
 Additional paid-in
  capital...............      90         91          (91)    4,286      42,397          --        6,574     53,257
                                                   4,196
 Retained earnings
  (deficit).............  (5,880)     1,228       (1,228)   (5,880)       (488)      1,770       (1,770)    (6,586)
                                                                          (218)
                         -------     ------      -------   -------     -------      ------      -------    -------
   Total stockholders'
    equity (deficit):     (5,778)     1,546        2,655    (1,577)     41,746       1,770        4,810     46,749
                         -------     ------      -------   -------     -------      ------      -------    -------
   Total liabilities and
    stockholders'
    equity.............. $14,113     $5,462      $18,861   $38,436     $ 6,791      $2,315      $14,464    $62,006
                         =======     ======      =======   =======     =======      ======      =======    =======

                           U.S. LEGAL SUPPORT, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

  (A) Represents the June 30, 1997 historical consolidated balance sheet of the Company.

  (B) Represents the June 30, 1997 historical combined balance sheet of the companies acquired in August and September and the purchase adjustments thereto.

  The estimated fair value of the assets acquired in the Completed Acquisitions are summarized, as follows:

                                                                    IN THOUSANDS
      Cash.........................................................   $   135
      Accounts receivable, net.....................................     2,790
      Prepaid expenses and other current assets....................       183
      Property and equipment, net..................................       630
      Excess of cost over fair value of net assets acquired........    19,911
      Other assets.................................................       674
      Accounts payable and accrued liabilities.....................    (1,296)
      Income taxes payable.........................................      (164)
      Deferred income taxes........................................      (133)
      Current maturities of long-term obligations..................      (285)
      Long-term obligations, net of current maturities.............    (1,698)
                                                                      -------
                                                                      $20,747
                                                                      =======

  The aggregate acquisition price of the Completed Acquisitions was funded as follows:

                                IN THOUSANDS
      Fair market value of
       494,242 shares of
       Common Stock...........    $ 4,201
      Subordinated convertible
       promissory notes, net
       of discount............      4,546
      Long-term obligations...     12,000
                                  -------
                                  $20,747
                                  =======

  The fair market value of the Common Stock issued was based upon management's estimate of the fair market value thereof as of the date of the purchase agreement relating to each acquisitions. The excess of cost over fair value of the net assets acquired will be amortized over 10 to 40 years.

  (C) Represents the issuance of 3,500,000 shares of Common Stock offered by
the Company hereby at an assumed initial public offering price of $      per
share and the use of proceeds therefrom as follows:

                                                                  IN THOUSANDS
     Gross proceeds of the Offering..............................
     Underwriting discounts and commissions......................
     Expenses related to the Offering............................
                                                                    -------
       Net proceeds..............................................
     Repayment of long-term debt, including current portion......    30,050
     Redemption of 231,250 shares of Series C preferred stock at
      $1.00 per share............................................       231
                                                                    -------
       Net increase in cash and cash equivalents.................   $ 7,279
                                                                    =======

  The Company intends to convert $1,845,000 of Subordinated Convertible Promissory Notes, 1,000,000 shares of Series A preferred stock and the 2,046,667 shares of the Series B preferred stock into common stock. The convertible subordinated promissory notes convert at a price ranging from $7.56 to $8.50 per share for principal amount outstanding. The 1,000,000 shares of Series A convert into 1,560,000 shares of common stock. The Series B converts at 93% of the assumed initial public offering price.

                           U.S. LEGAL SUPPORT, INC.

  The Offering and the conversion of the subordinated convertible promissory notes, Series A and Series B will affect the pro forma equity, as follows (in thousands):

                                                             ADDITIONAL
                                                      COMMON  PAID-IN-
                                                      STOCK   CAPITAL    TOTAL
                                                      ------ ---------- -------
      Offering.......................................  $35    $37,525   $37,560
      Subordinated convertible promissory notes......    2      1,843     1,845
      Series A preferred stock.......................   16        984     1,000
      Series B preferred stock.......................    2      2,045     2,047
                                                       ---    -------   -------
                                                       $55    $42,397   $42,452
                                                       ===    =======   =======

  The net repayment of long-term obligations is calculated, as follows:

                                                                  IN THOUSANDS
      Other current assets.......................................   $    --
      Other assets...............................................       488(a)
      Long-term obligations......................................    31,895
      Common stock...............................................        (2)
      Additional paid-in capital.................................    (1,843)
      Retained earnings..........................................      (706)(b)
                                                                    -------
      Cash paid..................................................   $30,050
                                                                    =======

--------
(a) To write off deferred financing costs related to the retirement of the Senior Subordinated Notes.
(b) To reflect the reduction in retained earnings for the extraordinary loss on the retirement of the Senior Subordinated Notes.

  The Company anticipates recording a $1.3 million non-cash dividend on the Series A Preferred Stock upon conversion in connection with the offering. The dividend recorded estimates the accretion of the Series A Preferred Stock to its fair value at the date of redemption.

  (D) Represents the June 30, 1996 historical combined balance sheets of companies to be acquired in the Pending Acquisitions, and the purchase adjustments thereto.

  The estimated fair value of the assets to be acquired in the Pending Acquisitions is summarized below:

                                                                    IN THOUSANDS
      Accounts receivables, net....................................   $    581
      Prepaid expenses and other current assets....................          5
      Property and equipment, net..................................        134
      Excess of cost over fair value of net assets acquired........     22,962
      Accounts payable and accrued liabilities.....................       (199)
                                                                      --------
                                                                      $ 23,483
                                                                      ========

  The aggregate acquisition price for the Pending Acquisitions will be funded as follows:

                                                                    IN THOUSANDS
      Cash.........................................................   $  6,903
      Long-term obligations........................................     10,000
      Fair market value of 609,269 shares of Common Stock..........      6,580
                                                                      --------
                                                                      $ 23,483
                                                                      ========

  The value of the Common Stock to be issued is based upon an assumed initial
public offering price of $    per share. The excess of cost over the fair
value of the net assets acquired will be amortized over 10 to 40 years.

                            U.S. LEGAL SUPPORT, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

FOR THE SIX MONTHS ENDED JUNE 30, 1997

                               HISTORICAL                 PRO FORMA                   HISTORICAL        PRO FORMA
                          -------------------- -----------------------------------   ------------ -----------------------
                                   COMPLETED                                           PENDING      PENDING
                          COMPANY ACQUISITIONS                          OFFERING     ACQUISITIONS ACQUISITIONS      AS
                            (A)       (B)      ADJUSTMENTS   COMBINED  ADJUSTMENTS       (C)      ADJUSTMENTS    ADJUSTED
                          ------- ------------ -----------   --------  -----------   ------------ ------------   --------
Revenues................  $8,754     $9,620      $    --     $18,374     $   --         $5,403      $    --      $23,777
Cost of services........   5,665      5,626           --      11,291         --          2,460           --       13,751
                          ------     ------      -------     -------     ------         ------      -------      -------
Gross profit............   3,089      3,994           --       7,083         --          2,943           --       10,026
Selling, general and
 administrative
 expenses...............   2,146      2,515          112 (E)   4,773         --          1,096                     5,869
Depreciation and
 amortization...........     156        107          240 (F)     503         --             --          287 (F)      790
                          ------     ------      -------     -------     ------         ------      -------      -------
Operating income........     787      1,372         (352)      1,807         --          1,847         (287)       3,367
Interest expense........     708         49        1,198 (G)   1,955     (1,699)(H)         10          400 (G)      666
                          ------     ------      -------     -------     ------         ------      -------      -------
Income (loss) before
 income taxes...........      79      1,323       (1,550)       (148)     1,699          1,837         (687)       2,701
Provision for income
 taxes..................      53        102         (216)(I)     (61)       679 (I)         --          489 (I)    1,107
                          ------     ------      -------     -------     ------         ------      -------      -------
Net (loss) income.......  $   26     $1,221      $(1,334)    $   (87)    $1,020         $1,837      $(1,176)     $ 1,594
                          ======     ======      =======     =======     ======         ======      =======      =======
Net income per share....  $ 0.01                                                                                 $  0.20
                          ======                                                                                 =======
Weighted average
 outstanding shares(J)..   3,395                                                                                   8,002
                          ======                                                                                 =======

                            U.S. LEGAL SUPPORT, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 1996

                              HISTORICAL                 PRO FORMA                   HISTORICAL        PRO FORMA
                         -------------------- -----------------------------------   ------------ ----------------------
                                  COMPLETED                                           PENDING      PENDING
                         COMPANY ACQUISITIONS                          OFFERING     ACQUISITIONS ACQUISITIONS     AS
                           (A)       (B)      ADJUSTMENTS   COMBINED  ADJUSTMENTS       (C)      ADJUSTMENTS   ADJUSTED
                         ------- ------------ -----------   --------  -----------   ------------ ------------  --------
Revenues................ $4,044    $12,577      $    --     $16,621     $    --        $4,072       $  --      $20,693
Cost of services........  2,572      7,460           --      10,032          --         2,243          --       12,275
                         ------    -------      -------     -------     -------        ------       -----      -------
Gross profit............  1,472      5,117           --       6,589          --         1,829          --        8,418
Selling, general and
 administrative
 expenses...............    875      4,081         (553)(D)   4,845          --           865        (289)(D)    5,421
                                                    442 (E)
Depreciation and
 amortization...........    134         75          309 (F)     518          --            28         287 (F)      833
                         ------    -------      -------     -------     -------        ------       -----      -------
Operating income........    463        961         (198)      1,226          --           936           2        2,164
Interest expense........    118         28        1,755 (G)   1,901      (1,879)(H)        11         400 (G)      433
                         ------    -------      -------     -------     -------        ------       -----      -------
Income (loss) before
 income taxes...........    345        933       (1,953)       (675)      1,879           925        (398)       1,731
Provision (benefit) for
 income taxes...........    117        307         (669)(I)    (245)        752 (I)        --         217 (H)      724
                         ------    -------      -------     -------     -------        ------       -----      -------
Net income (loss)....... $  228    $   626      $(1,284)    $  (430)    $ 1,127        $  925       $(615)     $ 1,007
                         ======    =======      =======     =======     =======        ======       =====      =======
Net income per share.... $ 0.07                                                                                $  0.13
                         ======                                                                                =======
Weighted average shares
 outstanding(J).........  3,062                                                                                  8,002
                         ======                                                                                =======

                            U.S. LEGAL SUPPORT, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                               HISTORICAL                 PRO FORMA                   HISTORICAL        PRO FORMA
                          -------------------- -----------------------------------   ------------ -----------------------
                                   COMPLETED                                           PENDING      PENDING
                          COMPANY ACQUISITIONS                          OFFERING     ACQUISITIONS ACQUISITIONS      AS
                            (A)       (B)      ADJUSTMENTS   COMBINED  ADJUSTMENTS       (C)      ADJUSTMENTS    ADJUSTED
                          ------- ------------ -----------   --------  -----------   ------------ ------------   --------
Revenues................  $7,667    $26,743      $    --     $34,410     $   --         $8,994      $    --      $43,404
Cost of services........   4,839     15,819           --      20,658         --          4,817           --       25,475
                          ------    -------      -------     -------     ------         ------      -------      -------
Gross profit............   2,828     10,924           --      13,752         --          4,177           --       17,929
Selling, general and
 administrative
 expenses...............   2,352      8,846       (2,280)(D)   9,802         --          1,971         (579)(D)   11,194
                                                     884 (E)
Depreciation and
 amortization...........     212        172          620 (F)   1,004         --             56          574 (F)    1,634
                          ------    -------      -------     -------     ------         ------      -------      -------
Operating income........     264      1,906          776       2,946         --          2,150            5        5,101
Interest expense........     238         63        3,510 (G)   3,811     (3,978)(H)         20          800 (G)      653
                          ------    -------      -------     -------     ------         ------      -------      -------
Income (loss) before
 income taxes...........      26      1,843       (2,734)       (865)     3,978          2,130         (795)       4,448
Provision (benefit) for
 income taxes...........      10        166         (442)(I)    (266)     1,591 (I)         --          549 (I)    1,874
                          ------    -------      -------     -------     ------         ------      -------      -------
Net income (loss).......  $   16    $ 1,677      $(2,292)    $  (599)    $2,387         $2,130      $(1,344)     $ 2,574
                          ======    =======      =======     =======     ======         ======      =======      =======
Net income per share....                                                                                         $  0.32
                                                                                                                 =======
Weighted average
 outstanding shares(J)..                                                                                           8,002
                                                                                                                 =======

        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

  (A) Represents the historical Consolidated Statement of Operations data of the Company, which includes the operations of the Completed
      Acquisitions, from the dates of acquisition.

  (B) Represents the combined historical statement of operations data for the Completed Acquisitions. Results for the six months ended June 30, 1997 in the period from January 1, 1997 through the date of acquisition for those acquired prior to June 30, 1997 and for the six months ended June 30, 1997 for those acquired subsequent to June 30, 1997.

  (C) Represents the combined historical statements of operations data of the Pending Acquisitions.

  (D) Represents adjustments to historical compensation paid to the owner of the companies acquired in the Acquisitions in excess of amounts that would have been paid under the terms of employment agreements entered into in connection with the acquisition of each company.

  (E) Represents adjustments to corporate compensation and other corporate expenses to reflect the expenses that would have been incurred under the terms of current agreements.

  (F) Represents an increase in amortization of goodwill associated with the Acquisition Transactions. The excess of cost over the fair value of the net assets acquired will be amortized over a period of 10 to 40 years.

                                                      SIX MONTHS
                                                         ENDED
                                                       JUNE 30,    YEAR ENDED
                                                      ----------- DECEMBER 31,
                                                      1997  1996      1996
                                                      ----- ----- ------------
                                                           (IN THOUSANDS)
      Completed Acquisitions......................... $ 240 $ 309    $  620
      Pending Acquisitions...........................   287   287       574
                                                      ----- -----    ------
                                                      $ 527  $596    $1,194
                                                      ===== =====    ======

  (G) Represents an adjustment to accrue interest expense on debt issued in connection with Completed and Pending Acquisitions. The interest expense was computed based on fixed or variable interest rates, as appropriate, at the time the Company entered into each agreement.

  (H) Represents an adjustment to reduce interest expense on debt that will be repaid from the proceeds of the Offering.

  (I) Represents adjustments to accrue income taxes on earnings for certain acquisitions not previously taxed at the corporate level and to reflect the tax effects of adjustments based on estimated combined federal and state statutory tax rates of 40%. The Company's total effective tax rate approximates 41% and 43% for the six months ended June 30, 1997 and 1996, and 42% for the year ended December 31, 1996, respectively because of non-deductible goodwill acquired in connection with the Acquisitions.

  (J) Represents the following (i) 1,225,000 shares outstanding at June 30, 1997, (ii) 1,104,000 shares issued in the Completed and Pending Acquisitions, (iii) 3,500,000 shares issued in the Offering, (iv) 183,000 shares converted from Subordinated Convertible Promissory Notes, (v) 1,560,000 shares from the conversion of the Series A preferred stock and (vi) 430,000 shares applicable to dilution stock option based on treasury stock method.

                            U.S. LEGAL SUPPORT, INC.

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                         JUNE 30,
                                ASSETS                                     1997
Current assets:
  Accounts receivable:
    Trade, net of allowance of $621,359................................ $ 4,152,784
    Affiliate..........................................................      27,983
  Prepaid expenses and other current assets............................     202,259
                                                                        -----------
      Total current assets.............................................   4,383,026
Property and equipment, net............................................     537,731
Goodwill, net..........................................................   8,583,164
Other assets...........................................................     609,315
                                                                        -----------
      Total assets..................................................... $14,113,236
                                                                        ===========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..................................................... $ 2,089,639
  Accrued liabilities..................................................   1,183,392
  Income taxes payable.................................................      40,000
  Current maturities of long-term obligations..........................     601,528
  Deferred income taxes................................................     126,436
                                                                        -----------
      Total current liabilities........................................   4,040,995
Long-term obligations, net of current maturities.......................  12,571,745
Redeemable preferred stock:
  Series A convertible preferred stock, $1.00 par value, 2,000,000
   shares authorized; 1,000,000 shares issued and outstanding..........   1,000,000
  Series B convertible preferred stock, $1.00 par value, 2,500,000
   shares authorized; 2,046,667 shares issued and outstanding..........   2,046,667
  Series C convertible preferred stock, $1.00 par value, 231,250 shares
   authorized, issued and outstanding..................................     231,250
                                                                        -----------
      Total redeemable preferred stock.................................   3,277,917
Commitments and contingencies
Stockholders' deficit:
  Preferred stock, $1.00 par value, 5,268,750 authorized, no shares
   issued or outstanding...............................................          --
  Common stock, $.01 par value, 100,000,000 shares authorized;
   1,225,048 shares issued and outstanding.............................      12,250
  Additional paid-in capital...........................................      90,171
  Accumulated deficit..................................................  (5,879,842)
                                                                        -----------
      Total stockholders' deficit......................................  (5,777,421)
                                                                        -----------
      Total liabilities and stockholders' deficit...................... $14,113,236
                                                                        ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                            U.S. LEGAL SUPPORT, INC.

                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                                    SIX MONTHS
                                                                      ENDED
                                                                     JUNE 30,
                                                                       1997
Revenues........................................................... $8,754,198
Cost of services...................................................  5,665,109
                                                                    ----------
    Gross profit...................................................  3,089,089
Selling, general and administrative expenses.......................  2,145,893
Depreciation and amortization......................................    155,541
                                                                    ----------
    Operating income...............................................    787,655
Interest expense...................................................    708,832
                                                                    ----------
Income before income taxes.........................................     78,823
Provision for income taxes.........................................     53,000
                                                                    ----------
Net income......................................................... $   25,823
                                                                    ==========
Net income per share............................................... $      .01
                                                                    ==========
Weighted average shares outstanding................................  3,061,296
                                                                    ==========
If the shares necessary to fund the distribution to the owner were outstanding for the entire period, net income per share and weighted average shares outstanding would have been as follows:
  Pro forma net income per share................................... $      .01
                                                                    ==========
  Weighted average number of common and common equivalent shares outstanding.....................................................  3,394,129
                                                                    ==========



   The accompanying notes are an integral part of the consolidated financial statements.

                            U.S. LEGAL SUPPORT, INC.

                 STATEMENT OF STOCKHOLDERS' DEFICIT (UNAUDITED)

                            COMMON STOCK    ADDITIONAL                  TOTAL
                          -----------------  PAID-IN   ACCUMULATED  STOCKHOLDERS'
                           SHARES   AMOUNT   CAPITAL     DEFICIT      (DEFICIT)
                          --------- ------- ---------- -----------  -------------
Balance as of January 1,
 1997...................    993,840 $ 9,938       --   $   (72,761)  $   (62,823)
Net assets acquired in
 connection with
 reorganization of the
 Company and Looney &
 Company ...............         --      --       --       207,763       207,763
Distribution in
 connection with
 reorganization of the
 Company and Looney &
 Company................         --      --       --    (6,040,667)   (6,040,667)
Issuance of common
 stock..................    231,208   2,312  $90,171            --        92,483
Net income..............         --      --       --        25,823        25,823
                          --------- -------  -------   -----------   -----------
Balance as of June 30,
 1997...................  1,225,048 $12,250  $90,171   $(5,879,842)  $(5,777,421)
                          ========= =======  =======   ===========   ===========




   The accompanying notes are an integral part of the consolidated financial statements.

                            U.S. LEGAL SUPPORT, INC.

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                   SIX MONTHS
                                                                      ENDED
                                                                    JUNE 30,
                                                                      1997
Cash flows from operating activities:
 Net income....................................................... $    25,823
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...................................     155,541
  Amortization of debt issue costs and debt discount..............     113,854
  Provision for doubtful accounts.................................     137,705
  Deferred tax benefit............................................    (227,000)
  Changes in operating assets and liabilities:
   Accounts receivable............................................    (152,565)
   Prepaid expenses and other current assets......................    (147,541)
   Accounts payable and accrued liabilities.......................      40,492
   Income taxes payable...........................................    (100,482)
   Other assets...................................................     (94,885)
                                                                   -----------
      Net cash used in operating activities.......................    (249,058)
                                                                   -----------
Cash flows from investing activities:
 Capital expenditures.............................................     (56,250)
 Acquisitions, net of cash acquired...............................  (6,160,034)
                                                                   -----------
      Net cash used in investing activities.......................  (6,216,284)
                                                                   -----------
Cash flows from financing activities:
 Issuance of preferred stock......................................   1,000,000
 Debt issuance costs..............................................    (545,989)
 Borrowings under senior credit agreement.........................   1,850,000
 Issuance of subordinated debt....................................   9,000,000
 Principal payments on long-term obligations......................    (915,583)
 Distribution to shareholder......................................  (3,994,000)
 Other............................................................      50,309
                                                                   -----------
      Net cash provided by financing activities...................   6,444,737
                                                                   -----------
Decrease in cash and cash equivalents.............................     (20,605)
Cash and cash equivalents at beginning of period..................      20,605
                                                                   -----------
Cash and cash equivalents at end of period........................ $        --
                                                                   ===========
Supplemental cash flow information:
 Cash paid for interest........................................... $   554,669
 Cash paid for income taxes.......................................     360,000

   The accompanying notes are an integral part of the consolidated financial statements.

                           U.S. LEGAL SUPPORT, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. THE COMPANY:

  U.S. Legal Support, Inc. (the "Company") was founded in 1996 by Richard O. Looney and GulfStar Investments, Ltd. to continue the business of Looney & Company ("Looney") and create a leading provider of legal support services, including court reporting, certified record retrieval, legal placement and staffing, to law firms, insurance providers and major corporations throughout the United States. The Company operates in one business segment. The Company has completed the acquisition of 14 companies, including Looney, and has entered into definitive agreements to acquire an additional four companies. The Company is planning an initial public offering of its common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. Unless the context requires otherwise, the term "Company" refers to U.S. Legal Support, Inc. and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Preparation of Interim Financial Statements

  The financial statements for the six-month period ended June 30, 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the period. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include highly liquid debt instruments purchased with original maturities of three months or less. The Company maintains cash deposits in banks. The balance, at times, may exceed federally insured amounts although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in operations.

 Intangible Assets

  Goodwill is amortized on a straight line basis over the estimated useful life of 10 to 40 years. Accumulated amortization of goodwill was $70,158 at June 30, 1997. The Company evaluates, for impairment, the carrying value of intangible assets by comparing the carrying value to the anticipated future undiscounted cash flows from the businesses whose acquisition gave rise to the asset. If the intangible asset is impaired, the asset is written down to fair value.

                           U.S. LEGAL SUPPORT, INC.

 Debt Issue Costs

  Debt issue costs relating to long-term debt are included in other assets and are amortized to interest expense over the scheduled maturity of the debt utilizing the interest method.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of differences in the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

 Revenue Recognition

  The Company recognizes revenues as documents or records are delivered to customers and when candidates accept a job offer. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit, primarily to law firms, insurance companies, and major corporations. The Company maintains allowances for potential credit losses, and such losses have been within management's estimates.

 Earnings per Share Data

  Earnings per share data is computed using the weighted average number of common and common equivalent shares outstanding during each year presented. Common equivalent shares consist of convertible debt, convertible preferred stock, and stock options and are computed using the treasury stock method. Pro forma earnings per share have been presented for the six months ended June 30, 1997 to reflect issuance of the number of shares that would have been necessary to fund the $6,040,667 distribution to the Company's owner in
January 1997 (at an assumed public offering price of $      per share). Fully
diluted earnings per share are not presented because such amounts would be the same as amounts computed for primary earnings per share.

 Stock-based Compensation

  The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans.

 Financial Instruments

  For all financial instruments, including cash and cash equivalents, amounts receivable, amounts payable, and long-term debt, the carrying value is considered to approximate fair value.

 New Accounting Standards

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 changes the computation of earnings per share and requires dual presentation of basic and diluted earnings per share. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods.

                           U.S. LEGAL SUPPORT, INC.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131").

  SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires (a) classification of the components of other comprehensive income by their nature in a financial statement and (b) the display of the accumulated balance of the other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for years beginning after December 15, 1997 and is not expected to have a material impact on financial position or results of operations.

  SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has not determined the impact of SFAS 131 on its financial reporting practices.

3. REORGANIZATION AND BUSINESS COMBINATIONS:

 Completed through June 30, 1997

  In a reorganization in January 1997, the Company acquired 100% of the outstanding stock of Looney & Company ("Looney"), a Texas based court reporting and certified records retrieval company. The purchase price consisted of approximately $3,994,000 in cash which includes a cash reimbursement in the amount of $354,000 as payment for professional fees through December 31, 1996, and 2,046,667 shares of the Company's Series B redeemable convertible preferred stock, $1.00 par value. Looney has been deemed to be the accounting acquiror, and therefore, the net assets of Looney have been recorded at their historical cost basis. The consideration paid for the net assets of Looney was recorded as a capital distribution to Looney's shareholder.

  In January 1997, the Company acquired 100% of the outstanding stock of Klein, Bury and Associates, Inc. ("KBA"), a Florida based court reporting company. The purchase price consisted of approximately $3,580,000 in cash, 170,600 shares of the Company's common stock, a $1,424,113 promissory note payable over 5 years with interest at 10% and 50% of the accounts receivable over 120 days old as of the closing date, up to a maximum of $500,000, that are collected during the Company's normal course of business. The acquisition was accounted for under the purchase method of accounting. The results of operations of KBA are included from the date of the acquisition. The excess of the cost over the fair values of the assets acquired and liabilities assumed amounted to approximately $5,742,000 and is being amortized over 40 years.

  In May 1997, the Company acquired the assets of San Francisco Reporting Service ("SFRS"), a California based court reporting company. The purchase price consisted of approximately $506,000 in cash, 30,608 shares of the Company's common stock and 231,250 shares of Series C redeemable convertible preferred stock having a par value and issue price of $1.00. The acquisition was accounted for under the purchase method of accounting. The results of operations of SFRS are included from the date of acquisition. The excess of the cost over the fair values of the assets acquired and liabilities assumed approximates $736,000 and is being amortized over 40 years.

                           U.S. LEGAL SUPPORT, INC.

  In May 1997, the Company acquired the assets of G & G Court Reporters ("G&G"), a California based court reporting company. The purchase price consisted of approximately $1,268,100 in cash and two (2) subordinated promissory notes in the aggregate amount of $995,568. The acquisition was accounted for under the purchase method of accounting. The results of operations of G&G are included from the date of acquisition. The excess of the cost over the fair values of the assets acquired and liabilities assumed approximates $2,196,000 and is being amortized over 40 years.

  The following unaudited pro forma summary presents consolidated results of operations information as if all the aforementioned completed acquisitions had been completed at the beginning of the period presented and does not purport to be indicative of the results of operations of the Company that might have occurred nor are they indicative of future results.

      Revenues....................................................... $9,764,000
      Net income..................................................... $  178,000
      Earnings per share............................................. $      .06

  Adjustments made in arriving at the pro forma unaudited results of operations include interest expense on acquisition debt, amortization of goodwill, compensation reductions and related tax adjustments. No effect has been given to synergistic benefits which may be realized from the acquisition or of the use of proceeds from the planned initial public offering.

 Completed since July 1, 1997

  In August 1997, the Company acquired the stock of the Johnson Court Reporting Group, three California-based companies involved in court reporting, closed captioning, and medical transcription. The purchase price consisted of approximately $983,100 in cash, $245,760 in subordinated notes and 142,476 shares of the Company's common stock.

  In August 1997, the Company acquired the assets of Legal Enterprise, Inc., a California based document retrieval and data management company. The purchase price consisted of approximately $1,210,000 in cash and $1,140,500 in subordinated notes. Concurrently with a public offering, one of the notes for $821,160 converts into 96,607 shares of common stock at a conversion rate of $8.50 per share of common stock.

  In September 1997, the Company acquired the assets of Amicus One Legal Support Services, Inc., a New York based court reporting company. The purchase price was approximately $1,881,000 in cash, $560,000 in subordinated notes and 116,471 shares of the Company's common stock.

  In September 1997, the Company acquired the stock of Block Court Reporting, a court reporting company serving Washington, D.C., Northern Virginia, and Baltimore. The purchase price was approximately $610,000 in cash and $600,000 in subordinated notes.

  In September 1997, the Company acquired the stock of Ziskind, Greene, Watanabe and Nason, a California based company providing permanent legal search services. The purchase price was approximately $1,150,000 in cash and 158,824 shares of the Company's common stock.

  In September 1997, the Company acquired the assets of Elaine P. Dine, Inc., a New York based company providing permanent legal search services. The purchase price was approximately $6,010,000 in cash, $2,000,000 in subordinated notes and 117,647 shares of the Company's common stock.

                           U.S. LEGAL SUPPORT, INC.

  These acquisitions will be accounted for under the purchase method of accounting. The results of operations will be included from date of acquisition. The excess of the purchase price over the fair values of the assets acquired and liabilities assumed will be recorded as goodwill.

  In addition, with respect to certain of the businesses acquired, the Company may be obligated to pay contingent consideration. In most cases, the contingent consideration is cash equal to a percentage of the amount by which the businesses' revenues exceed targeted operating results. With respect to one of the businesses acquired, the Company is obligated to pay, in equal parts cash and common stock, contingent consideration equal to six times the amount by which pre-tax earnings exceed a specified amount.

 Pending Consummation of Initial Public Offering ("Offering")

  Upon completion of the Offering, the Company will acquire the assets of Reporting Service Associates, a Philadelphia based court reporting services firm serving the mid-Atlantic markets. The purchase price will be approximately $7,400,000 in cash and 231,481 shares of the Company's common stock.

  Upon completion of the Offering, the Company will acquire the assets of Jilio & Associates, a Southern California based court reporting services firm which is a member of the U.S. Court Reporters affiliated network. The purchase price will be approximately $5,600,000 in cash and 222,222 shares of the Company's common stock.

  Upon completion of the Offering, the Company will acquire the assets of Kirby Kennedy & Associates, a court reporting services firm which serves the Minneapolis and St. Paul, Minnesota markets. The purchase price will be approximately $2,503,000 in cash and 99,315 shares of the Company's common stock.

  Upon completion of the Offering, the Company will acquire the assets of Commander Wilson, Inc., a firm that provides permanent legal search services to national and Texas law firms and legal departments of major corporations. The purchase price will be approximately $1,400,000 in cash and 56,250 shares of the Company's common stock.

4. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                                     JUNE 30,
                                                       USEFUL LIVES    1997
      Leasehold improvements..........................      5 years $    26,622
      Furniture, fixtures and equipment............... 5 to 7 years   1,610,753
      Vehicles........................................      5 years      21,782
                                                                    -----------
                                                                      1,659,157
      Less accumulated depreciation...................               (1,121,426)
                                                                    -----------
                                                                    $   537,731
                                                                    ===========

  The Company has entered into various capital leases. The leases were recorded upon their inception using the interest rate implicit in the lease agreements. The capitalized cost of leased office equipment and related accumulated depreciation was approximately $324,000 and $219,000, respectively, at June 30, 1997.

                           U.S. LEGAL SUPPORT, INC.

5. ACCRUED LIABILITIES:

  Accrued liabilities consisted of the following:

                                                                       JUNE 30,
                                                                         1997
      Payroll........................................................ $  506,672
      Customer overpayments..........................................    507,151
      Other..........................................................    169,569
                                                                      ----------
                                                                      $1,183,392
                                                                      ==========

  Customer overpayments arise primarily when customers make duplicate payments or payments in excess of billed amounts. The customers have generally denied the Company's refund attempts, which the management of the Company believes is due to the significant volume and relatively small amount of each individual billing. Legal counsel has advised the Company that any claims by third parties for overpayments are subject to statute-of-limitation laws and related interpretations, which vary by state, and the ultimate resolution of any such third-party claims, if made, is not certain.

6. INCOME TAXES:

  The provision for income taxes consisted of the following for the six months ended June 30, 1997:

      Current........................................................ $ 280,000
      Deferred.......................................................  (227,000)
                                                                      ---------
                                                                      $  53,000
                                                                      =========

  A reconciliation of the differences between income taxes computed at the U.S. federal statutory rate of 34% and the Company's reported provision for income taxes for the six months ended June 30, 1997 is:

      Income tax provision at statutory rate............................ $26,800
      State tax provision, net of federal income tax benefit............   3,153
      Nondeductible expenses and other..................................  23,047
                                                                         -------
                                                                         $53,000
                                                                         =======

  The components of deferred income tax assets and liabilities were as follows at June 30, 1997:

      Deferred tax assets:
       Accrued liabilities......................................... $  38,000
       Allowance for doubtful accounts.............................   111,180
                                                                    ---------
          Deferred tax assets......................................   149,180
                                                                    ---------
      Deferred tax liabilities:
       Conversion from cash to accrual basis for tax reporting
        purposes...................................................  (252,239)
       Other.......................................................   (23,377)
                                                                    ---------
          Deferred tax liability...................................  (275,616)
                                                                    ---------
          Net deferred income taxes................................ $(126,436)
                                                                    =========

                           U.S. LEGAL SUPPORT, INC.

7. LONG-TERM DEBT:

 Long-term debt consisted of the following:

                                                                     JUNE 30,
                                                                       1997
Bank notes payable:
  Revolving credit loan...........................................  $   100,000
  Term loan.......................................................    1,750,000
Senior subordinated notes, interest at 12% payable quarterly, principal due in three annual installments beginning January 2002 but must be repaid within two days of an initial public offering
 of common stock or a change of control...........................    9,000,000
Subordinated promissory note, interest at 10% with an effective interest rate of 15%, quarterly principal and interest payments of $71,206 through February 1, 2002 but must be repaid within two days of an initial public offering of common stock or a change of
 control..........................................................    1,352,907
Convertible subordinated note, interest at 7.5% payable quarterly beginning August 1997 with an effective interest rate of 15%, principal payments payable quarterly beginning August 1998, maturing in 2002, convertible at the holder's option into common stock at the issuance price in and on the closing date of an
 initial public offering or a change of control...................      328,149
Convertible subordinated note, interest at 6.375% payable monthly, principal due in 2005, convertible at the holder's option into common stock at the conversion price of $7.56, automatically converts into common stock on the closing date of an initial
 public offering or a change of control...........................      663,795
Capital lease obligations.........................................      181,422
                                                                    -----------
Total debt........................................................   13,376,273
Less discount on debt.............................................      203,000
                                                                    -----------
Long term debt, net of discount...................................   13,173,273
Less current maturities...........................................      601,528
                                                                    -----------
                                                                    $12,571,745
                                                                    ===========

 Revolving Credit and Term Loan Agreements

  The Company's bank credit agreement provides for a revolving line of credit of $2,000,000, of which approximately $1,700,000 had been utilized at September 24, 1997. The bank credit agreement also provides for an acquisition line of credit of $14,000,000, all of which had been utilized at September 24, 1997. Borrowings under this agreement bear interest at the base rate plus 0.75%, or LIBOR, plus 2.5%, at the Company's option. At June 30, 1997, the average interest rate under the credit facility was 8.2%. Borrowings under the facility are collateralized by substantially all the assets of the Company. The credit agreement contains various financial covenants including the maintenance of certain financial ratios, restrictions on capital expenditures, and a prohibition against the payment of dividends.

  Maturities of long-term debt and capital lease obligations are as follows:

                                                               NOTES    CAPITAL
                                                              PAYABLE    LEASES
                                                            ----------- --------
      1997 (six months).................................... $   171,578 $ 44,623
      1998.................................................     777,046   71,003
      1999.................................................     721,265   56,909
      2000.................................................   1,392,086    8,887
      2001.................................................     371,261       --
      2002.................................................   3,097,820       --
      Thereafter...........................................   6,663,795       --
                                                            ----------- --------
                                                            $13,194,851 $181,422
                                                            =========== ========

                           U.S. LEGAL SUPPORT, INC.

8. PREFERRED STOCK:

 Series A Preferred Stock

  Pursuant to the terms of the Articles of Incorporation, the Board of Directors has created a series of Preferred Stock consisting of 2,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). As of June 30, 1997, 1,000,000 shares of Series A Preferred Stock were issued and outstanding. The Series A Preferred Stock (a) has a liquidation preference of $1.00 per share, plus accrued but unpaid dividends and (b) entitles the holder, concurrently with each dividend paid on the Common Stock, to dividends in the same amount payable on the number of shares of Common Stock then issuable on conversion of the Series A Preferred Stock. Holders of Series A Preferred Stock vote together with the Common Stock on all matters submitted to a vote of the shareholders, and each share of Series A Preferred Stock entitles the holder to one vote for each share of Common Stock issuable on conversion thereof. The Series A Preferred Stock ranks on a parity with the Common Stock with respect to dividends and senior to Common Stock and the Series B Preferred Stock described below as to distributions of assets upon liquidation. Shares of Series A Preferred Stock may be converted into Common Stock, at the option of the holder, at an initial conversion rate of
1.56 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment. The Company may elect to convert all outstanding Series A Preferred Stock into shares of Common Stock at the foregoing conversion rate, at any time after the closing of an underwritten public offering of equity securities of the Company resulting in gross proceeds of at least $15,000,000 (a "Qualifying Public Offering"), provided the $9,000,000 principal amount of 12% Senior Subordinated Notes issued by a subsidiary of the Company are no longer outstanding. Under the terms of the Security Purchase Agreement pursuant to which the Series A Preferred Stock was issued, the holders have the right to require the Company to redeem any or all shares of Series A Preferred Stock upon the occurrence of a Change of Control (as defined in the Agreement). The redemption price is payable in cash in an amount equal to the Market Price (as defined) at the time notice of the Change of Control is given, together with a premium in the maximum aggregate amount of $2,700,000. If at any time after January 17, 2003, there is no Liquid Secondary Market (as defined), the holders of the Series A Preferred Stock shall have the right to require the Company to redeem any or all of the outstanding shares of Series A Preferred Stock in three annual installments, at a redemption price equal to the Fair Market Value (as defined) of the shares of Common Stock into which the Series A Preferred Stock are then convertible, together with interest on the unpaid balance at an annual rate of 12.0%. Subject to the rights of the holders of the Series A Preferred Stock to convert their shares into Common Stock, the Company may redeem the Series A Preferred Stock, in whole but not in part, at any time on or after a Qualifying Public Offering, provided the Senior Subordinated Notes are no longer outstanding. The redemption price for shares redeemed at the option of the Company shall be $.001 for each share of Common Stock issuable upon conversion of the Series A Preferred Stock so redeemed (subject to adjustments).

 Series B Preferred Stock

  Pursuant to the terms of the Articles of Incorporation, the Board of Directors has created a series of Preferred Stock consisting of 2,500,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"). As of June 30, 1997, 2,046,667 shares of Series B Preferred Stock were issued and outstanding. The Series B Preferred Stock (a) has a liquidation preference of $1.00 per share, (b) ranks junior to the Series A Preferred Stock with respect to distributions of assets on liquidation and (c) is convertible into Common Stock in the event of a Qualifying Public Offering at a conversion price equal to 93% of the price at which shares of Common Stock are offered to the public in the Qualifying Public Offering. Holders of Series B Preferred Stock are not entitled to receive any dividends. Within five business days after the receipt of notice from the Company that the Company has filed a Registration Statement with the Securities and Exchange Commission (the "Commission") related to a Qualifying Public Offering, the holder is required to notify the Company if such holder elects to cause the Company to redeem all or part of the Series B Preferred Stock for a cash redemption price of $1.00 per share or to convert such shares into Common Stock at the rate specified above. In the event

                           U.S. LEGAL SUPPORT, INC.

the holder fails to give the Company notice of its election, all conversion and redemption rights shall immediately terminate. Any shares of Series B Preferred Stock not redeemed or converted into Common Stock, must be redeemed by the Company quarterly, during the 20 fiscal quarters following the quarter in which a Qualifying Public Offering occurs. The Series B Preferred Stock does not entitle the holders to vote on any matter submitted to the Company's shareholders, except as required by law.

 Series C Preferred Stock

  The Board of Directors has created a series of Preferred Stock consisting of 231,250 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock"). As of June 30, 1997, 231,250 shares of Series C Preferred Stock were issued and outstanding. The Series C Preferred Stock has a liquidation preference of $1.00 per share, plus accrued and unpaid dividends. The Series C Preferred Stock ranks senior to the Series A Preferred Stock and the Common Stock with respect to dividends and distributions of assets upon liquidation, and ranks senior to the Series B Preferred Stock with respect to distributions of assets on liquidation. The Series C Preferred Stock carries an annual dividend equal to $.06 per share, payable quarterly in respect of any quarter in which aggregate net income before taxes, depreciation, and amortization of the business represented by SFRS exceeds $160,000. No dividends were accrued or paid on the Series C Preferred Stock in the six months ended June 30, 1997. The Series C Preferred Stock is convertible into Common Stock upon the occurrence of a Qualifying Public Offering, at a conversion rate equal to the initial public offering price. Within 10 business days after the receipt of notice from the Company that the Company has filed a Registration Statement with the Commission related to a Qualifying Public Offering, the holder is required to notify the Company if such holder elects to cause the Company to redeem all or part of the Series C Preferred Stock for a cash redemption price of $1.00 per share or to convert such shares into Common Stock at the rate specified above. In the event the holder fails to give the Company notice of its election, all conversion and redemption rights shall immediately terminate. On or after May 15, 1998, any holder of Series C Preferred Stock may require the Company to redeem all such holders of shares of Series C Preferred Stock quarterly over the 16 fiscal quarters ended after notice of such election is delivered to the Company. The Series C Preferred Stock does not entitle the holders to vote on any matter submitted to the Company's shareholders, except as required by law.

9. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company leases various office space under noncancelable operating leases with remaining terms of up to 4 years. The Company also leases certain office and computer equipment under operating leases. Rental expense associated with these operating leases for the six months ended June 30, 1997 was $206,965.

  The future minimum rental payments under noncancelable operating leases for 1997 through 2002 are as follows (in thousands):

      1997 (six months).............................................. $  244,971
      1998...........................................................    452,892
      1999...........................................................    365,849
      2000...........................................................    285,380
      2001...........................................................     98,756
      2002...........................................................     44,000
                                                                      ----------
                                                                      $1,491,848
                                                                      ==========

                           U.S. LEGAL SUPPORT, INC.

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

10. STOCK OPTION PLANS:

 1997 Stock Incentive Plan

  The Company's 1997 Stock Incentive Plan provides for the granting to eligible employees or directors of the Company and its subsidiaries options to purchase shares of Common Stock, which may be incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code or non-qualified options. The 1997 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors, which designates the employees who will receive options, the type of options, the number of shares of Common Stock subject to these options and their terms and conditions, including their exercise price and vesting schedule. A total of 750,000 shares of Common Stock have been reserved for issuance pursuant to options granted under the 1997 Stock Incentive Plan. Options to purchase a total of 464,244 shares of Common Stock have been granted under the 1997 Stock Incentive Plan with exercise prices ranging from $6.41 to the initial public offering price set forth on the cover of this Prospectus. All options granted under the 1997 Stock Incentive Plan vest 20% annually, are fully vested on the fifth anniversary of the date of grant and expire 10 years after the date of grant.

 Stock Option Plan for Non-Employee Directors

  The Company also has adopted the U.S. Legal Support, Inc. Stock Option Plan for Non-Employee Directors (the "Directors' Stock Option Plan"). A total of 150,000 shares of Common Stock have been reserved for issuance under the Directors' Stock Option Plan which provides for the grant of options to purchase 25,000 shares of Common Stock, with an exercise price equal to the fair market value on the date of grant, to each incumbent director and to each person who becomes a director concurrently with his or her first election to the Board. Options granted under the Directors' Stock Option Plan vest 20% annually and are fully vested on the fifth anniversary of the date of grant. Upon completion of the Offering, each director of the Company will be awarded options to purchase 25,000 shares of Common Stock with an exercise price equal to the per share price set forth on the cover page of this Prospectus.

11. RELATED PARTY TRANSACTIONS:

  To finance the acquisitions of Looney and KBA, the Company issued $9,000,000 principal amount of Senior Subordinated Notes to three investors managed by Pecks Management Partners Ltd. on January 1997. A director of the Company serves as a Managing Partner of Pecks Management Partners Ltd.

                           U.S. LEGAL SUPPORT, INC.

  The GulfStar Group, Inc. ("GulfStar") has provided merger and acquisition advisory services to the Company since its inception. A director of the Company is a Managing Director of GulfStar. In October 1996, GulfStar Investments, Ltd., an affiliate of GulfStar, purchased 150,000 shares of Common Stock at a price of $.01 per share in exchange for services rendered to the Company. GulfStar also received an investment banking fee aggregating $450,000 in exchange for services in connection with the placement of $9,000,000 of Senior Subordinated Notes, the placement of the Series A Convertible Preferred Stock, the negotiation of the bank credit agreement and the acquisition of Looney and KBA in January 1997. Pursuant to the terms of a letter agreement dated April 24, 1997, between GulfStar and the Company, GulfStar agreed to provide valuation, negotiation and other financial advisory services to the Company in connection with the Company's evaluation of acquisitions and will be paid advisory fees equal to 1.0% of the total purchase price of each acquisition as well as reimbursement of out-of-pocket expenses. GulfStar has received a total of $40,000 under the letter agreement and will be entitled to an additional $450,000 upon completion of the pending acquisitions.

  The Company leases offices from entities controlled by certain former shareholders of acquired companies who are now employees. The aggregate annual base rent to be paid under these leases is approximately $70,000.

12. SUPPLEMENTAL CASH FLOW INFORMATION:

  The following represents supplemental noncash investing and financing activities for the six months ended June 30, 1997:

  Acquisition of Looney
    Net assets acquired in connection with reorganization........... $  207,763
    Issuance of Series B Redeemable Preferred Stock.................  2,046,667
  Acquisition of KBA
    Net assets acquired, net of cash................................    510,521
    Issuance of a note payable......................................  1,424,113
    Issuance of common stock........................................     68,240
  Acquisition of SFRS
    Net assets acquired, net of cash................................    112,814
    Issuance of preferred stock.....................................    231,250
    Issuance of common stock........................................     12,243
  Acquisition of G&G
    Net assets acquired, net of cash................................    152,012
    Issuance of notes payable.......................................    995,568
  Other acquisitions................................................      2,000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Looney & Company as of December 31, 1995 and 1996, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Looney & Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
September 5, 1997

                                LOONEY & COMPANY

                                 BALANCE SHEET

                           DECEMBER 31, 1995 AND 1996

                                                             1995       1996
                         ASSETS                           ---------- ----------
Current assets:
 Cash....................................................            $   20,605
 Accounts receivable:
  Trade, net of allowance of $142,581 and $223,331,
   respectively.......................................... $2,095,032  1,307,330
  Related parties........................................     69,531    319,302
 Prepaid expenses and other current assets...............     56,049     45,926
 Deferred income taxes...................................                26,742
                                                          ---------- ----------
      Total current assets...............................  2,220,612  1,719,905
Property and equipment, net..............................    590,101    426,296
Other assets.............................................     51,041     27,500
Deferred income taxes....................................                18,500
                                                          ---------- ----------
      Total assets....................................... $2,861,754 $2,192,201
                                                          ========== ==========
          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable........................................ $  452,125 $  183,389
 Accrued liabilities.....................................    897,265  1,140,163
 Income taxes payable....................................    123,303
 Deferred income taxes...................................     15,188
 Current maturities of long-term obligations.............    832,157    529,413
                                                          ---------- ----------
      Total current liabilities..........................  2,320,038  1,852,965
Long-term obligations, net of current maturities.........    227,378    131,473
Deferred income taxes....................................    122,274
Commitments and contingencies
Stockholder's equity:
  Common stock, $1 par value, 100,000 shares authorized,
   1,000 shares issued and outstanding...................      1,000      1,000
  Retained earnings......................................    191,064    206,763
                                                          ---------- ----------
      Total stockholder's equity.........................    192,064    207,763
                                                          ---------- ----------
      Total liabilities and stockholder's equity......... $2,861,754 $2,192,201
                                                          ========== ==========

    The accompanying notes are an integral part of the financial statements.

                                LOONEY & COMPANY

                            STATEMENT OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                     AND THE SIX MONTHS ENDED JUNE 30, 1996

                                                                    JUNE 30,
                                    1994        1995       1996       1996
                                 ----------  ---------- ---------- -----------
                                                                   (UNAUDITED)
Revenues........................ $8,362,920  $9,103,728 $7,667,539 $4,044,190
Cost of services................  5,589,599   5,763,195  4,838,932  2,572,481
                                 ----------  ---------- ---------- ----------
    Gross profit................  2,773,321   3,340,533  2,828,607  1,471,709
Selling, general and
 administrative expenses........  3,042,999   1,970,310  2,351,669    875,318
Depreciation....................    223,680     230,353    212,277    134,016
                                 ----------  ---------- ---------- ----------
    Operating income (loss).....   (493,358)  1,139,870    264,661    462,375
Interest expense................    184,414     229,969    238,251    117,601
                                 ----------  ---------- ---------- ----------
Income (loss) before income
 taxes..........................   (677,772)    909,901     26,410    344,774
Income tax (benefit) expense....   (182,979)    327,177     10,711    117,169
                                 ----------  ---------- ---------- ----------
Net income (loss)............... $ (494,793) $  582,724 $   15,699 $  227,605
                                 ==========  ========== ========== ==========


    The accompanying notes are an integral part of the financial statements.

                                LOONEY & COMPANY

                       STATEMENT OF STOCKHOLDER'S EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                       TOTAL
                                                 COMMON RETAINED   STOCKHOLDER'S
                                                 STOCK  EARNINGS      EQUITY
                                                 ------ ---------  -------------
Balance as of January 1, 1994................... $1,000 $ 103,133    $ 104,133
Net loss........................................         (494,793)    (494,793)
                                                 ------ ---------    ---------
Balance as of December 31, 1994.................  1,000  (391,660)    (390,660)
Net income......................................          582,724      582,724
                                                 ------ ---------    ---------
Balance as of December 31, 1995.................  1,000   191,064      192,064
Net income......................................           15,699       15,699
                                                 ------ ---------    ---------
Balance as of December 31, 1996................. $1,000 $ 206,763    $ 207,763
                                                 ====== =========    =========




    The accompanying notes are an integral part of the financial statements.

                                LOONEY & COMPANY

                            STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                     AND THE SIX MONTHS ENDED JUNE 30, 1996

                                                                      JUNE 30,
                                     1994        1995       1996        1996
                                  -----------  ---------  ---------  -----------
                                                                     (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)..............  $  (494,793) $ 582,724  $  15,699   $ 227,605
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Depreciation..................      223,680    230,353    212,277     134,016
  Provision for doubtful
   accounts.....................       28,566     82,773     80,750      42,037
  Deferred income taxes.........       40,263     75,272   (182,704)     59,925
  Loss on disposal of
   equipment....................       47,345
  Changes in operating assets
   and liabilities:
   Accounts receivable..........     (161,513)  (256,538)   706,952     319,477
   Other receivables, related
    parties.....................                  34,407   (249,771)    (41,185)
   Prepaid expenses and other
    current assets..............      (12,116)    (1,199)    10,123     (23,219)
   Accounts payable and accrued
    liabilities.................      275,578   (305,706)    76,138    (287,778)
   Income taxes payable.........                 123,303   (123,303)
   Other assets.................      148,305      3,010     23,541      (3,393)
                                  -----------  ---------  ---------   ---------
      Net cash provided by
       operating activities.....       95,315    568,399    569,702     427,485
                                  -----------  ---------  ---------   ---------
Cash flows from investing
 activities:
 Purchase of property and
  equipment.....................     (182,331)    (7,654)   (51,028)    (32,040)
                                  -----------  ---------  ---------   ---------
      Net cash used in investing
       activities ..............     (182,331)    (7,654)   (51,028)    (32,040)
                                  -----------  ---------  ---------   ---------
Cash flows from financing
 activities:
 Proceeds from borrowings.......      972,517
 Principal payments on long-term
  obligations...................   (1,013,769)  (491,404)  (396,093)   (228,379)
 Other..........................      128,268    (69,341)  (101,976)   (101,976)
                                  -----------  ---------  ---------   ---------
      Net cash provided by (used
       in) financing activities
       .........................       87,016   (560,745)  (498,069)   (330,355)
                                  -----------  ---------  ---------   ---------
Increase in cash................           --         --     20,605      65,090
Cash at beginning of period.....           --         --         --          --
                                  -----------  ---------  ---------   ---------
Cash at end of period...........  $        --  $      --  $  20,605   $  65,090
                                  ===========  =========  =========   =========
Cash paid for interest..........  $   252,906  $ 229,969  $ 238,251     119,125
Cash paid for income taxes......           --    120,000    297,590     212,590
Non cash investing and financing
 activities:
 Equipment acquired under
  capital leases................  $   123,126  $  44,504  $  13,051

    The accompanying notes are an integral part of the financial statements.

                               LOONEY & COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Looney & Company (the "Company"), a Texas corporation, was founded in 1988 and operates in six Texas offices, providing litigation support services primarily to insurance companies, law firms and large corporations. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word, the retrieval of records used in conjunction with the investigation and litigation of legal proceedings, and copying services. Looney is the predecessor to U.S. Legal Support, Inc. ("USLS"). The interim financial statements for the six months ended June 30, 1996 should be read in conjunction with the interim financial statements of USLS included elsewhere herein.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six months ended June 30, 1996, reflect all adjustments that are, in the opinion of management, necessary or a fair presentation of the results for the period. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in two banks. The balances, at times, may exceed federally insured amounts although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of operations.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Income Taxes

  Deferred income taxes are provided for the accumulated temporary differences in the bases of assets and liabilities for financial reporting and income tax purposes using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

                               LOONEY & COMPANY

3. RECEIVABLES, RELATED PARTIES:

  Receivables, related parties, consisted of the following at December 31:

                                                                1995     1996
                                                               ------- --------
      Shareholder............................................. $69,531
      U.S. Legal Support, Inc.................................         $258,988
      Klein, Bury & Associates................................           60,314
                                                               ------- --------
                                                               $69,531 $319,302
                                                               ======= ========

  In 1996, the Company paid on behalf of Klein, Bury & Associates ("Klein Bury") and U.S. Legal Support, Inc. ("USLS") costs incurred related to the January 1997 acquisitions of the Company and Klein Bury by USLS (see Note 9).

4. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 31:

                               USEFUL LIVES    1995        1996
                               ------------ ----------  ----------
      Furniture, fixtures and
       equipment.............. 5 to 7 years $1,304,264  $1,367,342
      Vehicles................      5 years     56,640      21,782
                               ------------ ----------  ----------
                                             1,360,904   1,389,124
      Less accumulated
       depreciation...........                (770,803)   (962,828)
                                            ----------  ----------
                                            $  590,101  $  426,296
                                            ==========  ==========

  The Company has entered into various capital leases. The leases were recorded upon their inception using the interest rate implicit in the lease agreements. The capitalized cost of leased office equipment was approximately $581,000 and $594,000 at December 31, 1995 and 1996, respectively.

                                LOONEY & COMPANY

5. LONG-TERM OBLIGATIONS:

  Long-term obligations consisted of the following at December 31:

                                                             1995       1996
                                                           ---------  --------
Note payable to a bank under line of credit, providing
 borrowings up to $1,500,000, with interest at the prime
 rate plus 2.25%, collateralized by substantially all
 assets of the Company not otherwise pledged.............  $ 657,422  $438,853
Obligations under capital leases of certain equipment,
 due in monthly installments through July 2000, with
 implicit interest rates ranging from 8.0% to 20%........    319,024   218,533
Notes payable to bank, due in monthly installments,
 including interest at 7% to 9.25%, through January 1997,
 collateralized by certain equipment.....................     83,089     3,500
                                                           ---------  --------
                                                           1,059,535   660,886
Less current maturities..................................   (832,157) (529,413)
                                                           ---------  --------
                                                           $ 227,378  $131,473
                                                           =========  ========

  At December 31, 1996, future minimum payments under long-term obligations were as follows:

                                                                NOTE   CAPITAL
      YEAR ENDED                                              PAYABLE   LEASES
      ----------                                              -------- --------
      1997................................................... $442,353 $109,516
      1998...................................................            83,560
      1999...................................................            59,179
      2000...................................................             9,093
                                                              -------- --------
                                                               442,353  261,348
      Less amounts representing interest.....................            42,815
                                                              -------- --------
                                                              $442,353 $218,533
                                                              ======== ========

6. INCOME TAXES:

  The provision for income taxes consisted of the following for the years ended December 31:

                                                     1994       1995     1996
                                                   ---------  -------- --------
      Current..................................... $(223,242) $251,905 $193,415
      Deferred....................................    40,263    75,272 (182,704)
                                                   ---------  -------- --------
                                                   $(182,979) $327,177 $ 10,711
                                                   =========  ======== ========

                               LOONEY & COMPANY

  A reconciliation of the differences between income taxes computed at the U.S. federal statutory rate of 34% and the Company's reported provision (benefit) for income taxes follows:

                                                    1994       1995     1996
                                                  ---------  --------  -------
Income tax provision (benefit) at statutory
 rate............................................ $(230,442) $309,366  $ 8,979
State tax provision, net of federal income tax
 benefit.........................................    20,333    27,297      792
Nondeductible expenses and other.................    27,130    (9,486)     940
                                                  ---------  --------  -------
                                                  $(182,979) $327,177  $10,711
                                                  =========  ========  =======

  The components of deferred income tax assets and liabilities were as follows at December 31:

                                                              1995       1996
                                                            ---------  --------
Deferred tax assets:
  Accrued liabilities...................................... $  54,331  $ 84,884
  Allowance for doubtful accounts..........................    52,755    82,632
                                                            ---------  --------
    Deferred tax assets....................................   107,086   167,516
Deferred tax liabilities:
  Conversion from cash to accrual basis for tax reporting
   purposes................................................   244,548   122,274
                                                            ---------  --------
    Net deferred tax asset (liability)..................... $(137,462) $ 45,242
                                                            =========  ========

7. ACCRUED LIABILITIES:

  Accrued liabilities consisted of the following of December 31:

                                                              1995      1996
                                                            -------- ----------
      Customer overpayments................................ $602,361 $  519,711
      Payroll..............................................  154,904    160,452
      Litigation settlements and other.....................  140,000    100,000
      Ownership interests..................................             360,000
                                                            -------- ----------
                                                            $897,265 $1,140,163
                                                            ======== ==========

  The Company recorded a charge of $360,000 in the fourth quarter of 1996 for the fair value of ownership interests granted to certain employees by the Company's shareholder. The obligation was satisfied in January 1997 in connection with the acquisition of the Company's stock (Note 9).

  Customer overpayments arise primarily when customers make duplicate payments or payments in excess of billed amounts. The customers have generally denied the Company's refund attempts, which the management of the Company believes is due to the significant volume and relatively small amount of each individual billing. Legal counsel has advised the Company that any claims by third parties for overpayments are subject to statute-of-limitation laws and related interpretations, which vary by state, and the ultimate resolution of any such third-party claims, if made, is not certain.

  In 1997, the Company paid all outstanding amounts owed under litigation settlements.

                               LOONEY & COMPANY

8. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors, and such persons. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

      1997............................................................. $274,314
      1998.............................................................  242,035
      1999.............................................................  197,163
      2000.............................................................  143,637
      2001.............................................................   73,110
                                                                        --------
                                                                        $930,259
                                                                        ========

  Rent expense recorded in 1995 and 1996 totaled approximately $295,000 and $260,000, respectively. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

9. FORMATION OF NEW COMPANY:

  In October 1996, the Company's shareholder, along with an investment firm, formed U.S. Legal Support, Inc. ("USLS") to create a nationwide a leading provider of legal support and staffing services to law firms, insurance providers and major corporations. Effective January 1, 1997, the Company's stock was acquired by USLS.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Klein, Bury & Associates, Inc. as of September 30, 1995 and December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Klein, Bury & Associates, Inc. as of September 30, 1995 and December 31, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
August 15, 1997

                         KLEIN, BURY & ASSOCIATES, INC.

                                 BALANCE SHEET

                    SEPTEMBER 30, 1995 AND DECEMBER 31, 1996

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1995          1996
                       ASSETS                        ------------- ------------
Current assets:
  Cash..............................................               $   315,437
  Accounts receivable, net of allowance of $216,619
   and $235,823, respectively.......................  $1,908,325     2,120,265
                                                      ----------   -----------
    Total current assets............................   1,908,325     2,435,702
Property and equipment, net.........................      61,278        30,411
Other assets........................................       4,405         4,405
                                                      ----------   -----------
    Total assets....................................  $1,974,008   $ 2,470,518
                                                      ==========   ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $  843,577   $ 1,167,787
  Accrued liabilities...............................       4,296         4,638
  Income taxes payable..............................                   140,482
  Deferred income taxes.............................     425,407       358,474
                                                      ----------   -----------
    Total current liabilities.......................   1,273,280     1,671,381
Deferred income taxes...............................      25,605        26,507
Commitments and contingencies
Stockholders' equity:
  Common stock, $1 par value, 500 shares authorized,
   issued and outstanding...........................         500           500
  Additional paid-in capital........................      30,000        30,000
  Retained earnings.................................     644,623       742,130
                                                      ----------   -----------
    Total stockholders' equity......................     675,123       772,630
                                                      ----------   -----------
    Total liabilities and stockholders' equity......  $1,974,008   $ 2,470,518
                                                      ==========   ===========


    The accompanying notes are an integral part of the financial statements.

                         KLEIN, BURY & ASSOCIATES, INC.

                              STATEMENT OF INCOME

          FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND DECEMBER 31, 1996

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1995          1996
                                                      ------------- ------------
Revenues.............................................  $7,302,368    $8,525,386
Cost of services.....................................   4,837,854     5,586,241
                                                       ----------    ----------
  Gross profit.......................................   2,464,514     2,939,145
Selling, general and administrative expenses.........   2,263,112     2,779,564
Depreciation.........................................      16,343        15,367
                                                       ----------    ----------
Income before income taxes...........................     185,059       144,214
Income taxes.........................................      76,901        55,065
                                                       ----------    ----------
  Net income.........................................  $  108,158    $   89,149
                                                       ==========    ==========




    The accompanying notes are an integral part of the financial statements.

                         KLEIN, BURY & ASSOCIATES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

          FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND DECEMBER 31, 1996

                                             ADDITIONAL              TOTAL
                                      COMMON  PAID-IN   RETAINED STOCKHOLDERS'
                                      STOCK   CAPITAL   EARNINGS    EQUITY
                                      ------ ---------- -------- -------------
October 1, 1994......................  $500             $536,465   $536,965
Capital contributions................         $ 30,000               30,000
Net income...........................                    108,158    108,158
                                       ----   --------  --------   --------
September 30, 1995...................   500     30,000   644,623    675,123
Net income, three months ended
 December 31, 1995...................                      8,358      8,358
                                       ----   --------  --------   --------
December 31, 1995....................   500     30,000   652,981    683,481
Net income...........................                     89,149     89,149
                                       ----   --------  --------   --------
December 31, 1996....................  $500   $ 30,000  $742,130   $772,630
                                       ====   ========  ========   ========




    The accompanying notes are an integral part of the financial statements.

                         KLEIN, BURY & ASSOCIATES, INC.

                            STATEMENT OF CASH FLOWS

          FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND DECEMBER 31, 1996

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1995          1996
                                                     ------------- ------------
Cash flows from operating activities:
 Net income.........................................   $ 108,158    $  89,149
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation......................................      16,343       15,367
  Provision for doubtful accounts...................      86,801       64,366
  Deferred tax expense..............................      76,901       92,528
  Changes in operating assets and liabilities:
   Accounts receivable..............................    (453,406)    (428,690)
   Accounts payable.................................      12,451      244,132
   Accrued liabilities..............................     141,336      (63,740)
                                                       ---------    ---------
      Net cash provided by operating activities.....     (11,416)      13,112
                                                       ---------    ---------
Cash flows from investing activities:
 Capital expenditures...............................                   (2,261)
                                                       ---------    ---------
      Net cash used in investing activities.........          --       (2,261)
                                                       ---------    ---------
Cash flows from financing activities:
 Capital contribution...............................      30,000
 Cash overdraft.....................................     (18,616)
                                                       ---------    ---------
      Net cash provided by financing activities.....      11,384           --
                                                       ---------    ---------
Increase (decrease) in cash.........................         (32)      10,851
Cash at beginning of year...........................          32      304,586
                                                       ---------    ---------
Cash at end of year.................................   $      --    $ 315,437
                                                       =========    =========


    The accompanying notes are an integral part of the financial statements.

                        KLEIN, BURY & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Klein, Bury & Associates, Inc., (the "Company"), a Florida corporation, was founded in 1977 as a court reporting business based in Miami, Florida, with four additional offices in Florida. The Company provides general court reporting services, the transcription of spoken legal testimony into the written word, and has particular expertise in handling cases involving medical malpractice.

  The Company changed its fiscal year end for reporting purposes from September 30 to December 31. The results of operations for the three months ended December 31, 1996 have been included in the statement of stockholders' equity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained at one bank. The balances, at times, may exceed federally insured amounts, although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of income.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Income Taxes

  Deferred income taxes are provided for the accumulated temporary differences in the bases of assets and liabilities for financial reporting and income tax purposes using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

                        KLEIN, BURY & ASSOCIATES, INC.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                    SEPTEMBER 30, DECEMBER 31,
                                       USEFUL LIVES     1995          1996
                                       ------------ ------------- ------------
      Leasehold improvements..........      5 years   $ 26,085     $  26,085
      Furniture, fixtures and
       equipment...................... 5 to 7 years    116,393       118,654
                                                      --------     ---------
                                                       142,478       144,739
      Less accumulated depreciation...                 (81,200)     (114,328)
                                                      --------     ---------
                                                      $ 61,278     $  30,411
                                                      ========     =========

4. INCOME TAXES:

  The provision for income taxes consisted of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1995          1996
                                                      ------------- ------------
      Current........................................                 $(37,463)
      Deferred.......................................    $76,901        92,528
                                                         -------      --------
                                                         $76,901      $ 55,065
                                                         =======      ========

  A reconciliation of the differences between income taxes computed at the U.S. federal statutory rate of 34% and the Company's reported provision for income taxes follows:

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1995          1996
                                                    ------------- ------------
      Income tax provision at statutory rate.......   $ 62,920      $ 49,033
      State tax provision, net of federal income
       tax benefit.................................      6,847         5,336
      Nondeductible expenses and other.............      7,134           696
                                                      --------      --------
                                                      $ 76,901      $ 55,065
                                                      ========      ========

  The components of deferred income tax assets and liabilities were as follows:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1995          1996
                                                      ------------- ------------
      Deferred tax liabilities:
        Conversion from accrual to cash basis........   $ 425,407    $ 358,474
        Property and equipment.......................      25,605       26,507
                                                        ---------    ---------
                                                        $ 451,012    $ 384,981
                                                        =========    =========

5. RELATED-PARTY TRANSACTIONS:

  During the years ended September 30, 1995 and December 31, 1996, the Company incurred rent expense of approximately $41,000 and $45,600, respectively, for office space leased from a partnership in which an interest is held by the Company's president and majority shareholder.

                        KLEIN, BURY & ASSOCIATES, INC.

6. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

      1997..........................................................  $  281,398
      1998..........................................................     244,222
      1999..........................................................     225,855
      2000..........................................................     232,702
      2001..........................................................     177,381
                                                                      ----------
                                                                      $1,161,558
                                                                      ==========

  Rent expense for the years ended September 30, 1995 and December 31, 1996 totaled approximately $240,000 and $276,000, respectively. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

7. SALE OF THE COMPANY:

  In January 1997, the Company's stock was acquired by U.S. Legal Support,
Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of G & G Court Reporters (a Sole Proprietorship) as of December 31, 1995 and 1996, and the related statements of income, owner's equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of G & G Court Reporters as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
September 4, 1997

                             G & G COURT REPORTERS

                                 BALANCE SHEET

                           DECEMBER 31, 1995 AND 1996

                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1996
                       ASSETS                         ------------ ------------
Current assets:
  Accounts receivable, net of allowance of $15,500 in
   1995 and 1996.....................................   $281,925     $251,103
                                                        --------     --------
    Total current assets.............................    281,925      251,103
Property and equipment, net..........................      1,693        1,403
                                                        --------     --------
    Total assets.....................................   $283,618     $252,506
                                                        ========     ========
           LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Cash overdraft.....................................   $ 23,193     $    709
  Accounts payable...................................      4,218        3,163
  Accrued liabilities................................      4,451       11,754
                                                        --------     --------
    Total current liabilities........................     31,862       15,626
Commitments and contingencies
Owner's equity.......................................    251,756      236,880
                                                        --------     --------
    Total liabilities and owner's equity.............   $283,618     $252,506
                                                        ========     ========



    The accompanying notes are an integral part of the financial statements.

                             G & G COURT REPORTERS

                              STATEMENT OF INCOME

           FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX
                 MONTHS ENDED JUNE 30, 1996 AND THE PERIOD FROM
           JANUARY 1, 1997 THROUGH DATE OF ACQUISITION, MAY 19, 1997

                                                                   JANUARY 1,
                                                                      1997
                                                                     THROUGH
                             DECEMBER 31, DECEMBER 31,  JUNE 30,     MAY 19,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Revenues....................  $1,544,379   $1,517,377   $745,412    $543,282
Cost of services............     813,646      837,774    412,850     321,716
                              ----------   ----------   --------    --------
  Gross profit..............     730,733      679,603    332,562     221,566
Selling, general and
 administrative expenses....     281,725      286,861    138,900      98,112
Depreciation................         318          290        145         145
                              ----------   ----------   --------    --------
  Net income................  $  448,690   $  392,452   $193,517    $123,309
                              ==========   ==========   ========    ========




    The accompanying notes are an integral part of the financial statements.

                             G & G COURT REPORTERS

                          STATEMENT OF OWNER'S EQUITY

       FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE PERIOD FROM
           JANUARY 1, 1997 THROUGH DATE OF ACQUISITION, MAY 19, 1997

Balance, January 1, 1995............................................. $ 265,153
Distributions........................................................  (462,087)
Net income...........................................................   448,690
                                                                      ---------
Balance, December 31, 1995...........................................   251,756
Distributions........................................................  (407,328)
Net income...........................................................   392,452
                                                                      ---------
Balance, December 31, 1996...........................................   236,880
Distributions (unaudited)............................................  (199,594)
Net income (unaudited)...............................................   123,309
                                                                      ---------
Balance, May 19, 1997 (unaudited).................................... $ 160,595
                                                                      =========




    The accompanying notes are an integral part of the financial statements.

                             G & G COURT REPORTERS

                            STATEMENT OF CASH FLOWS

    FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX MONTHS ENDED
           JUNE 30, 1996 AND THE PERIOD FROM JANUARY 1, 1997 THROUGH
                       DATE OF ACQUISITION, MAY 19, 1997

                                                                     JANUARY 1,
                                                                        1997
                               DECEMBER 31, DECEMBER 31,  JUNE 30,   THROUGH MAY
                                   1995         1996        1996      19, 1997
                               ------------ ------------ ----------  -----------
                                                         (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
 Net income..................   $ 448,690    $ 392,452   $ 193,517    $ 123,309
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation...............         318          290         145          145
  Changes in operating assets
   and liabilities:
   Accounts receivable.......      22,479       30,822      73,191       29,636
   Accounts payable and
    accrued liabilities......       4,203        6,248       4,619       45,795
                                ---------    ---------   ---------    ---------
      Net cash provided by
       operating activities..     475,690      429,812     271,472      198,885
                                ---------    ---------   ---------    ---------
Cash flows from financing
 activities:
 Cash overdraft..............     (13,603)     (22,484)      9,670          709
 Distributions...............    (462,087)    (407,328)   (281,142)    (199,594)
                                ---------    ---------   ---------    ---------
      Net cash used in
       financing activities..    (475,690)    (429,812)   (271,472)    (198,885)
                                ---------    ---------   ---------    ---------
Change in cash...............          --           --          --           --
Cash at beginning of period..          --           --          --           --
                                ---------    ---------   ---------    ---------
Cash at end of period........   $      --    $      --   $      --    $      --
                                =========    =========   =========    =========


    The accompanying notes are an integral part of the financial statements.

                             G & G COURT REPORTERS

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  G & G Court Reporters, a Sole Proprietorship (the "Company"), operates in California, providing litigation support services primarily for insurance companies, law firms and large corporations. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The unaudited financial statements for the periods ended June 30, 1996 and May 19, 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained primarily in one bank. The balances, at times, may exceed federally insured amounts, although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statements of income.

 Income Taxes

  The Company is organized as a sole proprietorship. No provision for federal income taxes is provided in these financial statements because the Company's income is included in the owner's separate income tax return.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

                             G & G COURT REPORTERS

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                    DECEMBER 31, DECEMBER 31,
                                       USEFUL LIVES     1995         1996
                                       ------------ ------------ ------------
      Furniture, fixtures and
       equipment...................... 5 to 7 years   $ 55,700     $ 51,181
      Less accumulated depreciation...                 (54,007)     (49,778)
                                                      --------     --------
                                                      $  1,693     $  1,403
                                                      ========     ========

4. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Rent expense totaled approximately $59,000 and $56,000 for the years ended December 31, 1995 and 1996, respectively. The Company's office lease expired in June 1997. The Company entered a new office lease in June 1997 expiring July 2002 with annual rent of approximately $44,000.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

5. SALE OF THE BUSINESS:

  On May 19, 1997, certain of the Company's net assets were sold to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of San Francisco Reporting Service (a California Partnership) as of December 31, 1996, and the related statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of San Francisco Reporting Service as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
September 19, 1997

                        SAN FRANCISCO REPORTING SERVICE

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                                ASSETS
Current assets:
  Accounts receivable, net of allowance of $4,000...................... $112,772
  Prepaid expenses and other current assets............................    5,296
                                                                        --------
    Total current assets...............................................  118,068
Property and equipment, net............................................   42,939
                                                                        --------
    Total assets....................................................... $161,007
                                                                        ========
                   LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Note payable to bank................................................. $ 21,195
  Accounts payable, including $11,000 due related parties..............   76,703
  Cash overdraft.......................................................   28,709
  Current maturities of capital lease obligation.......................    2,477
                                                                        --------
    Total current liabilities..........................................  129,084
Capital lease obligation...............................................    3,580
Commitments and contingencies
Partners' capital......................................................   28,343
                                                                        --------
    Total liabilities and partners' capital............................ $161,007
                                                                        ========


    The accompanying notes are an integral part of the financial statements.

                        SAN FRANCISCO REPORTING SERVICE

                              STATEMENT OF INCOME

                  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE
             SIX MONTHS ENDED JUNE 30, 1996 AND FOR THE PERIOD FROM
           JANUARY 1, 1997 THROUGH DATE OF ACQUISITION, MAY 14, 1997

                                          DECEMBER 31,  JUNE 30,    MAY 14,
                                              1996        1996        1997
                                          ------------ ----------- ----------
                                                       (UNAUDITED) (UNAUDITED)
Revenues.................................  $1,139,538   $586,754    $467,424
Cost of services.........................     745,336    406,321     289,842
                                           ----------   --------    --------
  Gross profit...........................     394,202    180,433     177,582
Selling, general and administrative
 expenses................................     356,284    168,696     141,682
Depreciation.............................      11,800      5,900       4,717
                                           ----------   --------    --------
  Operating income.......................      26,118      5,837      31,183
Interest expense.........................       4,993      3,571       2,344
                                           ----------   --------    --------
  Net income.............................  $   21,125   $  2,266    $ 28,839
                                           ==========   ========    ========



    The accompanying notes are an integral part of the financial statements.

                        SAN FRANCISCO REPORTING SERVICE

                         STATEMENT OF PARTNERS' CAPITAL

                FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE
     PERIOD FROM JANUARY 1, 1997 THROUGH DATE OF ACQUISITION, MAY 14, 1997

Balance as of January 1, 1996......................................... $ 26,218
Distributions.........................................................  (19,000)
Net income............................................................   21,125
                                                                       --------
Balance as of December 31, 1996.......................................   28,343
Distributions (unaudited).............................................   (6,000)
Net income (unaudited)................................................   28,839
                                                                       --------
Balance as of May 14, 1997 (unaudited)................................ $ 51,182
                                                                       ========




    The accompanying notes are an integral part of the financial statements.

                        SAN FRANCISCO REPORTING SERVICE

                            STATEMENT OF CASH FLOWS

                  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE
               SIX MONTHS ENDED JUNE 30, 1996 AND FOR THE PERIOD
         FROM JANUARY 1, 1997 THROUGH DATE OF ACQUISITION, MAY 14, 1997

                                           DECEMBER 31,  JUNE 30,    MAY 14,
                                               1996        1996        1997
                                           ------------ ----------- ----------
                                                        (UNAUDITED) (UNAUDITED)
Cash flows from operating activities:
 Net income...............................   $ 21,125    $  2,266    $ 28,839
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation............................     11,800       5,900       4,717
  Provision for doubtful accounts.........      2,000
  Changes in operating assets and
   liabilities:
   Accounts receivable....................     63,171      19,543     (84,771)
   Prepaid expenses and other current
    assets................................       (176)       (133)     (3,466)
   Accounts payable.......................    (47,687)    (12,903)     67,463
                                             --------    --------    --------
      Net cash provided by operating
       activities.........................     50,233      14,673      12,782
                                             --------    --------    --------
Cash flows from investing activities:
 Capital expenditures.....................    (18,573)    (18,573)         --
                                             --------    --------    --------
      Net cash used in investing
       activities.........................    (18,573)    (18,573)         --
                                             --------    --------    --------
Cash flows from financing activities:
 Change in note payable to bank...........    (39,412)     15,002      42,230
 Payments on capital lease obligation.....     (1,660)       (536)       (994)
 Distributions to partners................    (19,000)    (14,000)     (6,000)
 Cash overdraft...........................     28,412       3,434     (28,709)
                                             --------    --------    --------
      Net cash provided by (used in)
       financing activities...............    (31,660)      3,900       6,527
                                             --------    --------    --------
Increase in cash..........................         --          --      19,309
Cash at beginning of period...............         --          --          --
                                             --------    --------    --------
Cash at end of period.....................   $     --    $     --    $ 19,309
                                             ========    ========    ========
Cash paid for interest....................   $  4,993      $3,571    $  2,344
                                             ========    ========    ========

    The accompanying notes are an integral part of the financial statements.

                        SAN FRANCISCO REPORTING SERVICE

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  San Francisco Reporting Service (the "Company"), a California partnership, operates in California, providing litigation support services primarily for insurance companies, law firms and large corporations. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word. An additional component of the Company's litigation support services is the retrieval of records used in conjunction with the investigation and litigation of legal proceedings. The Company also provides copying services. On May 14, 1997, certain of the Company's net assets were sold to U.S. Legal Support, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six-month period ended June 30, 1996, and for the period of January 1, 1997, through date of acquisition, May 14, 1997, reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balances, at times, may exceed federally insured amounts although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of operations.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Income Taxes

  No provision for federal income taxes is provided in these financial statements, because the Company's income or loss is included in the partners' separate income tax returns.

                        SAN FRANCISCO REPORTING SERVICE

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 31, 1996:

                                                          USEFUL LIVES
                                                          ------------
      Furniture, fixtures and equipment.................. 5 to 7 years $ 60,603
      Less accumulated depreciation......................               (17,664)
                                                                       --------
                                                                       $ 42,939
                                                                       ========

4. NOTE PAYABLE TO BANK:

  At December 31, 1996, the note payable to bank represented amounts borrowed under a $75,000 revolving line of credit agreement with interest at 3.75% above the bank's prime rate (8.25% at December 31, 1996), maturing in December 1997. The note was guaranteed by the partners. The note was repaid in May 1997.

5. CAPITAL LEASE OBLIGATION:

  In 1996, the Company acquired office equipment for $7,717 financed by a long-term capital lease. Future minimum lease payments under the capital lease are as follows:

      1997.............................................................. $3,116
      1998..............................................................  3,116
      1999..............................................................    779
                                                                         ------
                                                                          7,011
      Less: Amount representing interest................................   (954)
                                                                         ------
      Present value of net minimum capital lease payments...............  6,057
      Less: Current portion............................................. (2,477)
                                                                         ------
      Long-term portion................................................. $3,580
                                                                         ======

6 . COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

                        SAN FRANCISCO REPORTING SERVICE

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases and negotiated renewal options with lease terms in excess of one year as of December 31, 1996, are as follows:

      1997............................................................. $ 31,464
      1998.............................................................   36,156
      1999.............................................................   37,326
      2000.............................................................   28,602
                                                                        --------
                                                                        $133,548
                                                                        ========

  Rent expense totaled approximately $30,000 for the year ended December 31, 1996.

7. RELATED PARTY TRANSACTIONS:

  For the year ended December 31, 1996, the Company paid the partners approximately $95,000 for court reporting services. The balance due to the partners for court reporting services at December 31, 1996, of approximately $11,000 was included in accounts payable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Legal Enterprise, Inc. as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legal Enterprise, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
September 5, 1997

                             LEGAL ENTERPRISE, INC.

                                 BALANCE SHEET

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
                 ASSETS
Current assets:
  Cash...................................   $            $ 27,958    $ 47,368
  Accounts receivable, net of allowance
   of $9,640, $20,960 and $18,086,
   respectively..........................    339,414      513,365     528,039
  Prepaid expenses and other current
   assets................................     11,808       15,536      13,860
                                            --------     --------    --------
    Total current assets.................    351,222      556,859     589,267
Property and equipment, net..............    161,386      193,559     252,301
Other assets.............................     13,492       14,351      14,376
                                            --------     --------    --------
    Total assets.........................   $526,100     $764,769    $855,944
                                            ========     ========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................   $ 48,494     $ 68,193    $ 50,102
  Accrued liabilities....................     20,959       43,084      56,606
  Notes payable--shareholder.............    354,270      411,315     345,319
                                            --------     --------    --------
    Total current liabilities............    423,723      522,592     452,027
Notes payable--shareholder...............                              38,615
Commitments and contingencies
Stockholders' equity:
  Common stock, $1 par value, 75,000
   shares authorized, 2,000 shares issued
   and outstanding.......................      2,000        2,000       2,000
  Paid-in-capital........................     48,000       48,000      48,000
  Retained earnings......................     52,377      192,177     315,302
                                            --------     --------    --------
    Total stockholders' equity...........    102,377      242,177     365,302
                                            --------     --------    --------
      Total liabilities and stockholders'
       equity............................   $526,100     $764,769    $855,944
                                            ========     ========    ========

    The accompanying notes are an integral part of the financial statements.

                             LEGAL ENTERPRISE, INC.

                              STATEMENT OF INCOME

  FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX MONTHS ENDED JUNE
                               30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Revenues....................  $2,756,466   $3,706,782  $1,718,985  $2,231,106
Cost of services............   1,785,906    2,292,138   1,076,707   1,508,737
                              ----------   ----------  ----------  ----------
    Gross profit............     970,560    1,414,644     642,278     722,369
Selling, general and
 administrative expenses....     830,261    1,206,578     554,495     559,412
Depreciation................      39,826       40,579      16,487      25,000
                              ----------   ----------  ----------  ----------
    Operating income........     100,473      167,487      71,296     137,957
Interest expense............      10,767       27,687      14,888      14,832
                              ----------   ----------  ----------  ----------
    Net income..............  $   89,706   $  139,800  $   56,408  $  123,125
                              ==========   ==========  ==========  ==========



    The accompanying notes are an integral part of the financial statements.

                             LEGAL ENTERPRISE, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE
                         SIX MONTHS ENDED JUNE 30, 1997

                                                PAID-                TOTAL
                                        COMMON   IN-   RETAINED  STOCKHOLDERS'
                                        STOCK  CAPITAL EARNINGS     EQUITY
                                        ------ ------- --------  -------------
Balance as of January 1, 1994.......... $2,000 $48,000 $(37,329)   $ 12,671
Net income.............................                  89,706      89,706
                                        ------ ------- --------    --------
Balance as of December 31, 1995........  2,000  48,000   52,377     102,377
Net income.............................                 139,800     139,800
                                        ------ ------- --------    --------
Balance as of December 31, 1996........  2,000  48,000  192,177     242,177
Net income (unaudited).................                 123,125     123,125
                                        ------ ------- --------    --------
Balance as of June 30, 1997
 (unaudited)........................... $2,000 $48,000 $315,302    $365,302
                                        ====== ======= ========    ========



    The accompanying notes are an integral part of the financial statements.

                             LEGAL ENTERPRISE, INC.

                            STATEMENT OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
  Net income................  $  89,706    $ 139,800    $ 56,408    $123,125
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation............     39,826       40,579      16,487      25,000
    Provision for doubtful
     accounts...............                  11,320      11,320      (2,874)
    Changes in operating
     assets and liabilities:
      Accounts receivable...   (166,197)    (185,271)    (93,382)    (11,800)
      Prepaid expenses and
       other current
       assets...............       (915)      (3,728)     (3,750)      1,676
      Accounts payable and
       accrued liabilities..     (4,460)      82,935      65,148       2,667
      Other assets..........    (13,392)        (859)                    (25)
                              ---------    ---------    --------    --------
        Net cash provided by
         (used in) operating
         activities.........    (55,432)      84,776      52,231     137,769
                              ---------    ---------    --------    --------
Cash flows from investing
 activities:
  Capital expenditures......    (64,904)     (72,752)    (22,700)    (83,742)
                              ---------    ---------    --------    --------
        Net cash used in
         investing
         activities.........    (64,904)     (72,752)    (22,700)    (83,742)
                              ---------    ---------    --------    --------
Cash flows from financing
 activities:
  Principal payments on
   notes payable--
   shareholder..............                 (62,037)    (43,326)    (81,002)
  Proceeds from notes
   payable--shareholder.....     95,733       95,000                  46,385
  Other.....................     17,029      (17,029)     13,795
                              ---------    ---------    --------    --------
        Net cash provided by
         (used in) financing
         activities.........    112,762       15,934     (29,531)    (34,617)
                              ---------    ---------    --------    --------
Increase (decrease) in
 cash.......................     (7,574)      27,958         --       19,410
Cash at beginning of
 period.....................      7,574          --          --       27,958
                              ---------    ---------    --------    --------
Cash at end of period.......  $     --     $  27,958    $    --     $ 47,368
                              =========    =========    ========    ========
Cash paid for interest......  $  10,767    $   3,605    $  2,847    $  7,596
                              =========    =========    ========    ========


    The accompanying notes are an integral part of the financial statements.

                            LEGAL ENTERPRISE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Legal Enterprise, Inc. (the "Company"), a California corporation, operates in California offices, providing litigation support services primarily for insurance companies, law firms and large corporations. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word. An additional component of the Company's litigation support services is the retrieval of records used in conjunction with the investigation and litigation of legal proceedings. The Company also provides copying services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six-month periods ended June 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balances, at times, may exceed federally insured amounts although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statements of operations.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Income Taxes

  The Company is an S corporation under the Internal Revenue Code and thus for federal tax purposes is not considered to be a tax paying entity but instead taxes are paid at the shareholder level. The provision for income taxes consists of California state income taxes.

                            LEGAL ENTERPRISE, INC.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 31:

                                                     DECEMBER 31, DECEMBER 31,
                                        USEFUL LIVES     1995         1996
                                        ------------ ------------ ------------
   Furniture, fixtures and equipment... 5 to 7 years   $218,213     $283,592
   Less accumulated depreciation.......                 (56,827)     (90,033)
                                                       --------     --------
                                                       $161,386     $193,559
                                                       ========     ========

4. NOTES PAYABLE--SHAREHOLDER:

  At December 31, 1996, the note payable--shareholder is due on demand. The interest rate on the loan is prime rate plus 1%.

  In May 1997, the Company obtained an additional loan from a shareholder in the amount of $46,385 related to the purchase of certain equipment which is pledged as collateral for the loan. The loan bears interest at 9.5% and is payable in monthly principal and interest installments to May 2002.

5. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

         1997.......................................... $101,016
         1998..........................................  101,016
         1999..........................................  101,016
         2000..........................................  101,016
         2001..........................................   53,495
                                                        --------
                                                        $457,559
                                                        ========

  Rent expense totaled approximately $100,000 for the years ended December 31, 1995 and 1996. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

6. EMPLOYEE BENEFITS:

  The Company has adopted a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. Each year the Company determines, at its discretion, the amount of matching contributions. Contributions charged to operations was $7,327 for the year ended December 31, 1996. There were no contributions charged to operations for the year ended December 31, 1995.

7. SALE OF THE BUSINESS:

  In August 1997, certain of the Company's net assets were sold to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Elaine P. Dine, Inc. as of March 31, 1996 and 1997, and the related statements of income, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elaine P. Dine, Inc. as of March 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
August 29, 1997

                              ELAINE P. DINE, INC.

                                 BALANCE SHEET

                   MARCH 31, 1996 AND 1997 AND JUNE 30, 1997

                                               MARCH 31, MARCH 31,   JUNE 30,
                                                 1996       1997       1997
                                               --------- ---------- -----------
                                                                    (UNAUDITED)
                    ASSETS
Current assets
  Cash and cash equivalents................... $245,394  $  336,321 $  125,648
  Accounts receivable.........................  295,907   1,227,258  1,075,126
  Prepaid expenses and other current assets...    5,893
                                               --------  ---------- ----------
    Total current assets......................  547,194   1,563,579  1,200,774
Property and equipment, net...................  125,821     123,044    112,195
Other assets..................................      302      74,803    263,083
                                               --------  ---------- ----------
    Total assets.............................. $673,317  $1,761,426 $1,576,052
                                               ========  ========== ==========
     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable............................ $165,383  $  529,871 $  550,846
  Accrued liabilities.........................   45,037     158,059     96,921
                                               --------  ---------- ----------
    Total current liabilities.................  210,420     687,930    647,767
Commitments and contingencies
Stockholder's equity
  Capital stock, no par value; 11,612 shares
   authorized issued and outstanding..........   13,112      13,112     13,112
  Retained earnings...........................  449,785   1,060,384    915,173
                                               --------  ---------- ----------
    Total stockholder's equity................  462,897   1,073,496    928,285
                                               --------  ---------- ----------
      Total liabilities and stockholder's
       equity................................. $673,317  $1,761,426 $1,576,052
                                               ========  ========== ==========


    The accompanying notes are an integral part of the financial statements.

                              ELAINE P. DINE, INC.

                              STATEMENT OF INCOME

 FOR THE YEARS ENDED MARCH 31, 1996 AND 1997 ANDTHE THREE MONTHS ENDED JUNE 30,
                                 1996 AND 1997

                         MARCH 31, 1996 MARCH 31, 1997 JUNE 30, 1996 JUNE 30, 1997
                         -------------- -------------- ------------- -------------
                                                        (UNAUDITED)   (UNAUDITED)
Revenues................   $3,503,580     $4,657,760     $694,650     $1,182,334
Cost of services........    2,030,058      2,640,374      357,959        635,942
                           ----------     ----------     --------     ----------
    Gross profit........    1,473,522      2,017,386      336,691        546,392
Selling, general and
 administrative
 expenses...............    1,210,636      1,120,540      153,380        210,923
Depreciation............       52,183         26,461       10,628         10,849
                           ----------     ----------     --------     ----------
Income before income
 taxes..................      210,703        870,385      172,683        324,620
State income taxes......       22,621         96,563       18,539         33,089
                           ----------     ----------     --------     ----------
    Net income..........   $  188,082     $  773,822     $154,144     $  291,531
                           ==========     ==========     ========     ==========



    The accompanying notes are an integral part of the financial statements.

                              ELAINE P. DINE, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

 FOR THE YEARS ENDED MARCH 31, 1996 AND 1997 ANDTHE THREE MONTHS ENDED JUNE 30,
                                      1997

                                                                      TOTAL
                                              CAPITAL  RETAINED   STOCKHOLDER'S
                                               STOCK   EARNINGS      EQUITY
                                              ------- ----------  -------------
Balance on April 1, 1995..................... $13,112 $  458,534   $  471,646
Distributions to stockholder.................           (196,831)    (196,831)
Net income...................................            188,082      188,082
                                              ------- ----------   ----------
Balance on March 31, 1996....................  13,112    449,785      462,897
Distributions to stockholder.................           (163,223)    (163,223)
Net income...................................            773,822      773,822
                                              ------- ----------   ----------
Balance on March 31, 1997....................  13,112  1,060,384    1,073,496
Distributions to stockholder (unaudited).....           (436,742)    (436,742)
Net income (unaudited).......................            291,531      291,531
                                              ------- ----------   ----------
Balance on June 30, 1997 (unaudited)......... $13,112 $  915,173   $  928,285
                                              ======= ==========   ==========


    The accompanying notes are an integral part of the financial statements.

                              ELAINE P. DINE, INC.

                            STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 1996 AND 1997 AND THE THREE MONTHS ENDED JUNE 30,
                                 1996 AND 1997

                                  MARCH 31,  MARCH 31,   JUNE 30,    JUNE 30,
                                    1996       1997        1996        1997
                                  ---------  ---------  ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
  Net income..................... $ 188,082  $ 773,822   $ 154,144   $ 291,531
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Depreciation.................    52,183     26,461      10,628      10,849
    Change in operating assets
     and liabilities:
      Accounts receivable........   189,229   (931,351)     14,105     152,132
      Other assets...............    (5,195)   (73,768)    (73,468)   (188,280)
      Accounts payable...........     2,864    364,488    (165,383)     20,975
      Accrued liabilities........    14,018    113,022     (28,180)    (61,138)
                                  ---------  ---------   ---------   ---------
        Net cash provided by
         (used in) operating
         activities..............   441,181    272,674     (88,154)    226,069
Cash flows from investing
 activities:
  Capital expenditures...........    (1,758)   (18,524)     (6,367)
                                  ---------  ---------   ---------   ---------
        Net cash used in
         investing activities....    (1,758)   (18,524)     (6,367)         --
                                  ---------  ---------   ---------   ---------
Cash flows from financing
 activities:
  Cash overdraft.................                           20,385
  Distributions to stockholder...  (196,831)  (163,223)   (171,258)   (436,742)
                                  ---------  ---------   ---------   ---------
        Net cash used in
         financing activities....  (196,831)  (163,223)   (150,873)   (436,742)
                                  ---------  ---------   ---------   ---------
Increase (decrease) in cash and
 cash equivalents................   242,592     90,927    (245,394)   (210,673)
Cash and cash equivalents at the
 beginning of period.............     2,802    245,394     245,394     336,321
                                  ---------  ---------   ---------   ---------
Cash and cash equivalents at the
 end of the period............... $ 245,394  $ 336,321   $     --    $ 125,648
                                  =========  =========   =========   =========
Cash paid for income taxes....... $  26,860  $  26,470   $   6,615   $   8,306
                                  =========  =========   =========   =========


    The accompanying notes are an integral part of the financial statements.

                             ELAINE P. DINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Elaine P. Dine, Inc. (the "Company"), a New York corporation, founded in 1983, provides litigation recruitment services primarily to law firms and large corporations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The unaudited financial statements for the periods ended June 30, 1996 and 1997 reflect all adjustments that are in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash is maintained in one bank. The balance, at times, may exceed federally insured amounts although management believes the risk of loss is minimal. Cash equivalents are short-term highly liquid investments with maturities of 90 days or less.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Art work which is included in property and equipment is not depreciated. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in operations.

 Revenue Recognition

  The Company records revenue when candidates accept a job offer. An allowance is provided for bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to primarily law firms and large corporations which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses and such losses have been within management's expectations.

 Income Taxes

  The Company is an S corporation under Internal Revenue Code and thus for federal tax purposes is not considered to be a tax paying entity. Income taxes are paid at the shareholder level. Section 7519 of the Internal Revenue Code requires prepayment of taxes if a company elects to pay taxes for a period other than the required taxable calendar year. As the Company has elected not to pay taxes based on a calendar year, it has deposited $74,201 for related prepayments as of March 31, 1997. No such deposits were made as of March 31, 1996.

  Deferred state income taxes are provided for the accumulated temporary differences in the bases of assets and liabilities for financial reporting and income tax purposes using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

                             ELAINE P. DINE, INC.

 Employee Benefit Plan

  The Company has adopted a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. Each year the Company determines, at its discretion, the amount of matching contributions. Contributions charged to operations for the years ended March 31, 1996 and 1997 were $5,253 and $6,494, respectively.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                           MARCH 31,  MARCH 31,
                                              USEFUL LIVES   1996       1997
                                              ------------ ---------  ---------
   Furniture and fixtures.................... 5 to 7 years $ 289,076  $ 293,531
   Art.......................................                 46,925     52,085
   Office equipment.......................... 5 to 7 years   107,549    121,619
   Leasehold improvements....................   5 years      531,436    531,436
                                                           ---------  ---------
                                                             974,986    998,671
   Less accumulated depreciation.............               (849,165)  (875,627)
                                                           ---------  ---------
                                                           $ 125,821  $ 123,044
                                                           =========  =========

4. INCOME TAXES:

  The provision for income taxes consisted of New York state income taxes as follows:

                                                             MARCH 31, MARCH 31,
                                                               1996      1997
                                                             --------- ---------
   Current..................................................  $28,514   $31,058
   Deferred.................................................   (5,893)   65,505
                                                              -------   -------
                                                              $22,621   $96,563
                                                              =======   =======

  Temporary differences arise primarily from the conversion from accrual to cash basis of accounting and depreciation.

5. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  At March 31, 1997, aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

         1998.......................................... $ 82,223
         1999..........................................   82,223
         2000..........................................   54,815
                                                        --------
                                                        $219,261
                                                        ========

6. SALE OF THE BUSINESS:

  In September 1997, certain of the Company's net assets were sold to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Burton House, Inc., d.b.a. Ziskind, Greene, Watanabe, & Nason, as of December 31, 1995 and 1996, and the related statements of operations, stockholder's deficit and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Burton House, Inc., d.b.a. Ziskind, Greene, Watanabe & Nason, as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
September 5, 1997

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

                                 BALANCE SHEET

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
                 ASSETS
Current assets:
  Cash...................................  $   1,936    $  22,901    $116,514
  Accounts receivable, net of allowance
   of $0, $27,500 and $27,500,
   respectively..........................     92,000       18,750     240,792
  Deferred income taxes..................     16,170        3,941       2,730
  Prepaid expenses and other current
   assets................................        800          800         800
                                           ---------    ---------    --------
    Total current assets.................    110,906       46,392     360,836
Other assets.............................      9,360        9,735       9,735
                                           ---------    ---------    --------
    Total assets.........................  $ 120,266    $  56,127    $370,571
                                           =========    =========    ========
  LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable.......................  $  49,125    $  19,698    $ 38,948
  Accrued liabilities....................    111,973       89,354     209,644
  Income taxes payable...................                   1,712      62,548
                                           ---------    ---------    --------
    Total current liabilities............    161,098      110,764     311,140
Note payable to bank.....................    100,000      100,000     100,000
Commitments and contingencies
Stockholder's deficit:
  Common stock, no par value, 1,000,000
   shares authorized, 8,500 shares issued
   and outstanding.......................     18,493       18,493      18,493
Accumulated deficit......................   (159,325)    (173,130)    (59,062)
                                           ---------    ---------    --------
    Total stockholder's deficit..........   (140,832)    (154,637)    (40,569)
                                           ---------    ---------    --------
      Total liabilities and stockholder's
       deficit...........................  $ 120,266    $  56,127    $370,571
                                           =========    =========    ========

    The accompanying notes are an integral part of the financial statements.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

                            STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 ANDTHE SIX MONTHS ENDED JUNE 30,
                                 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Revenues....................  $1,442,257   $1,841,309  $1,026,686  $1,178,643
Cost of services............     964,069    1,125,329     654,674     636,005
                              ----------   ----------  ----------  ----------
    Gross profit............     478,188      715,980     372,012     542,638
Selling, general and
 administrative expenses....     588,039      704,785     348,282     357,393
                              ----------   ----------  ----------  ----------
    Operating income
     (loss).................    (109,851)      11,195      23,730     185,245
Interest expense............       7,644       10,259       5,438       7,419
                              ----------   ----------  ----------  ----------
Income (loss) before income
 taxes......................    (117,495)         936      18,292     177,826
Income tax expense
 (benefit)..................     (23,644)      14,741       7,317      63,758
                              ----------   ----------  ----------  ----------
    Net income (loss).......  $  (93,851)  $  (13,805) $   10,975  $  114,068
                              ==========   ==========  ==========  ==========


    The accompanying notes are an integral part of the financial statements.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

                       STATEMENT OF STOCKHOLDER'S DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THESIX MONTHS ENDED JUNE 30,
                                      1997

                                                                      TOTAL
                                               COMMON             STOCKHOLDER'S
                                                STOCK   DEFICIT      DEFICIT
                                               ------- ---------  -------------
Balance as of January 1, 1995................. $18,493 $ (65,474)   $ (46,981)
Net loss......................................           (93,851)     (93,851)
                                               ------- ---------    ---------
Balance as of December 31, 1995...............  18,493  (159,325)    (140,832)
Net loss......................................           (13,805)     (13,805)
                                               ------- ---------    ---------
Balance as of December 31, 1996...............  18,493  (173,130)    (154,637)
Net income (unaudited)........................           114,068      114,068
                                               ------- ---------    ---------
Balance as of June 30, 1997 (unaudited)....... $18,493 $ (59,062)   $ (40,569)
                                               ======= =========    =========



    The accompanying notes are an integral part of the financial statements.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

                            STATEMENT OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997

                               DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                   1995         1996        1996        1997
                               ------------ ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
  Net income (loss)..........   $ (93,851)    $(13,805)   $ 10,975    $ 114,068
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Provision for doubtful
     accounts................                   27,500
    Changes in operating
     assets and liabilities:
      Accounts receivable....     122,162       45,750     (50,000)    (222,042)
      Deferred income taxes..     (16,170)      12,229                    1,211
      Income taxes payable...      (9,340)       1,712                   60,836
      Prepaid expenses and
       other current assets..                     (375)
      Accounts payable and
       accrued liabilities...    (101,407)     (52,046)     46,030      139,540
                                ---------     --------    --------    ---------
        Net cash provided by
         (used in) operating
         activities..........     (98,606)      20,965       7,005       93,613
Cash flows from investing
 activities..................         --           --          --           --
Cash flows from financing
 activities:
  Proceeds from note
   payable...................     100,000          --          --           --
                                ---------     --------    --------    ---------
Increase in cash.............       1,394       20,965       7,005       93,613
Cash at beginning of period..         542        1,936       1,936       22,901
                                ---------     --------    --------    ---------
Cash at end of period........   $   1,936     $ 22,901    $  8,941    $ 116,514
                                =========     ========    ========    =========
Cash paid for interest.......   $   7,644     $ 10,259    $  5,438    $   7,419
                                =========     ========    ========    =========
Cash paid for taxes..........                 $    800    $    800    $   8,957
                                              ========    ========    =========


    The accompanying notes are an integral part of the financial statements.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Burton House, Inc., d.b.a. Ziskind, Greene, Watanabe, & Nason (the "Company"), a California corporation, was founded in 1982 and operates in California, providing placement services primarily for law firms and corporations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The unaudited financial statements for six months ended June 30, 1996 and 1997 reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balance, at times, may exceed federally insured amounts although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets which was 5 years. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in operations. All property and equipment is fully depreciated.

 Revenue Recognition

  The Company recognizes revenue when candidates accept a job offer. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit primarily to law firms and major corporations which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Federal Income Taxes

  Deferred income taxes are provided for the accumulated temporary differences in the bases of assets and liabilities for financial reporting and income tax purposes using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                          USEFUL LIVES     1995         1996
                                          ------------ ------------ ------------
   Furniture and fixtures................   5 years      $ 47,429     $ 47,429
   Office equipment......................   5 years        33,734       34,234
   Leasehold improvements................   5 years         7,576        7,576
                                                         --------     --------
                                                           88,739       89,239
   Less accumulated depreciation.........                 (88,739)     (89,239)
                                                         --------     --------
                                                         $    --      $    --
                                                         ========     ========

4. ACCRUED LIABILITIES:

  Accrued liabilities consisted of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1996
                                                       ------------ ------------
   Commissions........................................   $ 89,075     $10,313
   Compensation--stockholder..........................     22,898      79,041
                                                         --------     -------
                                                         $111,973     $89,354
                                                         ========     =======

5. NOTE PAYABLE TO BANK:

  The note payable to a bank under a line of credit provides borrowings up to $100,000 with interest at the prime rate plus 1.50%, collateralized by the assets of the Company. The line of credit has no set maturity date. Based on the terms of the agreement, the principal balance of the line of credit must be fully repaid in twenty-four equal consecutive monthly installments, together with accrued monthly interest and any other charges, beginning approximately 30 days after the bank terminates the Company's right to obtain loans under the existing agreement. Until terminated, the Company is required only to pay interest.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

6. INCOME TAXES:

  The significant components of the Company's deferred tax assets and liabilities were as follows:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1996
                                                       ------------ ------------
   Deferred tax assets:
     Allowance for bad debts..........................                $ 9,625
     Accounts payable.................................   $17,194        6,894
     Accrued liabilities..............................    31,176        3,610
                                                         -------      -------
       Total deferred tax assets......................    48,370       20,129
                                                         -------      -------
   Deferred tax liabilities:
     Accounts receivable..............................    32,200       16,188
                                                         -------      -------
       Total deferred tax liabilities.................    32,200       16,188
                                                         -------      -------
       Net deferred income taxes......................   $16,170      $ 3,941
                                                         =======      =======

  The provision (benefit) for income taxes consisted of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1996
                                                       ------------ ------------
   Current............................................   $  1,866     $ 2,512
   Deferred...........................................    (25,510)     12,229
                                                         --------     -------
     Total............................................   $(23,644)    $14,741
                                                         ========     =======

  The reconciliation of the provision (benefit) for income taxes to the income tax expense (benefit) resulting from the application of the federal statutory tax rate to pretax income is as follows:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1996
                                                       ------------ ------------
   Tax at statutory rate..............................   $(41,123)    $   328
   Nondeductible travel and entertainment.............      6,341      13,893
   State income taxes.................................        800         520
   Nondeductible life insurance premiums..............      1,325
   Other..............................................      9,013
                                                         --------     -------
       Total..........................................   $(23,644)    $14,741
                                                         ========     =======

7. SALE OF THE BUSINESS:

  In August 1997, the Company signed a letter of intent to sell certain of its net assets to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Jilio & Associates (a Sole Proprietorship) as of December 31, 1995 and 1996, and the related statements of operations, owner's equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jilio & Associates as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P

Houston, Texas
September 5, 1997

                               JILIO & ASSOCIATES

                                 BALANCE SHEET

               AS OF DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
                 ASSETS
Current assets:
  Cash...................................   $ 22,982                 $ 40,142
  Accounts receivable, net of allowance
   of $41,256, $106,177 and $178,941,
   respectively..........................    601,039    $1,101,415    777,926
  Prepaid expenses and other current
   assets................................     10,205         2,808      7,043
                                            --------    ----------   --------
    Total current assets.................    634,226     1,104,223    825,111
Property and equipment, net..............     61,026        32,688     26,305
                                            --------    ----------   --------
    Total assets.........................   $695,252    $1,136,911   $851,416
                                            ========    ==========   ========
     LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Cash overdraft.........................               $   68,088
  Accounts payable.......................   $ 29,367        38,897   $ 41,164
  Accrued liabilities....................      4,572        34,913     27,148
                                            --------    ----------   --------
    Total current liabilities............     33,939       141,898     68,312
Commitments and contingencies
Owner's equity...........................    661,313       995,013    783,104
                                            --------    ----------   --------
    Total liabilities and owner's
     equity..............................   $695,252    $1,136,911   $851,416
                                            ========    ==========   ========


    The accompanying notes are an integral part of the financial statements.

                               JILIO & ASSOCIATES

                            STATEMENT OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Revenues....................  $3,365,754   $4,022,445  $1,625,522  $1,991,326
Cost of services............   1,697,290    1,970,094     805,659   1,040,655
                              ----------   ----------  ----------  ----------
    Gross profit............   1,668,464    2,052,351     819,863     950,671
Selling, general and
 administrative expenses....     874,734    1,062,058     452,591     619,760
Depreciation................      16,706       17,401       8,701       6,383
                              ----------   ----------  ----------  ----------
    Net income..............  $  777,024   $  972,892  $  358,571  $  324,528
                              ==========   ==========  ==========  ==========



    The accompanying notes are an integral part of the financial statements.

                               JILIO & ASSOCIATES

                          STATEMENT OF OWNER'S EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE
                         SIX MONTHS ENDED JUNE 30, 1997

Balance as of January 1, 1995........................................ $ 671,702
Owner's distributions................................................  (787,413)
Net income...........................................................   777,024
                                                                      ---------
Balance as of December 31, 1995......................................   661,313
Owner's distributions................................................  (639,192)
Net income...........................................................   972,892
                                                                      ---------
Balance as of December 31, 1996......................................   995,013
Owner's distributions (unaudited)....................................  (536,437)
Net income (unaudited)...............................................   324,528
                                                                      ---------
Balance as of June 30, 1997 (unaudited).............................. $ 783,104
                                                                      =========



    The accompanying notes are an integral part of the financial statements.

                               JILIO & ASSOCIATES

                            STATEMENT OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
  Net income................  $ 777,024    $ 972,892    $ 358,571   $ 324,528
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation............     16,706       17,401        8,701       6,383
    Provision for doubtful
     accounts...............     41,256       64,921       26,123      72,764
    Loss on disposal of
     property and
     equipment..............                  13,428        2,066
    Changes in operating
     assets and liabilities:
      Accounts receivable...     (5,291)    (565,297)     (94,059)    250,725
      Prepaid expenses and
       other current
       assets...............     (5,301)       7,397         (703)     (4,235)
      Accounts payable......       (372)       9,530       11,787       2,267
      Accrued liabilities...      4,572       30,341                   (7,765)
                              ---------    ---------    ---------   ---------
        Net cash provided by
         operating
         activities.........    828,594      550,613      312,486     644,667
                              ---------    ---------    ---------   ---------
Cash flows from investing
 activities:
  Capital expenditures......    (20,931)      (2,491)      (1,112)        --
                              ---------    ---------    ---------   ---------
        Net cash used in
         investing
         activities.........    (20,931)      (2,491)      (1,112)        --
                              ---------    ---------    ---------   ---------
Cash flows from financing
 activities:
  Owner distributions.......   (787,413)    (639,192)    (353,041)   (536,437)
  Cash overdraft............                  68,088       18,685     (68,088)
                              ---------    ---------    ---------   ---------
        Net cash used in
         financing
         activities.........   (787,413)    (571,104)    (334,356)   (604,525)
                              ---------    ---------    ---------   ---------
Increase (decrease) in
 cash.......................     20,250      (22,982)     (22,982)     40,142
Cash at beginning of
 period.....................      2,732       22,982       22,982         --
                              ---------    ---------    ---------   ---------
Cash at end of period.......  $  22,982    $     --     $     --    $  40,142
                              =========    =========    =========   =========


    The accompanying notes are an integral part of the financial statements.

                              JILIO & ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Jilio & Associates (the "Company"), a California sole proprietorship, was founded in 1984 and operates in Costa Mesa, California, providing litigation support services primarily for insurance companies and law firms. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six-month periods ended June 30, 1996 and 1997 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balance, at times, may exceed federally insured amounts although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of operations.

 Revenue Recognition

  The Company recognizes revenue after the documents or records have been shipped. An allowance is provided for anticipated bad debts based primarily on historical experience and current estimates.

 Income Taxes

  The Company is a sole proprietorship and thus is not a tax-paying entity. Income taxes on the Company's earnings are paid by the owner.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for credit losses, and such losses have been within management's expectations.

                              JILIO & ASSOCIATES

3.  PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 31:

                                                USEFUL LIVES   1995      1996
                                                ------------ --------  --------
   Property and equipment:
     Furniture and fixtures.................... 5 to 7 years $ 73,476  $ 71,585
     Office equipment and computers............   5 years      71,277    18,982
                                                             --------  --------
                                                              144,753    90,567
   Less accumulated depreciation...............               (83,727)  (57,879)
                                                             --------  --------
       Total...................................              $ 61,026  $ 32,688
                                                             ========  ========

  The Company had fully depreciated assets totaling approximately $31,000 and $2,000 at December 31, 1995 and 1996, respectively.

4.  COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

         1997.......................................... $130,727
         1998..........................................   60,546
         1999..........................................   10,416
         2000..........................................   10,416
         2001..........................................    7,812
                                                        --------
                                                        $219,917
                                                        ========

  Rent expense in 1995 and 1996 totaled approximately $94,000 and $140,000, respectively. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

                              JILIO & ASSOCIATES

5. LINE OF CREDIT:

  The Company has a line of credit with a bank for up to $100,000 at an interest rate of 10%. As of December 31, 1995 and 1996, there were no funds drawn on the line of credit.

6  SALE OF THE BUSINESS:

  In August 1997, the Company's owner signed a letter of intent to sell certain of the Company's net assets to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Reporting Service Associates, Inc. as of December 31, 1995 and 1996, and the related statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reporting Service Associates, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
August 29, 1997, except as to the informationpresented in Notes 4 and 6, for which the date is September 12, 1997

                       REPORTING SERVICE ASSOCIATES, INC.

                                 BALANCE SHEET

                   DECEMBER 31, 1995, 1996 AND JUNE 30, 1997

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
                 ASSETS
Current assets
  Cash...................................   $ 54,304     $268,118   $  151,571
  Accounts receivable, net of allowance
   of $6,200, $16,000 and $24,000,
   respectively..........................    343,050      656,168      973,512
  Prepaid expenses and other current
   assets................................                                2,570
                                            --------     --------   ----------
    Total current assets.................    397,354      924,286    1,127,653
Property and equipment, net..............     22,242       38,782       43,109
                                            --------     --------   ----------
      Total assets.......................   $419,596     $963,068   $1,170,762
                                            ========     ========   ==========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................   $154,633     $198,075   $  145,992
  Note payable...........................    200,000      200,000      200,000
                                            --------     --------   ----------
    Total current liabilities............    354,633      398,075      345,992
                                            --------     --------   ----------
Commitments and contingencies
Stockholders' equity:
  Common stock, $10 par value, 100 shares
   authorized, issued and outstanding....      1,000        1,000        1,000
  Retained earnings......................     63,963      563,993      823,770
                                            --------     --------   ----------
    Total stockholder's equity...........     64,963      564,993      824,770
                                            --------     --------   ----------
      Total liabilities and stockholder's
       equity............................   $419,596     $963,068   $1,170,762
                                            ========     ========   ==========


    The accompanying notes are an integral part of the financial statements.

                       REPORTING SERVICE ASSOCIATES, INC.

                              STATEMENT OF INCOME

  FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX MONTHS ENDED JUNE
                               30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Revenues....................  $1,905,831   $3,012,153  $1,352,179  $2,168,684
Cost of services............   1,156,566    1,682,021     794,151     884,364
                              ----------   ----------  ----------  ----------
    Gross profit............     749,265    1,330,132     558,028   1,284,320
Selling, general and
 administrative expenses....     420,994      578,957     267,679     337,934
Depreciation................       3,006        6,965       3,482       4,083
                              ----------   ----------  ----------  ----------
    Operating income........     325,265      744,210     286,867     942,303
Interest expense............      19,902       18,922       9,517       9,445
                              ----------   ----------  ----------  ----------
    Net income..............  $  305,363   $  725,288  $  277,350  $  932,858
                              ==========   ==========  ==========  ==========



    The accompanying notes are an integral part of the financial statements.

                       REPORTING SERVICE ASSOCIATES, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

  FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX MONTHS ENDED JUNE
                               30, 1996 AND 1997

                                                                       TOTAL
                                                 COMMON RETAINED   STOCKHOLDER'S
                                                 STOCK  EARNINGS      EQUITY
                                                 ------ ---------  -------------
Balance as of January 1, 1995................... $1,000 $  30,923    $  31,923
Net income......................................          305,363      305,363
Distributions...................................         (272,323)    (272,323)
                                                 ------ ---------    ---------
Balance as of December 31, 1995.................  1,000    63,963       64,963
Net income......................................          725,288      725,288
Distributions...................................         (225,258)    (225,258)
                                                 ------ ---------    ---------
Balance as of December 31, 1996.................  1,000   563,993      564,993
Net income (unaudited)..........................          932,858      932,858
Distributions (unaudited).......................         (673,081)    (673,081)
                                                 ------ ---------    ---------
Balance as of June 30, 1997 (unaudited)......... $1,000 $ 823,770    $ 824,770
                                                 ====== =========    =========



    The accompanying notes are an integral part of the financial statements.

                       REPORTING SERVICE ASSOCIATES, INC.

                            STATEMENT OF CASH FLOWS

  FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX MONTHS ENDED JUNE
                               30, 1996 AND 1997

                                 DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                     1995         1996        1996        1997
                                 ------------ ------------ ----------- -----------
                                                           (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
  Net income...................   $ 305,363    $ 725,288    $ 277,350   $ 932,858
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation...............       3,006        6,965        3,482       4,083
    Provision for doubtful
     accounts..................       6,200        9,800        2,200       8,000
    Changes in operating assets
     and liabilities:
      Accounts receivable......     (63,575)    (322,918)    (126,438)   (325,344)
      Prepaid expenses and
       other current assets....                                            (2,570)
      Accounts payable.........      10,533       43,442      (14,755)    (52,083)
                                  ---------    ---------    ---------   ---------
        Net cash provided by
         operating activities..     261,527      462,577      141,839     564,944
Cash flows from investing
 activities:
  Capital expenditures.........     (25,248)     (23,505)     (12,081)     (8,410)
Cash flows from financing
 activities:
  Stockholder distributions....    (272,323)    (225,258)    (107,133)   (673,081)
                                  ---------    ---------    ---------   ---------
Increase (decrease) in cash....     (36,044)     213,814       22,625    (116,547)
Cash at the beginning of
 period........................      90,348       54,304       54,304     268,118
                                  ---------    ---------    ---------   ---------
Cash at the end of the period..   $  54,304    $ 268,118    $  76,929   $ 151,571
                                  =========    =========    =========   =========
Cash paid for interest.........   $  19,902    $  18,922    $   9,517   $   9,445
                                  =========    =========    =========   =========


    The accompanying notes are an integral part of the financial statements.

                      REPORTING SERVICE ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Reporting Service Associates, Inc. (the "Company"), a Pennsylvania corporation founded in 1982 and located in Philadelphia, provides litigation support services primarily for insurance companies, law firms and large corporations in the Philadelphia and Southern New Jersey areas. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word. An additional component of the Company's litigation support services is the retrieval of records used in conjunction with the investigation and litigation of legal proceedings. The Company also provides copying and videotaping services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six month periods ended June 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balance, at times, may exceed federally insured amounts although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of income.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit primarily to insurance companies, law firms and major corporations which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Income Taxes

  The Company is an S corporation under the Internal Revenue Code and thus for federal tax purposes is not considered to be a tax paying entity. Income taxes are paid at the stockholder level.

                      REPORTING SERVICE ASSOCIATES, INC.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                     DECEMBER 31, DECEMBER 31,
                                        USEFUL LIVES     1995         1996
                                        ------------ ------------ ------------
   Furniture, fixtures and equipment... 5 to 7 years   $23,248      $29,154
   Computer hardware and software......   5 years        2,000       19,599
                                                       -------      -------
                                                        25,248       48,753
   Less accumulated depreciation.......                 (3,006)      (9,971)
                                                       -------      -------
                                                       $22,242      $38,782
                                                       =======      =======

4. NOTE PAYABLE:

  The Company has outstanding a demand promissory note for $200,000. The note is personally guaranteed by the sole stockholder of the Company, and collateralized by the stockholder's deposits held at the bank. Interest on unpaid borrowings accrues at the bank's prime rate and is payable monthly. In September 1997, the Company repaid the note.

5. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

          1997.......................................... $ 63,860
          1998..........................................   73,148
          1999..........................................   75,724
          2000..........................................   39,660
          2001..........................................   25,783
          Thereafter....................................    1,712
                                                         --------
                                                         $279,887
                                                         ========

  Rent expense totaled approximately $35,000 in each of the years ended December 31, 1995 and 1996.

6. SALE OF THE BUSINESS:

  In September 1997, the Company's stockholder agreed to sell certain of the Company's net assets to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and ShareholdersU.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Kirby A. Kennedy & Associates (a Minnesota Partnership) as of December 31, 1995 and 1996, and the related statements of income, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kirby A. Kennedy & Associates as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas August 29, 1997

                         KIRBY A. KENNEDY & ASSOCIATES

                                 BALANCE SHEET

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
                 ASSETS
Current assets:
  Cash...................................                            $ 36,762
  Accounts receivable....................   $133,372     $176,959     191,828
                                            --------     --------    --------
    Total current assets.................    133,372      176,959     228,590
Property and equipment, net..............     73,896       77,719      64,565
                                            --------     --------    --------
    Total assets.........................   $207,268     $254,678    $293,155
                                            ========     ========    ========
    LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Cash overdraft.........................   $ 21,943     $  7,137
  Accounts payable.......................     86,692      127,463    $127,566
  Accrued liabilities....................        294        1,138       2,497
  Note payable...........................     23,500
                                            --------     --------    --------
    Total current liabilities............    132,429      135,738     130,063
Commitments and contingencies
Partners' capital........................     74,839      118,940     163,092
                                            --------     --------    --------
    Total liabilities and partners'
     capital.............................   $207,268     $254,678    $293,155
                                            ========     ========    ========


    The accompanying notes are an integral part of the financial statements.

                         KIRBY A. KENNEDY & ASSOCIATES

                              STATEMENT OF INCOME

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Revenues....................  $1,629,448   $1,866,355  $1,030,801   $946,998
Cost of services............   1,094,237    1,164,405     643,109    534,786
                              ----------   ----------  ----------   --------
    Gross profit............     535,211      701,950     387,692    412,212
Selling, general and
 administrative expenses....     191,858      261,025     118,902    112,558
Depreciation................      27,563       32,160      16,080     16,690
                              ----------   ----------  ----------   --------
    Operating income........     315,790      408,765     252,710    282,964
Interest expense............       1,412        1,527       1,131        356
                              ----------   ----------  ----------   --------
    Net income..............  $  314,378   $  407,238  $  251,579   $282,608
                              ==========   ==========  ==========   ========



    The accompanying notes are an integral part of the financial statements.

                         KIRBY A. KENNEDY & ASSOCIATES

                         STATEMENT OF PARTNERS' CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THESIX MONTHS ENDED JUNE 30,
                                      1997

Partners' capital, January 1, 1995................................... $  59,859
Distributions........................................................  (299,398)
Net income...........................................................   314,378
                                                                      ---------
Partners' capital, December 31, 1995.................................    74,839
Distributions........................................................  (363,137)
Net income...........................................................   407,238
                                                                      ---------
Partners' capital, December 31, 1996.................................   118,940
Distributions (unaudited)............................................  (238,456)
Net income for the six months ended June 30, 1997 (unaudited)........   282,608
                                                                      ---------
Partners' capital, June 30, 1997 (unaudited)......................... $ 163,092
                                                                      =========



    The accompanying notes are an integral part of the financial statements.

                          KIRBY A. KENNEDY & ASSOCIATE

                            STATEMENT OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
  Net income................  $ 314,378    $ 407,238    $ 251,579   $ 282,608
  Adjustments to reconcile
   net income to cash
   provided by operating
   activities:
    Depreciation............     27,563       32,160       16,080      16,690
    Changes in operating
     assets and liabilities:
      Accounts receivable...    (14,886)     (43,587)     (50,071)    (14,869)
      Accounts payable......     (4,567)      40,771       32,546         103
      Accrued liabilities...     (6,001)         844         (294)      1,359
                              ---------    ---------    ---------   ---------
        Net cash provided by
         operating
         activities.........    316,487      437,426      249,840     285,891
                              ---------    ---------    ---------   ---------
Cash flows from investing
 activities:
  Capital expenditures......    (27,810)     (35,983)      (3,681)     (3,536)
                              ---------    ---------    ---------   ---------
        Net cash used in
         investing
         activities.........    (27,810)     (35,983)      (3,681)     (3,536)
                              ---------    ---------    ---------   ---------
Cash flows from financing
 activities:
  Cash overdraft............    (12,779)     (14,806)     (14,186)     (7,137)
  Proceeds from note
   payable..................     23,500                                25,000
  Principal payments on note
   payable..................                 (23,500)     (23,500)    (25,000)
  Distributions.............   (299,398)    (363,137)    (208,473)   (238,456)
                              ---------    ---------    ---------   ---------
        Net cash used in
         financing
         activities.........   (288,677)    (401,443)    (246,159)   (245,593)
                              ---------    ---------    ---------   ---------
Increase in cash............        --           --           --       36,762
Cash at beginning of
 period.....................        --           --           --          --
                              ---------    ---------    ---------   ---------
Cash at end of period.......  $     --     $     --     $     --    $  36,762
                              =========    =========    =========   =========
Cash paid for interest......  $   1,412    $   1,527    $   1,131   $     356
                              =========    =========    =========   =========


    The accompanying notes are an integral part of the financial statements.

                         KIRBY A. KENNEDY & ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Kirby A. Kennedy & Associates, a Minnesota Partnership (the "Partnership"), was founded in 1979 and provides litigation support services primarily for law firms and insurance companies in the United States. The Partnership's primary business is court reporting, the transcription of the spoken legal testimony into the written word. The Partnership also provides copying services, video services, special exhibit handling and complete case management. Income is allocated 75% to Jeanne Kennedy and 25% to Kirby Kennedy.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six-month periods ended June 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash in maintained at one bank. The balance, at times, may exceed federally insured amounts, although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of income.

 Income Taxes

  No provision for federal income taxes is provided in these financial statements because the Partnership's income or loss is included in the partners' separate income tax returns.

 Revenue Recognition

  The Partnership recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Partnership grants credit primarily to law firms and insurance companies which may be affected by economic or other external conditions.

                         KIRBY A. KENNEDY & ASSOCIATES

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 31, 1995 and 1996:

                                              USEFUL LIVES   1995       1996
                                              ------------ ---------  ---------
   Furniture, fixtures and equipment......... 5 to 7 years $ 230,888  $ 237,061
   Vehicles..................................   5 years      113,944    110,148
                                                           ---------  ---------
                                                             344,832    347,209
   Less accumulated depreciation.............               (270,936)  (269,490)
                                                           ---------  ---------
                                                           $  73,896  $  77,719
                                                           =========  =========

4. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Partnership, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Partnership. The Partnership does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Partnership to control costs. In the event the Partnership were required to treat these court reporters as its employees, the Partnership could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under a noncancelable operating lease with a term in excess of one year are as follows:

         1997.......................................... $ 35,127
         1998..........................................   35,127
         1999..........................................   35,127
                                                        --------
                                                        $105,381
                                                        ========

  Rent expense totaled approximately $35,000 for the years ended December 31, 1995 and 1996. The rental agreement provides for additional rent based on yearly increases in the lessors' operating expenses.

5. RELATED PARTY TRANSACTIONS:

  Subsequent to June 30, 1997, automobiles having a book value of $20,630 at December 31, 1996 were distributed to the partners.

6. SALE OF THE BUSINESS:

  In August 1997, the Partnership signed a letter of intent to sell certain of its net assets to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders U.S. Legal Support, Inc.:

  We have audited the accompanying combined balance sheet of the Johnson Court Reporting Group as of December 31, 1995 and 1996, and the related combined statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Johnson Court Reporting Group as of December 31, 1995 and 1996, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
September 19, 1997

                         JOHNSON COURT REPORTING GROUP

                             COMBINED BALANCE SHEET

               AS OF DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
                 ASSETS
Current assets:
  Cash...................................   $ 22,253     $ 38,905    $ 13,084
  Accounts receivable....................    246,636      252,480     383,399
  Prepaid expenses and other current
   assets................................     17,789       10,100      20,431
                                            --------     --------    --------
    Total current assets.................    286,678      301,485     416,914
Property and equipment, net..............    185,821      169,140     168,119
Other assets.............................     16,216       42,050      64,115
                                            --------     --------    --------
    Total assets.........................   $488,715     $512,675    $649,148
                                            ========     ========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................   $ 73,121     $ 94,558    $169,121
  Income taxes payable...................      9,152       89,027     101,561
  Accrued liabilities....................     88,212       72,289      85,045
  Deferred income taxes..................     63,370       72,077     119,341
                                            --------     --------    --------
    Total current liabilities............    233,855      327,951     475,068
Notes payable, including related parties
 of $103,734, $28,995 and $15,911,
 respectively............................    133,099       68,265      77,113
Deferred income taxes....................     14,866       13,531      13,450
Commitments and contingencies
Stockholders' equity:
  Common stock...........................     77,000       77,000      77,000
  Retained earnings......................     29,895       25,928       6,517
                                            --------     --------    --------
    Total stockholders' equity...........    106,895      102,928      83,517
                                            --------     --------    --------
      Total liabilities and stockholders'
       equity............................   $488,715     $512,675    $649,148
                                            ========     ========    ========

    The accompanying notes are an integral part of the financial statements.

                         JOHNSON COURT REPORTING GROUP

                          COMBINED STATEMENT OF INCOME

  FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX MONTHS ENDED JUNE
                               30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Revenues....................  $1,713,593   $2,154,933  $1,068,290  $1,227,628
Cost of services............     845,694    1,039,876     494,388     586,482
                              ----------   ----------  ----------  ----------
    Gross profit............     867,899    1,115,057     573,902     641,146
Selling, general and admin-
 istrative expenses.........     642,756      835,786     469,596     426,558
Depreciation................      19,670       38,401      35,107      26,080
                              ----------   ----------  ----------  ----------
    Operating income........     205,473      240,870      69,199     188,508
Interest expense............      11,438       19,023       8,383       5,896
                              ----------   ----------  ----------  ----------
    Income before income
     taxes..................     194,035      221,847      60,816     182,612
Income taxes................      83,498       89,099      24,507      73,045
                              ----------   ----------  ----------  ----------
    Net income..............  $  110,537   $  132,748  $   36,309  $  109,567
                              ==========   ==========  ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                         JOHNSON COURT REPORTING GROUP

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

  FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX MONTHS ENDED JUNE
                                    30, 1997

                                                                      TOTAL
                                               COMMON  RETAINED   STOCKHOLDERS'
                                                STOCK  EARNINGS      EQUITY
                                               ------- ---------  -------------
Balance as of January 1, 1995................. $77,000 $  22,923       99,923
Dividends.....................................          (103,565)    (103,565)
Net income....................................           110,537      110,537
                                               ------- ---------    ---------
Balance as of December 31, 1995...............  77,000    29,895      106,895
Dividends.....................................          (136,715)    (136,715)
Net income....................................           132,748      132,748
                                               ------- ---------    ---------
Balance as of December 31, 1996...............  77,000    25,928      102,928
Dividends (unaudited).........................          (128,978)    (128,978)
Net income (unaudited)........................           109,567      109,567
                                               ------- ---------    ---------
Balance as of June 30, 1997 (unaudited)....... $77,000 $   6,517       83,517
                                               ======= =========    =========


    The accompanying notes are an integral part of the financial statements.

                         JOHNSON COURT REPORTING GROUP

                        COMBINED STATEMENT OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
  Net income................  $ 110,537    $ 132,748    $ 36,309    $ 109,567
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation............     19,670       38,401      35,107       26,080
    Deferred income taxes...     63,334        7,372      (7,280)      47,183
    Changes in operating
     assets and liabilities:
      Accounts receivable...   (142,112)      (5,844)    (16,062)    (130,919)
      Prepaid expenses and
       other................    (20,481)     (18,145)     16,834      (32,396)
      Accounts payable......     35,071       21,437     (10,093)      50,381
      Income taxes payable..     16,400       79,875       3,406       12,534
      Accrued liabilities...     65,525      (15,923)     29,398       12,756
                              ---------    ---------    --------    ---------
        Net cash provided by
         operating
         activities.........    147,944      239,921      87,619       95,186
                              ---------    ---------    --------    ---------
Cash flows from investing
 activities:
  Capital expenditures......   (102,347)     (21,720)    (10,813)     (25,059)
                              ---------    ---------    --------    ---------
        Net cash used in
         investing
         activities.........   (102,347)     (21,720)    (10,813)     (25,059)
                              ---------    ---------    --------    ---------
Cash flows from financing
 activities:
  Notes payable.............     62,275      (64,834)    (43,444)       8,848
  Dividends.................   (103,565)    (136,715)    (67,661)    (128,978)
  Other.....................                              27,872       24,182
                              ---------    ---------    --------    ---------
        Net cash used in
         financing
         activities.........    (41,290)    (201,549)    (83,233)     (95,948)
                              ---------    ---------    --------    ---------
Increase (decrease) in
 cash.......................      4,307       16,652      (6,427)     (25,821)
Cash at beginning of
 period.....................     17,946       22,253      22,253       38,905
                              ---------    ---------    --------    ---------
Cash at end of period.......  $  22,253    $  38,905    $ 15,826    $  13,084
                              =========    =========    ========    =========
Cash paid for interest......  $  11,438    $  19,023    $  8,383    $   5,896
                              =========    =========    ========    =========
Cash paid for taxes.........  $   3,764    $   1,852    $  1,369    $   1,289
                              =========    =========    ========    =========

    The accompanying notes are an integral part of the financial statements.

                         JOHNSON COURT REPORTING GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Johnson Court Reporting Group (the "Company"), operating through Goren of Newport, Inc., Rapidtext, Inc. and Medtext, Inc., provides litigation support services, closed-captioning services for the hearing impaired, remote classroom captioning services, medical transcription services, and scanning and imaging services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  The accompanying combined financial statements include the accounts of Goren of Newport, Inc., Rapidtext, Inc. and Medtext, Inc. all of which are operated under common management. All intercompany amounts have been eliminated.

 Preparation of Interim Financial Statements

  The financial statements for the six-month periods ended June 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in two banks. The balances, at times, may exceed federally insured amounts although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of income.

 Income Taxes

  The Company provides for deferred income taxes utilizing the liability method whereby deferred income taxes are recognized for the tax consequences in future years of differences in the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 Revenue Recognition

  The Company recognizes revenue after the documents or records have been prepared for shipment or the services have been provided. An allowance is provided for anticipated bad debts based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal, medical and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations. During the six-month period ended June 30, 1997, approximately 16% of revenues was from one company.

                         JOHNSON COURT REPORTING GROUP

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 31:

                                               USEFUL LIVES   1995      1996
                                               ------------ --------  ---------
   Property and equipment:
     Furniture and fixtures................... 5 to 7 years $  8,098  $   9,542
     Office equipment and computers...........   5 years     258,852    277,265
                                                            --------  ---------
                                                             266,950    286,807
   Less accumulated depreciation..............               (81,129)  (117,667)
                                                            --------  ---------
       Total..................................              $185,821  $ 169,140
                                                            ========  =========

4. INCOME TAXES:

  The components of deferred income tax assets and liabilities consisted of the following at December 31:

                                                                1995     1996
                                                              -------- --------
   Deferred income tax assets
     Accrued liabilities..................................... $ 35,284 $ 28,916
                                                              -------- --------
       Total deferred income tax assets......................   35,284   28,916
                                                              -------- --------
   Deferred income tax liabilities
     Accounts receivable.....................................   98,654  100,993
     Property and equipment..................................   14,866   13,531
                                                              -------- --------
       Total deferred income tax liabilities.................  113,520  114,524
                                                              -------- --------
       Net deferred income tax liability..................... $ 78,236 $ 85,608
                                                              ======== ========

  The provision for income taxes consisted of the following:

                                                                  1995    1996
                                                                 ------- -------
     Current.................................................... $20,164 $81,727
     Deferred...................................................  63,334   7,372
                                                                 ------- -------
                                                                 $83,498 $89,099
                                                                 ======= =======

  The difference between the Company's provision for income taxes and the amount that would have been derived by applying the federal statutory tax rate to pretax income for the years ended December 31, 1995 and 1996 is summarized as follows:

                                                                 1995    1996
                                                                ------- -------
   Tax at federal statutory rate............................... $65,972 $75,427
   State income taxes, net of federal tax benefit..............   9,702  11,092
   Other.......................................................   7,824   2,580
                                                                ------- -------
                                                                $83,498 $89,099
                                                                ======= =======

                         JOHNSON COURT REPORTING GROUP

5. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company provides court reporting, captioning, transcription, and scanning and imaging services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent contractors are responsible for acquiring and operating their equipment. The use of independent contractors is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these independent contractors as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

         1997........................................... $ 5,885
         1998...........................................   6,147
         1999...........................................   2,832
         2000...........................................   2,832
         2001...........................................   2,832
                                                         -------
                                                         $20,528
                                                         =======

  Rent expense in 1995 and 1996 totaled $57,030 and $68,967, respectively. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

6. NOTES PAYABLE:

  The Company has lines of credit with two financial institutions for up to $225,000 at an interest rate of 13%, collateralized by the Company's accounts receivable. These lines are drawn on when needed and are normally repaid within the fiscal year. As of December 31, 1995 and 1996, the Company had $29,365 and $39,270 borrowed under the lines of credit.

  The Company has notes payable of $103,734 and $28,995 to shareholders at December 31, 1995 and 1996.

7. SALE OF COMMON STOCK:

  In August 1997, the Company's common stock was acquired by U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of the combined predecessors to Amicus One Legal Support Services, Inc. as of December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Amicus One Legal Support Services, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand l.l.p.

Houston, Texas September 17, 1997

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

                                 BALANCE SHEET

                      DECEMBER 31, 1996 AND JUNE 30, 1997

                                                         COMBINED
                                                       PREDECESSORS   COMPANY
                                                       DECEMBER 31,  JUNE 30,
                                                           1996        1997
                                                       ------------ -----------
                                                                    (UNAUDITED)
                        ASSETS
Current assets:
  Cash................................................   $  1,626    $ 15,748
  Accounts receivable, net of allowance of $48,240 and
   $27,961, respectively..............................    622,825     407,807
  Prepaid expenses and other current assets...........     11,398       1,467
                                                         --------    --------
    Total current assets..............................    635,849     425,022
Property and equipment, net...........................     65,334     100,450
Other assets..........................................     34,014      15,772
                                                         --------    --------
    Total assets......................................   $735,197    $541,244
                                                         ========    ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term obligations.........   $ 24,400    $216,432
  Accounts payable....................................     30,945       8,812
  Accrued liabilities.................................     52,467      73,060
                                                         --------    --------
    Total current liabilities.........................    107,812     298,304
Long-term obligations.................................     10,423       7,552
Commitments and contingencies
Stockholders' equity:
  Common stock........................................     11,750     158,716
  Retained earnings...................................    605,212      76,672
                                                         --------    --------
    Total stockholders' equity........................    616,962     235,388
                                                         --------    --------
      Total liabilities and stockholders' equity......   $735,197    $541,244
                                                         ========    ========


    The accompanying notes are an integral part of the financial statements.

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

                              STATEMENT OF INCOME

                  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE
                         SIX MONTHS ENDED JUNE 30, 1997

                                                          COMBINED
                                                        PREDECESSORS   COMPANY
                                                        DECEMBER 31,  JUNE 30,
                                                            1996        1997
                                                        ------------ -----------
                                                                     (UNAUDITED)
Revenues...............................................  $1,882,380   $969,272
Cost of services.......................................     890,098    471,493
                                                         ----------   --------
    Gross profit.......................................     992,282    497,779
Selling, general and administrative expenses...........     796,744    368,846
Depreciation...........................................      39,580     19,868
                                                         ----------   --------
    Operating income...................................     155,958    109,065
Interest expense.......................................       6,613     19,768
                                                         ----------   --------
Income before income taxes.............................     149,345     89,297
Income taxes...........................................       9,879        625
                                                         ----------   --------
    Net income.........................................  $  139,466   $ 88,672
                                                         ==========   ========


    The accompanying notes are an integral part of the financial statements.

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997

                                                                      TOTAL
                                                COMMON  RETAINED  STOCKHOLDERS'
                                                STOCK   EARNINGS     EQUITY
                                               -------- --------  -------------
Combined Predecessors:
Balance as of January 1, 1996................. $ 11,750 $500,354    $512,104
Distributions.................................           (34,608)    (34,608)
Net income....................................           139,466     139,466
                                               -------- --------    --------
Balance as of December 31, 1996...............   11,750  605,212     616,962
Company:
Reorganization to form new entity and
 distribution of certain net assets to owners
 (unaudited)..................................  146,966 (605,212)   (458,246)
Net income (unaudited)........................            88,672      88,672
Distributions (unaudited).....................           (12,000)    (12,000)
                                               -------- --------    --------
Balance as of June 30, 1997 (unaudited)....... $158,716 $ 76,672    $235,388
                                               ======== ========    ========


    The accompanying notes are an integral part of the financial statements.

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

                            STATEMENT OF CASH FLOWS

  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997

                                                       COMBINED
                                                     PREDECESSORS
                                                     DECEMBER 31,    COMPANY
                                                         1996     JUNE 30, 1997
                                                     ------------ -------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income........................................   $139,466     $ 88,672
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation....................................     39,580       19,868
    Changes in operating assets and liabilities:
      Accounts receivable...........................    (57,614)    (211,773)
      Prepaid expenses and other current assets.....      1,661          (69)
      Other assets..................................     17,366       (2,633)
      Accounts payable..............................        866      (13,498)
      Accrued liabilities...........................     17,339       12,195
                                                       --------     --------
        Net cash provided by (used in) operating
         activities.................................    158,664     (107,238)
                                                       --------     --------
Cash flows from investing activities:
  Capital expenditures..............................    (85,272)     (54,984)
                                                       --------     --------
        Net cash used in investing activities.......    (85,272)     (54,984)
                                                       --------     --------
Cash flows from financing activities:
  Distributions.....................................    (34,608)     (12,000)
  Proceeds from borrowings..........................                 193,840
  Repayment of borrowings...........................    (38,647)      (4,679)
                                                       --------     --------
        Net cash (used in) provided by financing
         activities.................................    (73,255)     177,161
                                                       --------     --------
Increase in cash....................................        137       14,939
Cash at beginning of period.........................      1,489          809
                                                       --------     --------
Cash at end of period...............................   $  1,626     $ 15,748
                                                       ========     ========
Cash paid for interest..............................   $  6,613     $ 15,334
                                                       ========     ========
Cash paid for income taxes..........................   $  9,040     $    825
                                                       ========     ========
Issuance of common stock for non-cash assets........                $157,906
                                                                    ========

    The accompanying notes are an integral part of the financial statements.

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Amicus One Legal Support Services, Inc. (the "Company"), a New York Subchapter S Corporation, was formed on January 1, 1997 through the contribution of certain assets at predecessor cost by three shareholders who together owned two court reporting businesses known as Cardinal Reporting Co., Inc. ("Cardinal") and AM Court Reporting, Ltd. ("AM"). The owners of the "combined predecessors" have presented combined financial statements of the combined predecessor for 1996 to reflect the financial position and results of operations for the periods on a comparable basis. The Company operates in New York providing litigation support services primarily for insurance companies and law firms. The Company's primary business is court reporting, the transcription of spoken legal testimony into written word.

  The Company has 200 shares of no par value capital stock authorized, issued and outstanding at June 30, 1997. At December 31, 1996, Cardinal and AM were organized as a C Corporation and a S Corporation, respectively. Cardinal and AM had 2,500 and 200 shares, respectively, of no par value capital stock authorized, issued and outstanding at December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six-month period ended June 30, 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the period. Such adjustments are considered to be of a normal recurring nature unless otherwise identified. Information was not available to prepare financial statements for the six-month period ended June 30, 1996 in accordance with generally accepted accounting principles.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balance, at times, may exceed federally insured amounts although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statements of operations.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Income Taxes

  The Company is and AM was an S Corporation under the Internal Revenue Code and thus, for federal tax purposes, are not considered to be tax paying entities. Cardinal provided for deferred income taxes utilizing the liability method whereby deferred income taxes are recognized for the tax consequences in future years of

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

differences in the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be utilized.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                                    DECEMBER 31,
                                                       USEFUL LIVES     1996
                                                       ------------ ------------
   Furniture and fixtures............................. 5 to 7 years   $112,812
   Office equipment and computers.....................   5 years        19,274
                                                                      --------
                                                                       132,086
   Less accumulated depreciation......................                 (66,752)
                                                                      --------
       Total..........................................                $ 65,334
                                                                      ========

4. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

  1997................................................................. $ 69,915
  1998.................................................................   71,421
  1999.................................................................   64,919
  2000.................................................................   42,344
  2001 and thereafter..................................................   44,038
                                                                        --------
                                                                        $292,637
                                                                        ========

  Rent expense in 1996 totaled approximately $103,000. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

5. LONG-TERM OBLIGATIONS:

  Long-term obligations consisted of the following:

                                                       DECEMBER 31,  JUNE 30,
                                                           1996        1997
                                                       ------------ -----------
                                                                    (UNAUDITED)
   Line of credit with a bank for up to $50,000 with
    interest at prime plus .25%. The line has no set
    maturity date....................................    $ 14,888
   Line of credit with a financial institution for up
    to $300,000 with interest of 30-day commercial
    paper rate plus 3.15% which was 8.77% at June 30,
    1997. The line has no set maturity date..........                $ 206,831
   Capital lease obligations.........................      19,935       17,153
                                                         --------    ---------
                                                           34,823      223,984
   Less current portion..............................     (24,400)    (216,432)
                                                         --------    ---------
                                                         $ 10,423    $   7,552
                                                         ========    =========

6. SALE OF NET ASSETS:

  In September 1997, the Company's net assets were sold to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Block Court Reporting, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholder's equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Block Court Reporting, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
September 19, 1997

                          BLOCK COURT REPORTING, INC.

                                 BALANCE SHEET

               AS OF DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
                 ASSETS
Current assets:
  Cash...................................   $    994     $  1,852    $  4,437
  Accounts receivable, net of allowance
   of $10,000, $15,000 and $15,000,
   respectively..........................    141,279      207,911     142,214
  Deferred income taxes..................                               6,074
                                            --------     --------    --------
    Total current assets.................    142,273      209,763     152,725
Property and equipment, net..............    125,271       89,830      84,489
Other assets.............................      6,568        6,568       6,568
                                            --------     --------    --------
    Total assets.........................   $274,112     $306,161    $243,782
                                            ========     ========    ========
  LIABILITIES AND STOCKHOLDER'S EQUITY
                (DEFICIT)
Current liabilities:
  Accounts payable.......................   $  7,640     $164,213    $149,921
  Accrued liabilities....................      6,332       17,129      56,228
  Long-term obligations, current
   portion...............................    109,905       68,218      62,990
  Deferred income taxes..................     45,910       14,107
                                            --------     --------    --------
    Total current liabilities............    169,787      263,667     269,139
Long-term obligations....................     12,329       15,125
Stockholder's equity (deficit):
  Common stock, $.01 par value, 1,000
   shares authorized, issued, and
   outstanding...........................         10           10          10
  Additional paid in capital.............        990          990         990
  Retained earnings (accumulated
   deficit)..............................     90,996       26,369     (26,357)
                                            --------     --------    --------
    Total stockholder's equity
     (deficit)...........................     91,996       27,369     (25,357)
                                            --------     --------    --------
    Total liabilities and stockholder's
     equity (deficit)....................   $274,112     $306,161    $243,782
                                            ========     ========    ========

    The accompanying notes are an integral part of the financial statements.

                          BLOCK COURT REPORTING, INC.

                            STATEMENT OF OPERATIONS

  FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX MONTHS ENDED JUNE
                                    30, 1997

                                         DECEMBER 31, DECEMBER 31,  JUNE 30,
                                             1995         1996        1997
                                         ------------ ------------ -----------
                                                                   (UNAUDITED)
Revenues................................  $1,024,931   $1,316,782   $517,838
Cost of services........................     496,301      661,838    262,455
                                          ----------   ----------   --------
    Gross profit........................     528,630      654,944    255,383
Selling, general and administrative
 expenses...............................     524,864      740,279    331,936
                                          ----------   ----------   --------
    Operating income (loss).............       3,766      (85,335)   (76,553)
Interest expense........................      14,197       13,302      4,306
                                          ----------   ----------   --------
Loss before income taxes................     (10,431)     (98,637)   (80,859)
Income tax benefit......................      (3,575)     (34,010)   (28,133)
                                          ----------   ----------   --------
    Net loss............................  $   (6,856)  $  (64,627)  $(52,726)
                                          ==========   ==========   ========


    The accompanying notes are an integral part of the financial statements.

                          BLOCK COURT REPORTING, INC.

                  STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE
                         SIX MONTHS ENDED JUNE 30, 1997

                                                       RETAINED       TOTAL
                                          ADDITIONAL   EARNINGS   STOCKHOLDER'S
                                  COMMON   PAID-IN   (ACCUMULATED    EQUITY
                                  STOCK    CAPITAL     DEFICIT)     (DEFICIT)
                                  ------  ---------- ------------ -------------
January 1, 1995.................. $ 100    $ 2,790     $ 97,852     $100,742
Issuance of common stock.........    10        990                     1,000
Retirement of common stock.......  (100)    (2,790)                   (2,890)
Net loss.........................                        (6,856)      (6,856)
                                  -----    -------     --------     --------
December 31, 1995................    10        990       90,996       91,996
Net loss.........................                       (64,627)     (64,627)
                                  -----    -------     --------     --------
December 31, 1996................    10        990       26,369       27,369
Net loss (Unaudited).............                       (52,726)     (52,726)
                                  -----    -------     --------     --------
June 30, 1997 (Unaudited)........ $  10    $   990     $(26,357)    $(25,357)
                                  =====    =======     ========     ========


    The accompanying notes are an integral part of the financial statements.

                          BLOCK COURT REPORTING, INC.

                            STATEMENT OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
                       THE SIX MONTHS ENDED JUNE 30, 1997

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income.............................   $ (6,856)    $(64,627)   $(52,726)
  Adjustments to reconcile net income to
   net cash (used in) provided by
    operating activities:
    Depreciation.........................     36,464       35,441       9,388
    Changes in operating assets and
     liabilities:
      Accounts receivable................    (88,025)     (66,632)     65,697
      Accounts payable...................     33,555      156,573     (14,292)
      Accrued liabilities................    (56,414)      10,797      39,099
      Deferred income taxes..............     45,910      (31,803)    (20,181)
      Other assets.......................     (6,568)
                                            --------     --------    --------
        Net cash (used in) provided by
         operating activities............    (41,934)      39,749      26,985
                                            --------     --------    --------
Cash flows from investing activities:
  Capital expenditures...................    (21,483)                  (4,047)
                                            --------     --------    --------
        Net cash used in investing
         activities......................    (21,483)          --      (4,047)
                                            --------     --------    --------
Cash flows from financing activities:
  Net payments of long-term obligations..       (414)     (38,891)    (20,353)
                                            --------     --------    --------
        Net cash used in financing
         activities......................       (414)     (38,891)    (20,353)
                                            --------     --------    --------
Net (decrease) increase in cash..........    (63,831)         858       2,585
Cash at beginning of year................     64,825          994       1,852
                                            --------     --------    --------
Cash at end of year......................   $    994        1,852    $  4,437
                                            ========     ========    ========
Cash paid for interest...................   $ 14,197     $ 13,302    $  4,306
                                            ========     ========    ========
Cash paid for income taxes...............   $  1,000
                                            ========


    The accompanying notes are an integral part of the financial statements.

                          BLOCK COURT REPORTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Block Court Reporting, Inc. (the "Company"), a District of Columbia corporation, is a court reporting business based in Washington, D.C. The Company provides general court reporting services, the transcription of spoken legal testimony into the written word as well as video captioning services to the Washington, D.C., Northern Virginia, and Baltimore, Maryland markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six-month period ended June 30, 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the period. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained primarily in one bank. The balance, at times, may exceed federally insured amounts although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statements of operations.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal industry which may be affected by economic or other external conditions. The Company maintains allowance for potential credit losses, and such losses have been within management's expectations.

                          BLOCK COURT REPORTING, INC.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                     DECEMBER 31, DECEMBER 31,
                                        USEFUL LIVES     1995         1996
                                        ------------ ------------ ------------
   Property and equipment:
     Vehicles..........................   5 years      $ 60,538     $ 60,538
     Furniture and fixtures............   7 years        26,063       23,425
     Office equipment, computers and
      software......................... 3 to 5 years     75,134       75,905
                                                       --------     --------
                                                        161,735      159,868
   Less accumulated depreciation.......                 (36,464)     (70,038)
                                                       --------     --------
       Total...........................                $125,271     $ 89,830
                                                       ========     ========

  The Company had fully depreciated assets totaling approximately $19,000 at December 31, 1996.

4. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Lease

  The Company leases office space under a noncancelable operating lease which expires on July 31, 1997. The remaining rental commitment under this lease at December 31, 1996 was approximately $50,000. Subsequent to year-end, the Company entered into new noncancelable operating lease for office space commencing on October 1, 1997 and ending on September 30, 2000. The minimum rental commitment under this lease for each of the next four years approximates $10,000, $42,000, $42,000, and $32,000. Both agreements provide for additional rent based on increases determined from indices specified within the lease agreements. Additionally, the Company is required to pay its pro rata share of increases in real estate taxes.

  Rent expense in both 1995 and 1996 totaled approximately $97,000.

5. INCOME TAXES:

  The benefit for income taxes consisted of the following for the years ended December 31:

                                                               1995      1996
                                                             --------  --------
   Current.................................................. $(49,485) $ (2,207)
   Deferred.................................................   45,910   (31,803)
                                                             --------  --------
       Total................................................ $ (3,575) $(34,010)
                                                             ========  ========

                          BLOCK COURT REPORTING, INC.

  The components of deferred income tax liabilities and assets are as follows at December 31:

                                                              1995      1996
                                                            --------  --------
   Deferred tax assets:
     Accounts payable...................................... $  2,600  $ 55,832
   Deferred tax liabilities:
     Accounts receivable...................................   48,510    69,939
                                                            --------  --------
       Net deferred income taxes........................... $(45,910) $(14,107)
                                                            ========  ========

6. LONG-TERM OBLIGATIONS:

  The Company has a line of credit with a bank for up to $25,000 at an interest rate equal to the prime lending rate plus two percentage points. As of December 31, 1996 and June 30, 1997, there was $18,000 and $23,000 drawn on this line of credit, respectively. These borrowings have been classified as current.

  The Company has a promissory note with a bank at an interest rate equal to the prime lending rate plus one percentage point. At December 31, 1996, the maturities of the promissory note for each of the next two years approximated $38,000 and $15,000.

  The Company leases vehicles under long-term capital leases which expire during 1997. At December 31, 1996, future minimum payments under these leases approximated $13,000.

7. SALE OF THE COMPANY:

  In September 1997, the Company's stock was acquired by U.S. Legal Support,
Inc.

8. RELATED PARTY TRANSACTIONS:

  The Company subleases certain office space to an affiliate for approximately $2,000 per month.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Commander Wilson, Inc. (a sole proprietorship) as of December 31, 1995 and 1996, and the related statements of income, owner's deficit and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commander Wilson, Inc. (a sole proprietorship) as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand l.l.p.

Houston, Texas
September 22, 1997

                             COMMANDER WILSON, INC.

                                 BALANCE SHEET

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
                 ASSETS
Current assets
  Prepaid expenses.......................   $  1,969     $    --       $ --
                                            --------     --------      -----
    Total current assets.................      1,969          --         --
                                            --------     --------      -----
      Total assets.......................   $  1,969     $    --       $ --
                                            ========     ========      =====
     LIABILITIES AND OWNER'S DEFICIT
Current liabilities
  Accounts payable and accrued
   liabilities...........................   $ 36,000     $ 37,303      $ 666
                                            --------     --------      -----
    Total current liabilities............     36,000       37,303        666
Commitments and contingencies
Owner's deficit..........................    (34,031)     (37,303)      (666)
                                            --------     --------      -----
      Total liabilities and owner's
       deficit...........................   $  1,969     $    --       $ --
                                            ========     ========      =====


    The accompanying notes are an integral part of the financial statements.

                             COMMANDER WILSON, INC.

                              STATEMENT OF INCOME

  FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX MONTHS ENDED JUNE
                               30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Revenues....................   $577,733     $94,291      $62,916    $295,540
Cost of services............    100,570
                               --------     -------      -------    --------
    Gross profit............    477,163      94,291       62,916     295,540
Selling, general and
 administrative expenses....    284,170      68,528       26,244      26,171
                               --------     -------      -------    --------
    Net income..............   $192,993     $25,763      $36,672    $269,369
                               ========     =======      =======    ========



    The accompanying notes are an integral part of the financial statements.

                             COMMANDER WILSON, INC.

                          STATEMENT OF OWNER'S DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THESIX MONTHS ENDED JUNE 30,
                                      1997

                                                                      OWNER'S
                                                                      EQUITY
                                                                     (DEFICIT)
                                                                     ---------
Balance on January 1, 1995.......................................... $   5,800
Net income..........................................................   192,993
Distributions to owner, net.........................................  (232,824)
                                                                     ---------
Balance on December 31, 1995........................................   (34,031)
Net income..........................................................    25,763
Distributions to owner, net.........................................   (29,035)
                                                                     ---------
Balance on December 31, 1996........................................   (37,303)
Net income (unaudited)..............................................   269,369
Distributions to owner, net (unaudited).............................  (232,732)
                                                                     ---------
Balance on June 30, 1997 (unaudited)................................ $    (666)
                                                                     =========


    The accompanying notes are an integral part of the financial statements.

                             COMMANDER WILSON, INC.

                            STATEMENT OF CASH FLOWS

  FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THE SIX MONTHS ENDED JUNE
                               30, 1996 AND 1997

                             DECEMBER 31, DECEMBER 31,  JUNE 30,    JUNE 30,
                                 1995         1996        1996        1997
                             ------------ ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
  Net income................  $ 192,993     $ 25,763    $ 36,672    $ 269,369
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Change in operating
     assets and liabilities:
      Accounts payable......     41,800        1,303                  (36,637)
      Prepaid expenses......     (1,969)       1,969
                              ---------     --------    --------    ---------
        Net cash provided by
         operating
         activities.........    232,824       29,035      36,672      232,732
Cash flows from investing
 activities.................        --           --          --           --
Cash flows from financing
 activities:
  Distributions to owner....   (232,824)     (29,035)    (36,672)    (232,732)
                              ---------     --------    --------    ---------
        Net cash used in
         financing
         activities.........   (232,824)     (29,035)    (36,672)    (232,732)
                              ---------     --------    --------    ---------
Change in cash..............        --           --          --           --
Cash at the beginning of
 period.....................        --           --          --           --
                              ---------     --------    --------    ---------
Cash at the end of the
 period.....................  $     --      $    --     $    --     $     --
                              =========     ========    ========    =========


    The accompanying notes are an integral part of the financial statements.

                            COMMANDER WILSON, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Commander Wilson, Inc. (the "Company"), a sole proprietorship, provides legal recruitment services to law firms and corporations primarily in Texas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The unaudited financial statements for the periods ended June 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  The Company does not maintain a cash account. All cash receipts are deposited into the owner's bank account and recorded as distributions to the owner. All cash disbursements are made from the owner's bank account and recorded as contributions to the Company.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in operations. All property and equipment is fully depreciated.

 Revenue Recognition

  The Company records revenue when candidates accept a job offer. Non-refundable retainers to provide recruitment services on an exclusive basis are earned upon receipt. An allowance is provided for bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to primarily law firms and corporations which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. During the years ended December 31, 1995 and 1996 approximately 53% and 93% of revenues was earned from two and five companies, respectively. During the six months ended June 30, 1997 approximately 48% of revenues was earned from two companies.

 Income Taxes

  The Company is organized as a sole proprietorship. No provision for federal income taxes is provided in these financial statements because the Company's income is included in the owner's tax return.

                            COMMANDER WILSON, INC.

3. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  At December 31, 1996, aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

         1997........................................... $22,548
         1998...........................................   5,599
                                                         -------
                                                         $28,147
                                                         =======

4. LITIGATION:

  In September 1994, an independent contractor filed a lawsuit against the Company claiming breach of contract for approximately $600,000. In April 1997, the Company settled the lawsuit for approximately $36,000. Legal expenses of approximately $57,000 are included in selling, general and administrative expenses for the year ended December 31, 1995.

5. SALE OF THE BUSINESS:

  In September 1997, the owner signed an agreement to sell the Company's business to U.S. Legal Support, Inc.

                           U.S. Legal Support, Inc.

                    A leading provider of court reporting,
                     certified record retrieval and legal
                        placement and staffing services

                                       Court reporting is the verbatim
                                       transcription of sworn oral testimony,
                                       generally for use in legal
                                       proceedings. While the transcription
                                       of legal proceedings held in a
                                       courtroom generally is performed by
                                       personnel employed by the federal
                                       court system or by state agencies,
[Photo of court reporter transcribing] counties or municipalities, court reporting performed outside a
                                       courtroom is generally conducted by
                                       private court reporters who transcribe
                                       depositions, mediations, arbitrations
                                       and certain other proceedings.

                                       The parties to civil lawsuits,
                                       arbitrations, mediations and other
                                       dispute resolution proceedings
                                       frequently use certified record
                                       retrieval services. Certified record
                                       retrieval services are labor-intensive
                                       and involve the preparation, handling,
                                       tracking and delivery of large numbers
                                       of written documents.
[Photo of certified records retrieval center]

                                       Law firms and corporate legal
                                       departments are increasingly using
                                       temporary legal personnel to enable
                                       them to respond more effectively to
[Photo of attorney working]            fluctuations in work load.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or the solicitation of an offer to buy the shares of Common Stock to anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such other or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


     ----------------------------------------

                               TABLE OF CONTENTS

     ----------------------------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
The Company..............................................................  12
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
   of Operations.........................................................  20
Business.................................................................  30
Management...............................................................  38
Certain Transactions.....................................................  42
Principal Shareholders...................................................  44
Description of Capital Stock.............................................  46
Shares Eligible for Future Sale..........................................  48
Underwriting.............................................................  50
Legal Matters............................................................  51
Experts..................................................................  51
Available Information....................................................  52
Index to Financial Statements............................................ F-1

Until         , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock offering hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                                3,500,000 SHARES

                   [LOGO OF U.S. LEGAL SUPPORT APPEARS HERE]

                            U.S. LEGAL SUPPORT, INC.

                                  COMMON STOCK


      -----------------------------------

                                   PROSPECTUS

      -----------------------------------


                             Montgomery Securities

                               Hambrecht & Quist

                              J.C. Bradford & Co.


                                         , 1997



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered. All amounts are estimates except for the fees payable to the Commission and the NASD and the listing fee.

                                                                        AMOUNT
                                                                       --------
      Securities and Exchange Commission registration fee............. $ 15,950
      National Association of Securities Dealers, Inc. filing fee..... 5,732.50
      NASDAQ listing fee..............................................    *
      Printing and engraving expenses.................................    *
      Legal fees and expenses.........................................    *
      Accounting fees and expenses....................................    *
      Blue sky fees and expenses......................................    *
      Transfer Agent fees.............................................    *
      Miscellaneous...................................................    *
                                                                       --------
          TOTAL....................................................... $
                                                                       ========

--------
*To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  The Registrant's Articles of Incorporation, as amended (the "Articles of Incorporation") and Bylaws require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Article 2.02-1 of the Business Corporation Act of the State of Texas (the "TBCA"). The Articles of Incorporation and Bylaws are filed as Exhibits 3.1 and 3.2 to the Registration Statement. Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests; and
(iii) in the case of any criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

  The Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of the director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of dividend.

  The Form of Underwriting Agreement filed herewith as Exhibit 1.1, under certain circumstances, provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company.

  The Company intends to purchase liability insurance policies covering the directors and officers of the Company, including, to provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  All information set forth in this Item 15 gives effect to a 100-for-one stock split with respect to the Common Stock and Preferred Stock of tghe Company effected on December 16, 1996.

  In connection with the initial capitalization of the Company, on October 2, 1996, the Company issued 150,000 shares of Common Stock to GulfStar Investments, Ltd. at a price of $.01 per share for services rendered valued at $1,500 and 843,840 shares of Common Stock to Richard O. Looney at a price of $.01 per share for services rendered valued at $8,438.40. On January 17, 1997, the Company issued: (i) 135,000 shares of Series A Convertible Preferred Stock to the Trust for Defined Benefit Plans of Zeneca Holdings Inc. at a price of $1.00 per share for an aggregate sales price of $135,000; (ii) 670,000 shares of Series A Convertible Preferred Stock to the Delaware State Employees' Retirement Fund at a price of $1.00 per share for an aggregate sales price of $670,000; and (iii) 195,000 shares of Series A Convertible Preferred Stock to the Trust for Defined Benefit Plans of ICI American Holdings Inc. at a price of $1.00 per share for an aggregate sales price of $195,000. On July 22, 1997, the Company issued 25,000 shares to David W. Pfleghar at a price of $.01 per share for an aggregate sales price of $250.00. All of such sales were completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act, no public offering being involved.

  On January 17, 1997, the Company acquired all the issued and outstanding capital stock of Looney & Company in exchange for cash and the issuance of 2,000,000 (2,046,667 as a result of a post-closing adjustment on June 23, 1997) shares of Series B Convertible Preferred to Richard O. Looney. On that date, the Company also acquired all the issued and outstanding capital stock of Klein, Bury & Associates in exchange for cash and the issuance of 170,600 shares of Common Stock to Michael Klein. On April 3, 1997, the Company acquired all the assets of Cindi Rogers & Associates, Inc. in exchange for the payment of cash and the issuance of 5,000 shares of Common Stock to Cynthia A. Rogers. In connection with its acquisition of all the assets of San Francisco Reporting Service, the Company paid cash and issued 15,304 shares of Common Stock each to Jay Harbidge and Richard Posner on May 14, 1997, and 115,625 shares of Series C Convertible Preferred Stock each to Jay Harbidge and Richard Posner on June 23, 1997. On May 19, 1997, the Company acquired all the assets of G&G Court Reporters in exchange for cash and the issuance of a $345,750 Convertible Subordinated Promissory Note and a $691,750 Convertible Subordinated Promissory Note to the Giammanco Family Trust. On August 19, 1997, the Company acquired all the issued and outstanding capital stock of Goren of Newport, Inc. d/b/a/ Johnson Court Reporting in exchange for cash and the issuance of a $78,401 Convertible Subordinated Promissory Note and 46,118.117 shares of Common Stock to Glory Johnson. On that date the Company also acquired all the issued and outstanding capital stock of RapidText, Inc. in exchange for cash and the issuance of a $22,738 Convertible Subordinated Promissory Note and 13,375.529 shares of Common Stock to Glory Johnson and a $37,598 Convertible Subordinated Promissory Note and 22,116.471 shares of Common Stock to Seaquestor Trust. On that date the Company also acquired all the issued and outstanding capital stock of MedText, Inc. in exchange for cash and the issuance of a $107,023 Convertible Subordinated Promissory Note and 60,865.764 shares of Common Stock to Seaquestor Trust. On August 28, 1997, the Company acquired all the assets of Encore Court Reporting in exchange for cash and the issuance of 2,941 shares of Common Stock to Jan Coldren. On August 29, 1997, the Company acquired all the assets of Legal Enterprise, Inc. in exchange for cash and the issuance of a $319,340 Convertible Subordinated Promissory Note and a $821,160 Convertible Subordinated Promissory Note to Legal Enterprise, Inc. On September 4, 1997, the Company acquired all the capital stock of Block Court Reporting, Inc. in exchange for cash and the issuance of a $240,000 Convertible Subordinated Promissory Note and a $360,000 Convertible Subordinated Promissory Note to Martin H. Block. On that date, the Company also acquired all the assets of Amicus One Legal Support Services, Inc. in exchange for cash and the issuance of a $560,000 Convertible Subordinated Promissory Note and 116,471 shares of Common Stock to Amicus One. On September 17, 1997, the Company acquired all the issued and outstanding capital stock of Burton House, Inc. d.b.a. Ziskind, Greene, Watanabe & Nason in exchange for cash and the issuance of 158,824 shares of Common

Stock to Gregg M. Ziskind and Susan L. Ziskind. On that date the Company also acquired all the assets of Elaine P. Dine, Inc. and Elaine P. Dine Temporary Attorneys, L.L.C. in exchange for cash and the issuance of a $2,000,000 Convertible Subordinated Promissory Note and 76,471 shares of Common Stock to such companies. All of such sales were completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act, no public offering being involved.

  On January 17, 1997, the Company granted options to purchase 96,160 shares of Common Stock to certain employees or other optionees of Looney & Company and Klein Bury at exercise prices ranging from $.01 to $.10 in exchange for options previously granted to such employees and optionees by such companies. On September 17, 1997, the Company granted options to purchase 41,176 shares of Common Stock to certain employees of Elaine P. Dine, Inc. at an exercise price of $.01 per share in exchange for options previously granted to such employees by such company. On September 25, 1997, options to purchase 12,480 shares of Common Stock were exercised at a price of $.01 per share for an aggregate sales price of $124.80. All of such sales were completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act, no public offering being involved. In addition, the Company believes that the exemption provided by Rule 701 promulgated under the Securities Act is applicable to such sales.

   On September 8, 1997, the Company sold a number of shares of Common Stock equal to $1,072,604 divided by 90% of the initial public offering price per share to Kirby A. Kennedy & Associates in connection with a definitive agreement in which the Company will acquire all of the assets of Kirby A. Kennedy & Associates in exchange for cash and the issuance of such shares. On September 15, 1997, the Company sold a number of shares of Common Stock equal to $2,400,000 divided by 90% of the initial public offering price per share to Colleen Jilio in connection with a definitive agreement in which the Company will acquire all of the assets of Jilio & Associates in exchange for cash and the issuance of such shares. On September 25, 1997, the Company sold a number of shares of Common Stock equal to $2,500,000 divided by 90% of the initial public offering price per share to Reporting Services Associates, Inc. in connection with a definitive agreement in which the Company will acquire all of the assets of Reporting Service Associates in exchange for cash and the issuance of such shares. On that date the Company also sold a number of shares of Common Stock equal to $607,500 divided by 90% of the initial public offering price per share to James M. Wilson in connection with a definitive agreement in which the Company will acquire all of the assets of Commander Wilson Incorporated in exchange for cash and the issuance of such shares. All of such sales were completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act, no public offering being involved. The shares of Common Stock referred to in this paragraph will be issued and delivered simultaneously with the consummation of the Offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
     1.1*    Form of Underwriting Agreement between the Company and the
              Underwriters named therein.
     3.1     Articles of Incorporation, as amended, of the Company.
     3.2     Bylaws of the Company, as amended.
     4.1*    Form of Certificate representing the Common Stock, par value $.01 per share, of the Company.


     4.2     Registration Rights Agreement between the Company and Richard O.
             Looney, dated
             January 17, 1997.
     4.3     Registration Rights Agreement between the Company and Michael
             Klein, dated
             January 17, 1997.

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
      4.4    Registration Rights Agreement between the Company and certain purchasers, dated
             January 17, 1997.
      4.5    Form of Registration Rights Agreement among the Company and certain holders of the Common Stock.
      4.6    Securityholders Agreement among Litigation Resources of America,
             Inc., the Investors named therein and the Shareholders named therein, dated January 17, 1997, as amended.
      5.1*   Opinion of Bracewell & Patterson, L.L.P. as to the validity of the
             Common Stock being offered.
     10.1    U.S. Legal Support, Inc. 1997 Stock Incentive Plan.
     10.2    Form of Option Agreement for 1997 Stock Incentive Plan.
     10.3    U.S. Legal Support, Inc. 1997 Non-Employee Directors Stock Option
              Plan.
     10.4    Form of Option Agreement for Non-Employee Directors Stock Option
              Plan.
     10.5    Stock Purchase Agreement by and between Litigation Resources of
             America, Inc. and Richard O. Looney, dated as of January 17, 1997.
     10.6    Stock Purchase Agreement by and between Litigation Resources of
             America, Inc. and Michael Klein, dated as of January 17, 1997.
     10.7    Securities Purchase Agreement by and among Litigation Resources of
             America, Inc. (the "Company"), the Subsidiaries of the Company
             listed on the signature pages thereto and the Investors listed on the signature pages thereto, dated as of January 17, 1997, as amended.
     10.8    Agreement of Purchase and Sale of Assets by and between Litigation
             Resources of America--California, Inc. and San Francisco Reporting
             Service, dated May 14, 1997.
     10.9    Agreement of Purchase and Sale of Assets by and between Litigation
             Resources of America--California, Inc., Litigation Resources of
             America, Inc., Peter Giammanco and Leslie Giammanco, individuals
             d/b/a G&G Court Reporters, and Peter Giammanco and Leslie
             Giammanco as Trustees of the Giammanco Family Trust, dated as of
             May 19, 1997.
     10.10   Letter Agreement by and between Sandra Rocca and Litigation
             Resources of America--Midwest, Inc., dated August 15, 1997
     10.11   Plan and Agreement of Reorganization and Merger by and among
             Litigation Resources of America--California, Inc., Goren of
             Newport, Inc. d/b/a Johnson Court Reporting, Glory Johnson and
             Litigation Resources of America, dated as of August 19, 1997.
     10.12   Plan and Agreement of Reorganization and Merger by and among
             Litigation Resources of America--California, Inc., RapidText,
             Inc., Seaquestor Trust, Glory Johnson and Litigation Resources of
             America, dated as of August 19, 1997.
     10.13   Plan and Agreement of Reorganization and Merger by and among
             Litigation Resources of America--California, Inc., MedText, Inc.,
             Seaquestor Trust and Litigation Resources of America, dated as of
             August 19, 1997.
     10.14   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--California, Inc., Litigation Resources of
             America, Inc., Legal Enterprise, Inc., Tony L. Maddocks and Alan
             Simon, dated as of August 29, 1997.

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
     10.15   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--Northeast, Inc., Litigation Resources of
             America, Inc., Amicus One Legal Support Services, Inc., Richard A.
             Portas, Joseph N. Spinozzi, Carl Anderson and Howard Breshin,
             dated as of September 4, 1997.
     10.16   Stock Purchase Agreement by and between Litigation Resources of
             America, Inc., Litigation Resources of America--Northeast, Inc.,
             and Martin H. Block, dated as of September 4, 1997.
     10.17   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--Midwest, Inc., Litigation Resources of
             America, Inc., Kirby A. Kennedy & Associates, Kirby A. Kennedy and
             Jeanne M. Kennedy, dated as of September 8, 1997.
     10.18   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--California, Inc., Litigation Resources of
             America, Inc., and Colleen Jilio, a resident of California d.b.a.
             Jilio & Associates, dated as of September 15, 1997.
     10.19   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--Northeast, Inc., Litigation Resources of
             America, Inc., Elaine P. Dine, Inc., Elaine P. Dine Temporary
             Attorneys, L.L.C., Elaine P. Siegel ane Laurie Becker, dated as of
             September 17, 1997.
     10.20   Stock Purchase Agreement by and between Litigation Resources of
             America, Inc., Litigation Resources of America--California, Inc.,
             Gregg M. Ziskind and Susan L. Ziskind, dated as of September 17,
             1997.
     10.21   Agreement of Purchase and Sale of Assets by an among Looney &
             Company, U.S. Legal Support, Inc. and James M. Wilson, a resident of Houston, Texas d.b.a Commander Wilson, Incorporated, dated as of September 25, 1997.
     10.22   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--Northeast, Inc., Litigation Resources of
             America, Inc., Reporting Services Associates, Inc. and Lee
             Goldstein, dated as of September 25, 1997.
     10.23*  Employment Agreement by and among the Company, Looney & Company and Richard O. Looney, dated January 17, 1997, as amended.
     10.24*  Employment Agreement by and among the Company, Klein, Bury &
             Associates and Michael Klein, dated January 17, 1997, as amended.
     10.25   Employment Agreement by and among the Company, Litigation
             Resources of America--California, Inc. and Tony L. Maddocks, dated
             August 29, 1997.
     10.26   Employment Agreement dated September 25, 1997 by and among the
             Company and James M. Wilson dated September 25, 1997.
     10.27   Letter Agreement dated May 7, 1997 by and between James M. Wilson
             d.b.a. Commander Wilson, Inc. and the Company.
     10.28   Termination of Letter Agreement Dated May 7, 1997, between James
             M. Wilson d.b.a. Commander Wilson, Inc. and the Company, dated
             September 25, 1997.
     10.29   Letter Agreement dated April 24, 1997 by and between the Company and The GulfStar Group, Inc.
     10.30   Fourth Amended and Restated Bank Credit Agreement among the
             Company, its subsidiaries and Texas Commerce Bank, National
             Association.

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
     11.1    Computation of Historical and SAB No. 55 Earnings Per Share.
     11.2    Computation of Pro Forma Earnings Per Share.
     21.1    Subsidiaries of the Company.
     23.1*   Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 hereto).
     23.2    Consent of Coopers & Lybrand L.L.P.
     23.3    Consent of Fentress Bracewell.
     24.1    Powers of Attorney (See page II-7).
     27      Financial Data Schedule

--------
*To be filed by amendment.

(b) Financial Statement Schedules

  The following financial statement schedules are included herein.

  Schedule II--Valuation and Qualifying Accounts.

  All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, U.S. LEGAL SUPPORT, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON SEPTEMBER 25, 1997.

                                          U.S. Legal Support, Inc.

                                                  /s/ Richard O. Looney
                                          By: _________________________________
                                                     Richard O. Looney
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints Richard O. Looney and David W. Pfleghar, or either of them, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing), to sign this Registration Statement, any Registration Statement filed pursuant to Rule 462(b), and any and all amendments (including post-effective amendments) thereto, to file the same, together with all exhibits thereto and documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities authorities, granting unto said attorney-in-fact and agent, or their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON SEPTEMBER 25, 1997.

              SIGNATURE                                      TITLE
              ---------                                      -----
       /s/ Richard O. Looney
 ------------------------------------
          Richard O. Looney           Director, President and Chief Executive Officer
                                       (principal executive officer)
       /s/ David W. Pfleghar
 ------------------------------------
          David W. Pfleghar           Vice President, Chief Financial Officer and
                                       Treasurer (principal financial and accounting
                                       officer)
        /s/ Michael A. Klein
 ------------------------------------
           Michael A. Klein           Director
        /s/ Robert J. Cresci
 ------------------------------------
           Robert J. Cresci           Director
         /s/ G. Kent Kahle
 ------------------------------------
            G. Kent Kahle             Director

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of U.S. Legal Support, Inc.:

  In connection with our audits of the financial statements of Looney & Company as of December 31, 1995 and 1996, and for each of the three years in the period December 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed on S-2 herein.

  In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as whole, presents fairly, in all material respects, the information required to be included herein.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
September 5, 1997

                                LOONEY & COMPANY

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                              BALANCE  CHARGED                        BALANCE
                             BEGINNING    TO                          AT END
        DESCRIPTION          OF PERIOD EXPENSES DEDUCTIONS OTHER (1) OF PERIOD
        -----------          --------- -------- ---------- --------- ---------
Year ended December 31,
 1994:
  Allowance for
   uncollectible accounts...   $ 32      $ 28      $--       $ --      $ 60
                               ====      ====      ===       ====      ====
Year ended December 31,
 1995:
  Allowance for
   uncollectible accounts...   $ 60      $ 83      $--       $ --      $143
                               ====      ====      ===       ====      ====
Year ended December 31,
 1996:
  Allowance for
   uncollectible accounts...   $143      $ 80      $--       $ --      $223
                               ====      ====      ===       ====      ====
Six months ended June 30,
 1997 (Unaudited):
  Allowance for
   uncollectible accounts...   $223      $117      $--       $252      $592
                               ====      ====      ===       ====      ====

--------
(1) Acquired allowances for uncollectible accounts in acquisitions.

                                      S-2